Exhibit 10.2

Execution Version

Confidential

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*],

HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO SUTRO BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

LICENSE AND COLLABORATION AGREEMENT

by and between

Sutro Biopharma, Inc.

and

astellas pharma Inc.

June 27, 2022

i

Confidential

TABLE OF CONTENTS

Article 1 DEFINITIONS		1
Article 2 LICENSES		25
2.1	License Grants.	25
2.2	Sublicensing; Subcontracting; Affiliates.	26
2.3	Third Party In-License Agreements.	28
2.4	Retained Rights.	29
2.5	No Implied Licenses; Negative Covenants.	30
2.6	Non-Compete.	30
2.7	Confirmatory Patent License.	31
Article 3 GOVERNANCE		31
3.1	Alliance Manager.	31
3.2	Joint Steering Committee.	31
3.3	Working Groups.	34
3.4	Decision-Making Generally.	34
3.5	Authority.	35
3.6	Discontinuation of Committee.	35
Article 4 RESEARCH		35
4.1	Programs; Program Targets.	35
4.2	Research Plans.	37
4.3	Amendments to Research Plans.	38
4.4	Research Term Extension.	38
4.5	Research Costs.	38
4.6	Diligence.	38
4.7	Records; Reports; Audits.	38
4.8	Achievement of Development Criteria.	39
4.9	Additional Review; Failure to Generate DC Compounds.	39
Article 5 LICENSED PRODUCT DEVELOPMENT AND COMMERCIALIZATION		40
5.1	Transfer.	40
5.2	Responsibility.	40
5.3	Development.	40
5.4	Sutro Obligations; Right of Reference.	41
5.5	Commercialization.	42

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5.6	Trademarks.	43
Article 6 COST SHARE PRODUCTS		43
6.1	Sutro Cost Share Option.	43
6.2	Option Notice.	43
6.3	Cost Share Products; Cost Sharing.	44
6.4	Shared Development Costs.	44
6.5	Cost Share Product Development Reports.	45
6.6	Shared Commercialization Costs; Co-Promotion.	45
6.7	Communications with Regulatory Authorities.	47
6.8	Pharmacovigilance and Adverse Event Reporting.	48
6.9	Cost Share Commercialization Reports.	48
6.10	Cost Share Product Materials; Cost Share Trademarks.	48
6.11	Copyright License.	49
Article 7 MANUFACTURING		49
7.1	Non-GLP Research Material.	49
7.2	GLP and Clinical Supply.	49
7.3	Commercial Supply.	50
7.4	Manufacturing Technology Transfer.	50
7.5	CFE Supply.	51
7.6	Audit Rights and Corrective Actions.	53
7.7	Sutro Contractors.	54
Article 8 PAYMENTS		54
8.1	Upfront Fee.	54
8.2	IND-Enabling Toxicology Study Milestone.	54
8.3	Development Milestones for Licensed Products.	54
8.4	Sales Milestones for Licensed Products.	55
8.5	Royalty Payments for Licensed Products.	56
8.6	Sharing of Costs and Revenues for Cost Share Products.	58
8.7	Payment Terms.	60
8.8	Records and Audit Rights.	61
8.9	Taxes.	62
8.10	Inventor Compensation.	63
Article 9 CONFIDENTIALITY		63
9.1	Confidential Information.	63

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9.2	Duty of Confidence; Exceptions.	63
9.3	Authorized Disclosures.	64
Article 10 PUBLICATIONS & PUBLICITY		65
10.1	Publications.	65
10.2	Publicity.	65
10.3	Use of Name.	66
Article 11 REPRESENTATIONS, WARRANTIES, AND COVENANTS		67
11.1	Mutual Representations and Warranties.	67
11.2	Sutro Representations and Warranties.	67
11.3	Covenants.	70
11.4	Compliance.	71
11.5	Disclaimer.	74
Article 12 INDEMNIFICATION		74
12.1	Indemnity.	74
12.2	Cost Share Product Losses in the United States.	76
12.3	Limitation of Liability.	76
12.4	Insurance.	76
Article 13 INTELLECTUAL PROPERTY MATTERS		77
13.1	Ownership of Intellectual Property.	77
13.2	Patent Prosecution and Maintenance.	78
13.3	Enforcement.	80
13.4	Infringement of Third Party Rights.	82
13.5	Third Party Technologies.	82
13.6	Patent Term Extensions.	82
13.7	Purple Book Listings.	83
13.8	Notice Under Biologics Price Competition and Innovation Act.	83
Article 14 TERM AND TERMINATION		83
14.1	Term.	83
14.2	Termination by Astellas for Convenience.	84
14.3	Termination by Astellas for Safety.	84
14.4	Termination by Mutual Agreement.	84
14.5	Termination for Material Breach.	84
14.6	Termination for Patent Challenge.	85
14.7	Termination for Insolvency.	85

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14.8	Full Force and Effect During Notice Period.	86
14.9	Astellas Rights in Lieu of Termination.	86
14.10	Effect of Termination.	88
14.11	Consequences of Termination in Part.	91
14.12	Survival.	91
14.13	Termination Not Sole Remedy.	92
Article 15 MISCELLANEOUS		92
15.1	Assignment; Change of Control.	92
15.2	Severability.	93
15.3	Governing Law; English Language.	93
15.4	Dispute Resolution.	93
15.5	Force Majeure.	95
15.6	Extension to Affiliates.	95
15.7	Waivers and Amendments.	95
15.8	Relationship of the Parties.	96
15.9	Notices.	96
15.10	Further Assurances.	97
15.11	No Third Party Beneficiary Rights.	97
15.12	Entire Agreement.	97
15.13	Counterparts.	97
15.14	Expenses.	97
15.15	Construction; Interpretation.	97
15.16	Cumulative Remedies.	98
15.17	Export.	98

Schedules

Schedule 1.39 CFE Facilities

Schedule 1.121 GMP Facilities

Schedule 1.148 Manufacturing Costs

Schedule 1.186 Program Targets

Schedule 1.232 Sutro Patents

Schedule 2.1(a) Stanford Agreement Terms

Schedule 4.2 Research Plan and Research Budget

Schedule 10.2 Press Release

Schedule 11.2(a) Encumbrances

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LICENSE AND COLLABORATION AGREEMENT

This License and Collaboration Agreement (this “Agreement”) is entered into as of June 27, 2022 (the “Effective Date”), by and between Sutro Biopharma, Inc., a Delaware corporation having offices at 111 Oyster Point Boulevard, South San Francisco, CA 94080, USA (“Sutro”), and Astellas Pharma Inc., a Japanese corporation having offices at 5-1, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo 103-8411, Japan (“Astellas”). Sutro and Astellas are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Sutro possesses certain proprietary technology and expertise with respect to the discovery and development of iADCs;

WHEREAS, Astellas is a pharmaceutical company engaged in the research, development, Manufacture and Commercialization of novel pharmaceutical and biological products;

WHEREAS, the Parties desire to collaborate to identify multiple iADCs for further Development and Commercialization as Licensed Products as set forth herein; and

WHEREAS, in connection with the foregoing, Sutro is willing to grant to Astellas, and Astellas is willing to accept, licenses under certain of Sutro’s intellectual property rights with respect to the Licensed Products, all on the terms and conditions herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

Whenever used in this Agreement, the capitalized terms defined in this Article 1 and elsewhere in this Agreement, and any cognates or correlatives thereof, whether used in the singular or plural, shall have the specified meanings.

1.1 “Accounting Principles” means (a) generally accepted accounting principles as practiced in the United States or (b) international financial reporting standards, in each case, as generally and consistently applied throughout each Party’s organization.

1.2 “Acquired COC Program” has the meaning set forth in Section 2.6(b).

1.3 “Acquiring Person” means a Third Party that acquires a Party through a Change of Control (the “Acquiror”), together with any affiliates of such Acquiror existing immediately prior to the consummation of the Change of Control. For clarity, an “Acquiring Person” of a Party shall exclude the Party and all of its affiliates existing immediately prior to the consummation of the Change of Control.

1.4 “Acquiring Person COC Program” has the meaning set forth in Section 2.6(b).

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1.5 “Acquiror” has the meaning set forth in Section 1.3.

1.6 “Act” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., as such may be amended from time to time.

1.7 “ADC” means a molecule comprising [*].

1.8 “Affiliate” means, with respect to a Party, any entity directly or indirectly controlled by, controlling, or under common control with such Party, but only for so long as such control exists. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of fifty percent (50%) or more (or the maximum ownership interest permitted by Applicable Laws giving control) of the voting securities or other ownership or general partnership interest (whether directly or indirectly) or other comparable equity interests in an entity.

1.9 “Agreement” has the meaning set forth in the preamble.

1.10 “Alliance Manager” has the meaning set forth in Section 3.1.

1.11 “Antibody” means an antibody or fragment thereof.

1.12 “Anticipated Pivotal Study Date” has the meaning set forth in Section 6.2.

1.13 “Anti-Corruption Laws” has the meaning set forth in Section 11.4(e)(i).

1.14 “Antitrust Event” means (a) any required filing or application under any antitrust, competition or other similar Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening or impeding competition, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §18a) and similar Applicable Laws of any jurisdiction or (b) any investigations related to monopolization or restraint of trade or lessening or impeding competition are initiated or required to be initiated by or on behalf of a Governmental Authority.

1.15 “Anti-Tumor Agent” means [*].

1.16 “Applicable Laws” means all statutes, ordinances, codes, executive or governmental orders, laws, rules and regulations and any other requirements of any applicable Governmental Authority or Regulatory Authority that govern or otherwise apply to a Party’s activities in connection with this Agreement.

1.17 “Astellas” has the meaning set forth in the preamble.

1.18 “Astellas CMO” has the meaning set forth in Section 7.4(a).

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1.19 “Astellas Collaboration Know-How” means any and all Collaboration Know-How (other than Program Specific Know-How and CFE Know-How) generated, developed, conceived or reduced to practice solely by Astellas, its Affiliates or its or their Sublicensees (or on its or their behalf) in the course of performing activities or exercising rights under this Agreement.

1.20 “Astellas Collaboration Patents” means [*].

1.21 “Astellas Existing In-License” has the meaning set forth in Section 2.3(c).

1.22 “Astellas Indemnitee” has the meaning set forth in Section 12.1(a).

1.23 “Astellas Know-How” means any and all Know-How Controlled by Astellas or any of its Affiliates as of the Effective Date or during the Term that is necessary for the Research, Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products and that (a) is Astellas Collaboration Know-How, (b) is Astellas’s and its Affiliates’ interests in any Joint Collaboration Know-How, (c) is Program Specific Know-How, (d) Astellas discloses to Sutro and that the JSC determines to use, and is actually used, in the conduct of a Research Plan, or (e) solely in connection with a license (if granted) pursuant to Section 14.10(b), Astellas incorporates into a Reversion Product prior to termination.

1.24 “Astellas Patents” means [*].

1.25 “Astellas Technology” means the Astellas Know-How and the Astellas Patents.

1.26 “Astellas Trademarks” means any Trademark used by Astellas to identify Astellas or any of its Affiliates.

1.27 “Audited Party” or “Auditing Party” has the meaning set forth in Section 8.8.

1.28 “Available” means, with respect to a Target, that such Target is not Unavailable.

1.29 “Bankruptcy Code” has the meaning set forth in Section 14.7(b).

1.30 “Bayh-Dole Act” means the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200-212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

1.31 “Biosimilar” means, with respect to a Licensed Product and country, any product that is marketed or sold by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee or distributor of Astellas or any of its Affiliates, licensees or sublicensees with respect to the product and either (a) [*]or (b) [*].

1.32 “Biosimilar Action” has the meaning set forth in Section 13.8.

1.33 “BLA” has the meaning set forth in Section 1.152.

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1.34 “BPCIA” means the Biologics Price Competition and Innovation Act of 2009 within the Patient Protection and Affordable Care Act, as set forth in Section 351(k) of the United States Public Health Services Act (42 U.S.C. 262), as may be subsequently amended.

1.35 “Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York or Tokyo, Japan are authorized or required by Applicable Laws to remain closed.

1.36 “CFE” has the meaning set forth in Section 1.45.

1.37 “CFE Collaboration Know-How” means any and all Collaboration Know-How [*].

1.38 “CFE Collaboration Patents” means [*].

1.39 “CFE Facility” means shall mean Sutro’s facilities described in Schedule 1.39 or such other Sutro facility for Manufacturing of CFE and CFE Reagents as agreed to by the Parties (Astellas’s agreement not to be unreasonably withheld).

1.40 “CFE Know-How” means any and all Know-How Controlled by Sutro (or its Affiliates) as of the Effective Date or during the Term that relates to the CFE Technology.

1.41 “CFE Patents” means [*].

1.42 “CFE Reagents” has the meaning set forth in Section 1.45.

1.43 “CFE Shortage” has the meaning set forth in Section 7.5(e).

1.44 “CFE Supply Agreement” has the meaning set forth in Section 7.5(a).

1.45 “CFE Technology” means Sutro’s [*].

1.46 “CFE Technology Transfer” has the meaning set forth in Section 7.5(c).

1.47 “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

1.48 “Change of Control Notice” has the meaning set forth in Section 15.1(b)(ii).

1.49 “Claim” has the meaning set forth in Section 12.1(a).

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1.50 “Clinical Supply Agreement” has the meaning set forth in Section 7.2(a).

1.51 “Clinical Supply Shortage” has the meaning set forth in Section 7.2(b).

1.52 “Clinical Trial” means any clinical study involving the administration of a product to a human subject.

1.53 “CMC” means chemistry, manufacturing and controls.

1.54 “CMO” has the meaning set forth in Section 2.2(c).

1.55 “Collaboration Compound” has the meaning set forth in Section 4.8.

1.56 “Collaboration Know-How” means any and all Know-How (including Results) that is generated, developed, conceived or reduced to practice by or on behalf of a Party, its Affiliates or (sub)licensees (or on its or their behalf) in the course of performing activities or exercising rights under this Agreement.

1.57 “Collaboration Patents” means [*].

1.58 “Combination Product” has the meaning set forth in Section 1.155.

1.59 “Commercialization Costs” means, with respect to a given Cost Share Product in a given period, the Internal Costs and External Costs incurred during such period by a Party (or its Affiliates) to conduct Commercialization activities in a manner consistent with the applicable Cost Share Commercialization Plan, but solely to the extent (a) accrued after the Option Effective Date for such Cost Share Product in accordance with Accounting Principles and (b) directly attributable or reasonably allocable to Commercialization of such Cost Share Product in the United States (including, for clarity, [*]), including (i) [*]; (ii) [*]; (iii) [*]; (iv[*]; (v) [*]; (vi) [*] and (vii) [*]. Notwithstanding any provision to the contrary set forth in this Agreement, no Development Milestone Payment or Sales Milestone Payment hereunder shall be considered a Development Cost, Commercialization Cost or Other Expense, and no expense included as a Commercialization Cost shall be included as a Development Cost or Other Expense.

1.60 “Commercialize” means, with respect to a product, all activities undertaken relating to the marketing and sale of such product, including, advertising, detailing, education, planning, marketing, Promotion, distribution, storage, transportation, importation, exportation, market and product support, any post-approval Clinical Trials commenced after the first commercial sale of such product and post-approval regulatory activities, including those necessary to maintain Regulatory Approvals, activities conducted in connection with commercial launch (such as establishing a sales force) and support of any of the foregoing (including training, materials, public relations and market research). “Commercialization” and “Commercializing” shall have a corresponding meaning.

1.61 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the efforts and resources typically used [*] that are at a similar stage of development or product life, in a similar market and of similar commercial potential, taking into

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account factors including the expected and actual competitiveness of the market place, the proprietary position and extent of actual market exclusivity of the products, the regulatory structure involved, the expected and actual profitability of the applicable products (including pricing and reimbursement status achieved or likely to be achieved, any payments required to be made to licensors), safety and efficacy, Regulatory Authority-approved labeling, the likely timing of the product’s entry into the market, the likelihood of Regulatory Approval, and other relevant scientific, technical and commercial factors. It is anticipated that the level of effort may change over time, reflecting changes in the status of the product and the market involved.

1.62 “Committee” has the meaning set forth in Section 3.2(d).

1.63 “Competing Product” means [*].

1.64 “Component” has the meaning set forth in Section 1.126.

1.65 “Compound Notice” has the meaning set forth in Section 4.8.

1.66 “Confidential Information” has the meaning set forth in Section 9.1.

1.67 “Confidentiality Agreement” has the meaning set forth in Section 15.12.

1.68 “Control” or “Controlled” means, subject to Section 2.3 and Section 15.1(b), with respect to any Know-How, Patent Rights or other intellectual property rights, the legal authority or right (whether by ownership, license, covenant not to sue or otherwise, other than by operation of the licenses and other grants in this Agreement) of a Party or its Affiliates to grant the other Party the access, licenses or sublicenses of the scope set forth herein under such Know-How, Patent Rights or other intellectual property rights, without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense. Notwithstanding the foregoing [*].

1.69 “Co-Promotion Plan” has the meaning set forth in Section 6.6(c).

1.70 “CoPro Option” has the meaning set forth in Section 6.1.

1.71 “CoPro Product” means a Cost Share Product for which Sutro has timely exercised the CoPro Option pursuant to Section 6.2.

1.72 “Cost Report” has the meaning set forth in Section 8.6(b)(i).

1.73 “Cost Share” or “Cost Sharing” has the meaning set forth in Section 6.3.

1.74 “Cost Share Commercialization Budget” has the meaning set forth in Section 6.6(b).

1.75 “Cost Share Commercialization Plan” has the meaning set forth in Section 6.6(b).

1.76 “Cost Share Development Budget” has the meaning set forth in Section 6.2.

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1.77 “Cost Share Development Plan” has the meaning set forth in Section 6.2.

1.78 “Cost Share Option” has the meaning set forth in Section 6.1.

1.79 “Cost Share Option Product” means a Licensed Product for which the Cost Share Option has not yet expired.

1.80 “Cost Share Product” means a Licensed Product that is considered a Cost Share Product pursuant to Section 6.3.

1.81 “Cost Share Product Marks” has the meaning set forth in Section 6.10(b).

1.82 “Cost Share Product Materials” means, with respect to a given Cost Share Product, any materials used for or in connection with the Promotion of such Cost Share Product in the United States.

1.83 “Cost Share Product Revenues” means, with respect to a given Cost Share Product in a given period, the sum of Net Sales of such Cost Share Product generated during such period.

1.84 “Cover” means, as to a component or product and a Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, selling, offering for sale or importation of such component or product would infringe a Valid Claim of such Patent Right or, as to a pending Valid Claim of such Patent Right, the making, using, selling, offering for sale or importation of such component or product would infringe such Valid Claim if such pending claim were to issue in an issued Patent Right without modification.

1.85 “Data Protection Laws” has the meaning set forth in Section 11.4(a).

1.86 “DC Compound” has the meaning set forth in Section 4.8.

1.87 “Deadlocked Matter” has the meaning set forth in Section 3.4.

1.88 “Develop” means all activities relating to obtaining and maintaining Regulatory Approval of the Licensed Product and Indications therefor, but excluding activities related to the Manufacture of Licensed Product. Development activities include (a) the conduct of all preclinical and clinical testing and other activities required or useful for creation of iADCs and Regulatory Approval of Licensed Products in the initial and subsequent Indications, (b) the conduct of all regulatory activities directed to obtaining and maintaining Regulatory Approval of the Licensed Product, including test method development and stability testing, assay development and audit development, pre-clinical/non-clinical studies (including toxicology studies), formulation, pharmacodynamics, quality assurance/quality control development, statistical analysis, Clinical Trials (for the first and subsequent Indications), packaging development, regulatory affairs, biomarker strategy and development, report writing and statistical analysis, the preparation, filing and prosecution of MAAs, activities to obtain international nonproprietary names and other nonproprietary names for pharmaceutical substances, and research relating to product naming. “Development” and “Developing” shall have a corresponding meaning.

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1.89 “Development Costs” means, with respect to a given Cost Share Product in a given period, the Internal Costs and External Costs incurred during such period by Astellas (or its Affiliates) to conduct Development activities consistent with the applicable Cost Share Development Plan, but solely to the extent (a) accrued after the Option Effective Date for such Cost Share Product and (b) (i) [*]or (ii) [*]. Notwithstanding any provision to the contrary set forth in this Agreement, no expense included as a Development Cost shall be included as a Commercialization Cost or Other Expense.

1.90 “Development Criteria” has the meaning set forth in Section 4.2.

1.91 “Development Milestone Event” means a development milestone event set forth in Section 8.3.

1.92 “Development Milestone Payment” means a development milestone payment set forth in Section 8.3.

1.93 “Direct Costs” has the meaning set forth in Schedule 1.148.

1.94 “Directed To” means, with respect to an Antibody, that such Antibody to specifically binds to a Target.

1.95 “Dispute” has the meaning set forth in Section 15.4(a).

1.96 “Distributor” means any Third Party that purchases Licensed Product from Astellas, its Affiliates or its or their Sublicensees for resale in the Territory and such Third Party takes title to such Licensed Product; provided, however, that such Third Party does not pay royalties or commissions to Astellas or any of its Affiliates or Sublicensees with respect to its resale of such Licensed Product. For clarity, a “Distributor” shall not be considered a “Sublicensee” for purposes of this Agreement (even if licenses are granted to such Distributor for purposes of conducting its activities).

1.97 “Dollar” means the U.S. dollar, and “$” shall be interpreted accordingly.

1.98 “Effective Date” has the meaning set forth in the preamble.

1.99 “EMA” means the European Medicines Agency or any successor entity thereto.

1.100 “Enforcement Action” has the meaning set forth in Section 13.3(b).

1.101 “Entity” has the meaning set forth in Section 15.8(a).

1.102 “EU5” means France, Germany, Italy, Spain and the United Kingdom.

1.103 “European Union” or “E.U.” means (a) the United Kingdom, and (b) the organization of member states of the European Union, as it may be constituted from time to time during the Term.

1.104 “Excess Development Overage” has the meaning set forth in Section 6.4(d).

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1.105 “Excluded Claim” has the meaning set forth in Section 15.4(b).

1.106 “Exclusion Lists” has the meaning set forth in Section 11.4(d).

1.107 “Executive Officer” means, respectively, Astellas’s [*] and Sutro’s [*].

1.108 “External Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with Accounting Principles) by a Party or its Affiliate and incurred in a manner consistent with the applicable Research Plan, Cost Share Development Plan or Cost Share Commercialization Plan, including the cost of materials (including taxes and duties thereon) and services, but excluding any (a) capital expenditures and financing costs unless expressly and separately agreed to by the Parties, and (b) any items included under the FTE Rate.

1.109 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.110 “Field” means [*].

1.111 “Field Team” means, with respect to a Party, the employees or Subcontractors of such Party or its Affiliate (including Sales Representatives) engaged to Promote a Cost Share Product on behalf of such Party or its Affiliate in the United States.

1.112 “Financial Managers” has the meaning set forth in Section 8.6(a)(ii).

1.113 “First Commercial Sale” means, with respect to a Licensed Product, the first sale of such Licensed Product by Astellas, its Affiliate or Sublicensee to a Third Party for distribution, use or consumption in any country in the Territory after Regulatory Approval has been obtained for such Licensed Product in such country, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.114 “Fiscal Quarter” means the respective periods of three (3) consecutive calendar months ending on June 30, September 30, December 31 and March 31; provided, however, that the first Fiscal Quarter of the Term shall begin on the Effective Date and end on the last day of the then-current Fiscal Quarter and the last Fiscal Quarter of the Term shall begin on the first day of such Fiscal Quarter and end on the last day of the Term.

1.115 “Fiscal Year” means each successive period of twelve (12) months commencing on April 1 and ending on March 31; provided, however, that the first Fiscal Year of the Term shall commence on the Effective Date and the final Fiscal Year under this Agreement shall end on the last day of the Term.

1.116 “FTE Rate” means (a) [*] (US [*]) per FTE per Fiscal Year for activities conducted under a Research Plan and (b) such rate(s) as agreed by the Parties pursuant to Section 6.2 for activities conducted pursuant to a Cost Share Development Plan or Cost Share Commercialization Plan, as applicable. The rate represents the fully burdened rate for each such FTE and includes related salary, benefits, administration, facilities costs and overhead. Beginning in the Fiscal Year 2023, the FTE Rate is subject to annual adjustment in each Fiscal Year based

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on the percentage increase or decrease in the Consumer Price Index for All Urban Consumers (CPI-U) published by the U.S. Bureau of Labor Statistics as of March 30 of each Fiscal Year, over the level of such Consumer Price Index as of March 30 of the prior Fiscal Year, with the first such increase to be effective on April 1, 2023; provided that, if the CPI-U does not accurately reflect inflation in a Fiscal Year for the activities conducted under such plans, the Parties shall agree upon an appropriate adjustment mechanism.

1.117 “Full Time Equivalent” or “FTE” means the equivalent of one (1) individual employee’s full-time work time over a Fiscal Year consisting of a total of [*] ) hours. Any individual who devotes more or less [*] hours per Fiscal Year to conducting the specified activities shall be treated as an FTE on a pro-rata basis based upon the actual number of hours worked on conducting such activities divided by [*] hours. Overtime, and work on weekends, holidays and the like shall not be counted with any multiplier (e.g., time and a half or double time) of the number of hours that are used to calculate the FTE contribution.

1.118 “Gatekeeper” has the meaning set forth in Section 4.1(b).

1.119 “Global Trial” means a Clinical Trial of a Cost Share Product intended to support Regulatory Approval of such Cost Share Product in at least the United States amongst other jurisdictions and that may include Clinical Trial sites both in the United States and outside of the United States.

1.120 “GLP Tox Milestone Payment” has the meaning set forth in Section 8.2.

1.121 “GMP Facility” means shall mean Sutro’s facilities identified in Schedule 1.121 or such other Sutro facility for GMP Manufacturing as agreed to by the Parties (Astellas’s agreement not to be unreasonably withheld).

1.122 “Good Clinical Practices” or “GCP” means the applicable then-current standards for clinical activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with, with respect to work performed in a country other than the United States, any similar standards of good clinical practice as are required by any Regulatory Authority in such country, to the extent such standards are not less stringent than applicable U.S. standards or ICH Guidelines, including ICH E6.

1.123 “Good Laboratory Practices” or “GLP” means the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with, with respect to work performed in a country other than the United States, any similar standards of good laboratory practice as are required by any Regulatory Authority in such country.

1.124 “Good Manufacturing Practices” or “GMP” means the applicable then-current standards for conducting Manufacturing activities for pharmaceuticals or biologicals (or active pharmaceutical ingredients) as are required by any applicable Regulatory Authority in the Territory, to the extent such standards are not less stringent than applicable U.S. standards as

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provided in, but not limited to, 21 C.F.R. Parts 210 and 211, or ICH Guidelines, including ICH Q7.

1.125 “Governmental Authority” means any federal, state, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.126 “Immunogenic ADC” or “iADC” means [*].

1.127 “Immunostimulatory Agent” means a molecule [*].

1.128 “IND” means an investigational new drug application filed with the FDA or any similar application filed with a Regulatory Authority in a country other than the U.S. required to commence Clinical Trials of a pharmaceutical product.

1.129 “Indemnitee” has the meaning set forth in Section 12.1(c).

1.130 “Indemnitor” has the meaning set forth in Section 12.1(c).

1.131 “IND-Enabling Toxicology Study” means, with respect to a Licensed Compound, an in vivo toxicology study that is conducted in compliance with GLP.

1.132 “Indication” means, with respect to a pharmaceutical or biological product, (a) [*], or (b) [*]. Notwithstanding the foregoing, each of the following will be treated as the same Indication and not a distinct Indication: (i) [*], (ii) [*], (iii) [*].

1.133 “Indirect Costs” has the meaning set forth in Schedule 1.148.

1.134 “Initial Plan Component In-License” has the meaning set forth in Section 2.3(d).

1.135 “Initiation” means, with respect to a Clinical Trial, the administration of the first dose of the product being studied to the first human subject in such Clinical Trial.

1.136 “Internal Costs” means, for a given period, the amount obtained by multiplying (a) the total FTEs (or portion thereof) devoted to the performance of the relevant activities, in each case, during such period, by (b) the applicable FTE Rate.

1.137 “Joint Collaboration Know-How” means any and all Collaboration Know-How (other than Program Specific Know-How and CFE Collaboration Know-How) that is generated, developed, conceived or reduced to practice jointly by or on behalf of both (a) Astellas, its Affiliates or its or their Sublicensees, and (b) Sutro, its Affiliates or its or their sublicensees.

1.138 “Joint Collaboration Patents” means [*].

1.139 “JSC” has the meaning set forth in Section 3.2(a).

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1.140 “Know-How” means any and all proprietary information, inventions, discoveries, results and data, of any type whatsoever and regardless of form, including any and all materials, improvements, processes, methods, protocols, formulas, data, analyses, results, know-how and trade secrets, whether or not patentable.

1.141 “Licensed Compound” means (a) [*] or (b) [*]. For clarity, [*].

1.142 “Licensed Product” means any product in finished form comprising or containing a Licensed Compound, including any and all dosages and formulations of such product, in any Indication.

1.143 “Licensor Party” has the meaning set forth in Section 2.3(a).

1.144 “Linker” means a [*].

1.145 “Losses” has the meaning set forth in Section 12.1.

1.146 “Major Market” means each of the [*].

1.147 “Manufacture” means, with respect to a product, activities in connection with the manufacture, processing, formulating, testing (including quality control, quality assurance and lot release testing), bulk packaging, filling, finishing, packaging, labeling, inspecting, receiving, storage, release, shipping and delivery of such product, sourcing of materials, process qualification, validation and optimization, and stability testing. “Manufacturing” and “Manufactured” shall have a corresponding meaning.

1.148 “Manufacturing Cost” has the meaning set forth in Schedule 1.148.

1.149 “Manufacturing Technology” has the meaning set forth in Section 7.4(a).

1.150 “Manufacturing Technology Transfer” has the meaning set forth in Section 7.4(a).

1.151 “Manufacturing Technology Transfer Agreement” has the meaning set forth in Section 7.4(a).

1.152 “Marketing Authorization Application” or “MAA” means, with respect to a product, (a) a Biologics License Application (“BLA”), as defined in the BPCIA, (b) a marketing authorization application filed with (i) the EMA under the centralized EMA filing procedure, or (ii) a Regulatory Authority in any E.U. country if the centralized EMA filing procedure is not used, or (c) any equivalent to (a) and (b) in any country outside of the U.S. or E.U., in each case ((a) through (c)), filed with the applicable Regulatory Approval in support of approval to market such product in the applicable country or jurisdiction, including any amendments thereto and supplemental applications, but excluding applications for Pricing and Reimbursement Approval.

1.153 “Medical Affairs Activities” means design, strategies, oversight and implementation of activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Cost Share Product (whether before or after

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launch), including activities of medical liaisons, grants to support continuing independent medical education (including independent symposia and congresses), and development, publication and dissemination of scientific and clinical information in support of an Indication for such Cost Share Product, as well as medical information services (and the content thereof) provided in response to inquiries communicated via field teams or other external facing representatives or received by letter, phone call or email or other means of communication.

1.154 “Medical Affairs Costs” means, with respect to a given Cost Share Product in a given period, the Internal Costs and External Costs incurred during such period by Astellas (or its Affiliates) to conduct Medical Affairs Activities solely to the extent (a) accrued after the Option Effective Date for such Cost Share Product and (b) directly attributable or reasonably allocable to Medical Affairs Activities for such Cost Share Product in the United States (including, for clarity, costs for global activities or activities outside the United States that are reasonably allocable to Medical Affairs Activities in the United States).

1.155 “Net Sales” means, with respect to Licensed Product sold to the first Third Party (including to Distributors) in the Territory by Astellas, its Affiliates or its or their Sublicensees (each, a “Selling Party”), the gross amount invoiced for sales of such Licensed Product for the Territory during a given period, less the following normal and customary deductions that are attributable to such Licensed Product and not otherwise deducted in computing other amounts hereunder (without duplication):

(a) trade, cash and quantity discounts, cash and non-cash coupons, and retroactive price reductions;

(b) charge-back payments, rebates, retroactive price adjustments and other allowances granted, including to managed health care organizations or to federal, state and local governments, their respective agencies, purchasers or reimbursers, adjustments arising from consumer discount programs or other similar programs including any amounts that are imposed or are due under Section 9008 of the U.S. Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) or legislation with a similar purpose;

(c) credits or allowances on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Licensed Product returned in connection with recalls or withdrawals);

(d) freight, postage, shipping, customs and insurance charges and any other charges relating to the sale, transportation, delivery or return of Licensed Products;

(e) sales taxes, value-added taxes, excise taxes, use taxes, import/export duties or other governmental charges actually due or incurred with respect to such sales, in each case to the extent separately invoiced or otherwise added to the sale price and not reimbursed;

(f) amounts actually written off as uncollectible to the extent consistent with the Selling Party’s business practices for its other products; provided, however, that such amounts shall be added back to Net Sales if and when actually collected;

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(g) fees and deductions imposed by Governmental Authorities; and

(h) any other deductions from gross sales of a similar nature consistent with the Selling Party’s published financial statements, to the extent they are in accordance with Accounting Principles and consistently applied.

Such amounts shall be determined from the books and records of the Selling Party maintained in accordance with Accounting Principles or similar accounting principles, consistently applied. Net Sales shall not include transfers or dispositions (i) for which the Selling Party does not receive payment or that are provided at or below cost or (ii) for charitable, promotional, pre‑clinical, clinical, regulatory or governmental purposes. For the avoidance of doubt, sales between or among Astellas and its Affiliates or Sublicensees will be excluded from the computation of Net Sales, but the subsequent final sales to a Third Party by such Affiliate or Sublicensee will be included in the computation of Net Sales.

In the event that a Licensed Product is sold as part of a Combination Product (where “Combination Product” means any single-priced product(s) which comprises the Licensed Product and one or more Other Active Ingredients (“Other Product(s)”)) whether or not sold as a fixed dose product, co-formulated product or co-packaged product, then Net Sales of the Licensed Product will be calculated [*]. If, in a particular country: [*], or [*], the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair value of the contribution of the Licensed Product in the Combination Product to the total market value of such Other Product(s). In the event the Parties cannot reach agreement on such allocation, then the dispute shall be resolved in accordance with Section 15.4(c).

1.156 “Oncology Target” means (a) [*]or (b) [*], or (c) [*].

1.157 “Opt In” means for the proprietor of a European patent to elect to submit to the exclusive competence of the UPC by withdrawal of the Opt Out pursuant to Article 83(4) UPCA.

1.158 “Option Effective Date” has the meaning set forth in Section 6.2.

1.159 “Options” has the meaning set forth in Section 6.1.

1.160 “Opt Out” means for the proprietor of a European patent to elect to reject the exclusive competence of the UPC pursuant to Article 83(3) UPCA.

1.161 “Other Active Ingredient” means a clinically active material(s), other than a Licensed Compound or Component thereof or any clinically active material included therein, that provides [*].

1.162 “Other Expenses” means, with respect to a given Cost Share Product in the United States in a given period, the following items, but solely to the extent (a) accrued after the Option Effective Date for such Cost Share Product in accordance with Accounting Principles, and (b) directly attributable or reasonably allocable to activities conducted for such Cost Share Product:

(a) [*];

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(b) [*];

(c) [*];

(d) [*];

(e) [*];

(f) [*];

(g) [*]; and

(h) [*].

No expense included as an Other Expense shall also be included as a Commercialization Cost, or Development Cost. Other Expenses specifically exclude any costs or expenses of a Party or its Affiliates to the extent caused by such Party or its Affiliate’s breach of this Agreement.

1.163 “Other In-License” has the meaning set forth in Section 2.3(e).

1.164 “Other Product” has the meaning set forth in Section 1.155.

1.165 “Party” or “Parties” has the meaning set forth in the preamble.

1.166 “Patent Challenge” has the meaning set forth in Section 14.6.

1.167 “Patent Rights” means: (a) pending patent applications (including provisional patent applications), issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; (c) extensions, renewals or restorations of any of the foregoing (a) or (b) by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; and (d) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing (a) through (c).

1.168 “Patent Term Extension” has the meaning set forth in Section 13.6.

1.169 “Payee” has the meaning set forth in Section 8.9(b).

1.170 “Paying Party” has the meaning set forth in Section 8.9(b).

1.171 “Permitted Development Overage” has the meaning set forth in Section 6.4(d).

1.172 “Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.

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1.173 “Personal Data” has the meaning set forth in Section 11.4(a).

1.174 “Pharmacovigilance Costs” means, with respect to a given Cost Share Product, those Internal Costs and External Costs, in each case, directly attributable or reasonably allocable to the performance of activities related to pharmacovigilance for such Cost Share Product in the United States (including, for clarity, costs of global activities or for activities outside the United States that are reasonably allocable to pharmacovigilance in the United States).

1.175 “Phase I Clinical Trial” means, with respect to a product, a Clinical Trial of such product, as further defined in 21 C.F.R. 312.21(a) or the corresponding regulation in jurisdictions other than the United States.

1.176 “Phase I/II Clinical Trial” means, with respect to a product, a Clinical Trial that provides for the first introduction of such product into patients in a target patient population with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is consistent with U.S. 21 C.F.R. 312.21(a) or corresponding foreign regulations, and that is also prospectively designed to generate sufficient data (if successful) to support the commencement of a Phase III Clinical Trial for, or to file for accelerated approval of, such product.

1.177 “Phase II Clinical Trial” means, with respect to a product, a Clinical Trial that is intended to explore the feasibility, safety, dose ranging or efficacy of such product that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial (or foreign equivalent) of such product, as further defined in 21 C.F.R. 312.21(b) or the corresponding regulation in jurisdictions other than the United States.

1.178 “Phase III Clinical Trial” means, with respect to a product, a Clinical Trial performed to gain evidence with statistical significance of the efficacy of such product in a target population and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of a BLA by a Regulatory Authority and to provide an adequate basis for physician labeling, as described in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.179 “Pivotal Study” means, with respect to a product, a Clinical Trial that is intended to: (a) obtain sufficient efficacy and safety data in patients with the disease being studied to support Regulatory Approval of such product, and define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, or (b) otherwise support Regulatory Approval for such product, including Clinical Trials supporting accelerated Regulatory Approval or conditional Regulatory Approval, in each case (a) and (b) without the conduct of any additional Clinical Trials. For clarity, a Pivotal Study may be a Phase II Clinical Trial, a Phase I/II Clinical Trial, or a Phase III Clinical Trial. In the case of an adaptive design, a Clinical Trial will become a Pivotal Study upon the initiation of the contemplated expansion cohort intended to support Regulatory Approval.

1.180 “PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency or any successor entity thereto.

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1.181 “Preclinical Supplies” has the meaning set forth in Section 7.1.

1.182 “Pricing and Reimbursement Approval” means, with respect to any country or jurisdiction in which one or more Governmental Authorities determine or approve the pricing at which a product will be charged to, or reimbursed by, public or private payors, the approval, agreement, determination or decision by such applicable Governmental Authority(ies) establishing the pricing and reimbursement status for such product for any such payor or group of payors.

1.183 “Program” means the activities conducted under this Agreement corresponding to a Program Target, and references to a Program hereunder refer to all such activities conducted for such Program Target both during the applicable Research Term and thereafter during the Term (including with respect to Licensed Compounds and Licensed Products Directed To such Program Target).

1.184 “Program Specific Know-How” means, on a Program-by-Program basis, any and all Collaboration Know-How related to a Licensed Compound or Licensed Product Directed To the relevant Program Target, or the composition, manufacture or method of use of such Licensed Compound or Licensed Product, but excluding any Collaboration Know-How that (a) relates to an individual Component of such Licensed Compound or Licensed Product that is not itself Directed To a Program Target (and does not specifically relate to such Licensed Compound or Licensed Product), or (b) is a generally applicable manufacturing method that is not specific to a Program Target, Licensed Compound or Licensed Product. For the avoidance of doubt, Program Specific Know-How excludes any CFE Collaboration Know-How.

1.185 “Program Specific Patents” means, [*].

1.186 “Program Target” means each of the three Targets listed on Schedule 1.186, as the context requires. The first Program Target has been selected as of the Effective Date and is listed on Schedule 1.186, and the second and third Program Targets will automatically be added to Schedule 1.186 pursuant to Section 4.1(a).

1.187 “Program Target Nomination Date” means the date on which the second Program Target or third Program Target, as applicable, is designated as a Program Target pursuant to Section 4.1(a).

1.188 “Program Transfer” has the meaning set forth in Section 5.1.

1.189 “Promotion” means, with respect to a product, any activities aimed at encouraging the use of such product, including the marketing, promoting, detailing, contract administration, account management and advertising (including educating, speaking programs and promotional symposia) of such product, including preparation for any of the foregoing.

1.190 “Prosecute and Maintain” means, with respect to Patent Rights, activities directed to (a) preparing, filing, prosecuting and maintaining such Patent Rights in any country, including, for clarity, filing patent applications and responding to office actions therefor, and (b) conducting any patent office or regulatory agency interference, re-issue, reexamination, supplemental examination, inter partes or post-grant review proceedings, revocation, nullification, or

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cancellation proceeding relating to the foregoing (but excluding, for clarity, defense of challenges to the applicable Patent Rights as a counterclaim in an infringement proceeding).

1.191 “Public Official” has the meaning set forth in Section 11.4(e).

1.192 “Publishing Notice” has the meaning set forth in Section 10.1.

1.193 “Purple Book” has the meaning set forth in Section 13.7.

1.194 “Reconciliation Report” has the meaning set forth in Section 8.6(b)(iii).

1.195 “Regulatory Approval” means, for a particular country or jurisdiction, all approvals from the relevant Regulatory Authority necessary to initiate marketing and selling a pharmaceutical product in such country or jurisdiction. Regulatory Approval includes Pricing and Reimbursement Approval if Pricing and Reimbursement Approval is required under Applicable Laws to market and sell a product in such particular country or jurisdiction.

1.196 “Regulatory Authority” means any Governmental Authority, including the FDA, EMA, PMDA or any health regulatory authority in any country or jurisdiction that is a counterpart to the foregoing agencies, in each case, that holds responsibility for the Development, Manufacture, distribution, importation, exportation and Commercialization of, and the granting of Regulatory Approval for, a pharmaceutical or biological product in such country or jurisdiction.

1.197 “Regulatory Materials” means any documentation comprising any submission or application with any Regulatory Authority with respect to a product or its use or potential use in humans, including any documents submitted to any Regulatory Authority and all supporting data, including INDs, MAAs, clinical trial agreements and Pricing and Reimbursement Approvals in any country or regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority.

1.198 “Research” means any activities related to discovery, compound creation, improvement and enhancement, research, pre-clinical and other non-clinical testing, including IND-enabling studies.

1.199 “Research Budget” has the meaning set forth in Section 4.2.

1.200 “Research Costs” means, with respect to a given Research Plan in a given period, the Internal Costs and External Costs incurred by Sutro (or its Affiliate) that are directly attributable or reasonably allocable to the conduct of Research activities set forth in the applicable Research Plan during such period and are in accordance with the applicable Research Budget.

1.201 “Research Plan” has the meaning set forth in Section 4.2.

1.202 “Research Records” has the meaning set forth in Section 4.7.

1.203 “Research Term” means (a) with respect to the Program for the first Program Target, the period of time beginning on the Effective Date and ending [*]after the Effective Date, and (b) with respect to the Programs for each of the second and third Program Targets, the period

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of time beginning on the date of commencement of the first activity under the Research Plan for such Program Target after approval of such Research Plan by the JSC and ending [*]thereafter, in each case as may be extended pursuant to Section 4.4; provided that, if, at an any time during the applicable Research Term, Sutro [*].

1.204 “Results” has the meaning set forth in Section 4.7.

1.205 “Revenue Report” has the meaning set forth in Section 8.6(b)(ii).

1.206 “Reversion Product” means the Licensed Compounds or Licensed Products Directed To a Program Target for which this Agreement has been terminated in its entirety, solely in the form such Licensed Compounds or Licensed Products (as applicable) exist on the effective date of termination of this Agreement with respect thereto. Reversion Product expressly excludes [*].

1.207 “Royalty Term” means, with respect to a Licensed Product in a given country, the period beginning on the First Commercial Sale of such Licensed Product in such country and ending upon the later of: (a) the tenth (10th) anniversary of the date of the First Commercial Sale of such Licensed Product in such country; and (b) the expiration of the last Valid Claim of the Program Specific Patents and Sutro Component Patents that claims the composition of matter of such Licensed Product in such country.

1.208 “Sales Milestone Event” mean a sales milestone event set forth in Section 8.4.

1.209 “Sales Milestone Payment” means a sales milestone payment set forth in Section 8.4.

1.210 “Sales Representative” means, with respect to a Party, an employee or contractor of such Party or its Affiliate engaged to Promote a Cost Share Product on behalf of such Party or its Affiliate in the United States.

1.211 “Second Program Target Nomination Period” has the meaning set forth in Section 4.1(a).

1.212 “Securities Regulator” has the meaning set forth in Section 10.2(b).

1.213 “Segregate” or “Segregated” means, with respect to an Acquiring Person COC Program or Acquired COC Program, to (a) ensure that none of the Sutro Technology or intellectual property or Confidential Information of Astellas will be used in the Acquiring Person COC Program or Acquired COC Program (including that none of the Sutro Technology or intellectual property or Confidential Information of Astellas will be provided to any personnel working on the Acquiring Person COC Program or Acquired COC Program); (b) ensure that no personnel of Sutro or its Affiliates (immediately prior to the consummation of the transaction), including any employee, contractor or consultant of Sutro or such Affiliates, that are or were involved with any activities under this Agreement shall be allowed to work on the Acquiring Person COC Program or Acquired COC Program; (c) conduct the Acquiring Person COC Program or Acquired COC Program, as applicable, separately from any activities conducted under this Agreement, including

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the maintenance of separate lab notebooks and records and utilization of separate personnel; and (d) establish reasonable firewall protections and safeguards reasonably acceptable to Astellas are designed to ensure that the research, development or commercialization of such Acquiring Person COC Program or Acquired COC Program is segregated from the research, development or commercialization of the Licensed Compounds and Licensed Products.

1.214 “Selling Party” has the meaning set forth in Section 1.155.

1.215 “Shared Patent Enforcement Costs” has the meaning set forth in Section 13.3(e).

1.216 “Shared Patent Term Extension Costs” has the meaning set forth in Section 13.6.

1.217 “Stanford Agreement” means that certain Amended and Restated Exclusive Agreement between the Board of Trustees of the Leland Stanford Junior University and Fundamental Applied Biology, Inc. dated October 3, 2007, including all amendments and assigns.

1.218 “Subcontract” has the meaning set forth in Section 2.2(c).

1.219 “Subcontractor” has the meaning set forth in Section 2.2(c).

1.220 “Sublicense” has the meaning set forth in Section 2.2(a).

1.221 “Sublicensee” has the meaning set forth in Section 2.2(a).

1.222 “Supply Failure” has the meaning set forth in Section 7.5(c).

1.223 “Sutro” has the meaning set forth in the preamble.

1.224 “Sutro Collaboration Know-How” means any and all Collaboration Know-How generated, developed, conceived or reduced to practice solely by Sutro, its Affiliates or its or their sublicensees (or on its or their behalf) in the course of performing activities or exercising rights under this Agreement, excluding any (a) CFE Collaboration Know-How or (b) Program Specific Know-How.

1.225 “Sutro Collaboration Patents” means [*].

1.226 “Sutro Component Patents” means [*].

1.227 “Sutro Existing In-License” has the meaning set forth in Section 2.3(b).

1.228 “Sutro General Component Patent” means [*].

1.229 “Sutro Indemnitee” has the meaning set forth in Section 12.1(b).

1.230 “Sutro Know-How” means any and all Know-How Controlled by Sutro or any of its Affiliates as of the Effective Date or during the Term that is necessary or useful for the Research, Development, Manufacturing or Commercialization of Licensed Compounds or Licensed

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Products. Sutro Know-How includes the Sutro Collaboration Know-How and Sutro Manufacturing Know-How. Sutro Know-How excludes the Program Specific Know-How.

1.231 “Sutro Manufacturing Know-How” means any and all Know-How Controlled by Sutro or any of its Affiliates as of the Effective Date or during the Term necessary or useful for the Manufacture of Licensed Compounds or Licensed Products, excluding any CFE Know-How.

1.232 “Sutro Patents” means [*].

1.233 “Sutro Program Specific Component Patents” means Sutro Component Patents that are specific to (a) [*]or (b) [*].

1.234 “Sutro Technology” means the Sutro Know-How and the Sutro Patents.

1.235 “Sutro Trademarks” means any corporate logo or Trademark of Sutro used by Sutro to identify Sutro or any of its Affiliates, and all intellectual property rights and goodwill associated with any and all of the foregoing.

1.236 “Target” means a particular protein, protein complex or modification on such protein, including variants thereof.

1.237 “Term” has the meaning set forth in Section 14.1.

1.238 “Termination Notice Period” has the meaning set forth in Section 14.8.

1.239 “Termination Transition Period” has the meaning set forth in Section 14.10(b)(ii)(B).

1.240 “Territory” means worldwide.

1.241 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.242 “Third Party Cost Share In-License Payments” means, with respect to a given Cost Share Product, all milestone, royalty, and other payments (including required reimbursement for costs incurred in connection with enforcement or other actions and required sharing of certain recoveries) accrued after the Option Effective Date for such Cost Share Product, in each case to the extent (a) paid by Astellas (or its Affiliates) to any Third Party pursuant to a Third Party In-License Agreement (other than any Initial Plan Component In-License or a Sutro Existing In-License, for which Sutro will bear 100% of the costs) or, if Astellas agrees to share equally in such costs pursuant to Section 2.3(b), paid by Sutro (or its Affiliates) to any Third Party pursuant to an Sutro Existing In-License (other than the Stanford Agreement) and (b) attributable to the Cost Share Product in the United States.

1.243 “Third Party Infringement” has the meaning set forth in Section 13.3(a).

1.244 “Third Party In-License Agreement” has the meaning set forth in Section 2.3(a).

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1.245 “Third Program Target Nomination Period” has the meaning set forth in Section 4.1(a).

1.246 “Trademark” means any trademark, trade name, service mark, service name, product name, brand, domain name, trade dress, logo, slogan, or other indicia of origin or ownership, and (a) all registrations, applications for registrations, and other intellectual property rights associated with any of the foregoing, and (b) the goodwill associated with each of the foregoing.

1.247 “Trademark Costs” has the meaning set forth in Section 6.10(c).

1.248 “Transition Agreement” has the meaning set forth in Section 14.10(b)(ii).

1.249 “Unavailable” means, with respect to a Target, that such Target is the subject of and specifically identified in (a) [*]where such agreement would (i) preclude the granting of exclusive rights to Astellas as contemplated in this Agreement and (ii) would grant to such Third Party exclusive development or commercialization rights [*] to such Target, (b) a definitive agreement with a Third Party that (i) precludes the granting of exclusive rights to Astellas as contemplated in this Agreement or (ii) grants to such Third Party exclusive development or commercialization rights for [*]to such Target, or (c) an active, ongoing internal program at Sutro or its Affiliate [*]. For purposes of this definition, [*].

1.250 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.251 “UPC” means the Unified Patent Court as defined in Article 2 of the Agreement on a Unified Patent Court (2013/C 175/01) (“UPCA”).

1.252 “UPCA” has the meaning set forth in Section 1.251.

1.253 “Upfront Payment” has the meaning set forth in Section 8.1.

1.254 “Valid Claim” means a claim of an issued and unexpired Patent Right that has not been abandoned, cancelled or held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction unappealed within the time allowed for appeal, or that has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.255 “Violation” has the meaning set forth in Section 11.4(d).

1.256 “Working Group” has the meaning set forth in Section 3.3.

Article 2
LICENSES

2.1 License Grants.

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(a) Exclusive License Grant to Astellas. Subject to the terms and conditions of this Agreement, Sutro (on behalf of itself and its Affiliates) hereby grants to Astellas a sublicensable through multiple tiers (as set forth in Section 2.2), royalty-bearing, exclusive (even as to Sutro and its Affiliates, subject to the remainder of this Section 2.1(a)) license under the Sutro Technology and Sutro’s and its Affiliates’ interest in the Joint Collaboration Know-How and Joint Collaboration Patents to use, make, have made, sell, have sold, offer for sale, import, export, Research, Develop, Manufacture and Commercialize the Licensed Compounds and Licensed Products in the Field in the Territory. Notwithstanding the foregoing, Sutro retains the right (on behalf of itself and its Affiliates) to practice the Sutro Technology solely to conduct its obligations under any Research Plan or Co-Promotion Plan. For clarity, the license granted to Astellas under this Section 2.1(a) does not include the right to (i) [*], (ii) [*], or (iii) [*]. If Astellas [*].

(b) License Grant to Sutro.

(i) Research and Manufacturing License. Subject to the terms and conditions of this Agreement, Astellas (on behalf of itself and its Affiliates) hereby grants to Sutro a non-exclusive, non-transferable (except as set forth in Section 15.1(a)), sublicensable (as set forth in Section 2.2), license during the Term under the Astellas Technology that is necessary for Sutro to perform its obligations under a Research Plan or to perform its Manufacturing obligations pursuant to Article 7 solely for purposes of performing such obligations.

(ii) CoPro Product License. Subject to the terms and conditions of this Agreement, on a CoPro Product-by-CoPro Product basis, Astellas (on behalf of itself and its Affiliates) hereby grants to Sutro a non-exclusive, non-transferable (except as set forth in Section 15.1(a)), sublicensable (as set forth in Section 2.2) license during the Term under the Astellas Trademarks and Trademarks for such CoPro Product, in each case solely for the purposes of, and to the extent necessary for, Promoting such CoPro Product in the Field in the United States in accordance with the applicable Co-Promotion Plan, this Agreement and Trademark use guidelines that may be provided by Astellas from time-to-time. For purposes of clarity, subject to the foregoing license, Astellas and its Affiliates shall have the right, in their sole discretion, to co-promote the Licensed Products with any other Person(s), or to appoint one or more Third Parties to promote the Licensed Products without Astellas in all or any part of the Territory.

2.2 Sublicensing; Subcontracting; Affiliates.

(a) Astellas Sublicensing Rights. Astellas shall have the right to (i) grant licenses to or under its rights with respect to the Development or Commercialization of Licensed Compounds and Licensed Products or (ii) grant sublicenses of the rights and licenses granted to it by Sutro under this Agreement, in each case (i) and (ii) through multiple tiers, to Third Parties without Sutro’s prior consent (each such Third Party, a “Sublicensee”), provided that for any Cost Share Product, Astellas shall only have the right to grant licenses or sublicenses of its rights with respect to such Cost Share Product in the United States to Third Parties with Sutro’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed. Each license or sublicense to Third Parties pursuant to this Section 2.2(a) must be pursuant to a written agreement (each a “Sublicense”) that is consistent with the terms and conditions of this Agreement, including the terms regarding confidentiality and ownership of intellectual property rights. Astellas shall provide Sutro with a copy of each Sublicense within [*] after the grant of such Sublicense, which

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copy may be redacted by Astellas provided that such redacted copy shall enable Sutro (A) to identify, at a minimum, the identity and contact information of the Sublicensee, the scope of rights granted, the territory covered and the term of the Sublicense and (B) to verify that such Sublicense complies with this Agreement.

(b) Sutro Sublicensing Rights. Sutro shall have no right to sublicense any of the rights granted to it under this Agreement; provided that, subject to the terms and conditions of this Agreement, Sutro shall have the right to grant sublicenses of the rights granted to it (i) under Section 2.1(b) (including with respect to any CoPro Product) to Third Parties, (ii) with respect to any sublicense pursuant to the last sentence of Section 4.7 to service providers engaged by Sutro or its Affiliates in connection with the exercise of such license and (iii) under Section 6.11, in the case of (i) and (ii), with Astellas’s prior written consent, such consent not to be unreasonably withheld, and in the case of (iii) with Astellas’s prior consent. Each sublicense granted by Sutro pursuant to this Section 2.2(b) (including with respect to any sublicense of rights granted under Section 6.11) must be pursuant to a sublicense that is consistent with the terms and conditions of this Agreement, including the terms regarding confidentiality and ownership of intellectual property rights. Sutro shall provide Astellas with a copy of each such sublicense within [*] after the grant of such sublicense, which copy may be redacted by Sutro provided that such redacted copy shall enable Astellas (i) to identify, at a minimum, the identity and contact information of the sublicensee, the scope of rights granted, the territory covered and the term of the sublicense and (ii) to verify that such sublicense complies with this Agreement.

(c) Right to Subcontract. Subject to the terms and conditions Article 7, each Party may subcontract the performance of any of its obligations under this Agreement to one or more Third Party subcontractors or consultants (each a “Subcontractor”); provided that (i) each such subcontract shall be pursuant to a written agreement (a “Subcontract”); (ii) the subcontracting Party shall remain liable to the other Party for its Subcontractors’ compliance with this Agreement and (iii) Astellas’s prior written consent shall be required for any subcontracting by Sutro. For clarity, arrangements with contract research organizations, contract manufacturing organizations (each a “CMO”), clinical trial sites, distributors, wholesalers, contract sales organizations and similar entities shall be considered Subcontractors and not sublicenses.

(d) General. Each Party shall (i) be fully responsible for the performance of its Sublicensees (in the case of Astellas) or sublicensees (in the case of Sutro) and Subcontractors in compliance with this Agreement, and (ii) be liable for any breach of the terms of this Agreement by any of its Sublicensees (in the case of Astellas), sublicensees (in the case of Sutro) or Subcontractors, as applicable, to the same extent as if such Party itself had committed such breach. Notwithstanding any Sublicense (in the case of Astellas), sublicense (in the case of Sutro), or Subcontract, each shall remain responsible for all payments due to the other Party hereunder.

(e) Affiliates. Each Party may perform any of its obligations, or exercise any of its rights, through one or more of its Affiliates (and Astellas may sublicense any of the rights and licenses granted to its Affiliates), provided that such Party shall (i) be fully responsible for the performance of its Affiliates in compliance with this Agreement, (ii) be liable for any breach of the terms of this Agreement by any of its Affiliates to the same extent as if such Party itself had

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committed such breach, and (iii) shall remain responsible for all payments due to the other Party hereunder.

2.3 Third Party In-License Agreements.

(a) Generally. Subject to Sections 2.3(b)-2.3(d), during the Term, the licenses granted under Sections 2.1(a) and 2.1(b) may include intellectual property rights licensed by a Third Party to the license-granting Party (or its Affiliate) (the “Licensor Party” and such license a “Third Party In-License Agreement”). Other than the Stanford Agreement (which is addressed in the last sentence of Section 2.1(a)), the Parties acknowledge and agree that any sublicense of Third Party intellectual property rights granted by the Licensor Party pursuant to Sections 2.1(a) or 2.1(b) to the other Party shall be subject to the terms and conditions of the Third Party In-License Agreement applicable to sublicensees under which such sublicense is granted.

(b) Sutro Existing In-License. Sutro may use intellectual property in-licensed from Stanford University under the Stanford Agreement for purposes of Manufacturing and supplying CFE as set forth in Article 7. If, during the Term and in the performance of any Research Plan, Sutro desires to use any other Third Party intellectual property, including any Third Party intellectual property relating to a Component, licensed to Sutro (or its Affiliate) pursuant to a Third Party In-License Agreement, in each case solely with respect to in-licenses in effect as of the Effective Date hereof (the Stanford Agreement and each other such agreement a “Sutro Existing In-License”), then (i) Sutro shall notify Astellas, via the JSC, of its desire, including providing Astellas with a copy of such Sutro Existing In-License, which agreement may be reasonably redacted, (ii) the JSC shall determine whether to include such Third Party intellectual property in the performance of the Research Plan(s), and (iii) if the JSC determines to include such Third Party intellectual property in the performance of the Research Plan(s), then (A) a sublicense to the included Third Party intellectual property shall be included within the scope of the license of Section 2.1, and (B) [*].

(c) Astellas Existing In-License. If, in the performance of any Research Plan, Astellas desires that Sutro use any Third Party intellectual property, including any Third Party intellectual property relating to a Component, licensed to Astellas (or its Affiliate) pursuant to a Third party In-License Agreement in effect as of the Effective Date hereof (each an “Astellas Existing In-License”), then (i) Astellas shall notify Sutro, via the JSC, of its desire, including providing Sutro with a copy of such Astellas Existing In-License, which agreement may be reasonably redacted, (ii) the JSC shall determine whether to include such Third Party Component in the performance of the Research Plan(s), and (iii) if the JSC determines to include such Third Party Component in the performance of the Research Plan(s), then (A) a sublicense to the included Third Party intellectual property shall be included within the scope of the licenses of Section 2.1(b)(i), and (B) Astellas shall be [*].

(d) Initial Plan Component IP. If either Party or both Parties determine that any Third Party intellectual property Covers a Component that is used in a Licensed Compound or Licensed Product and such Component was included in the Research Plan attached hereto as of the Effective Date as Schedule 4.2, and such Third Party Component is not then currently licensed to either Party or its Affiliates in an agreement of sufficient scope to allow for use of such Third Party Component as contemplated in this Agreement, then (i) the JSC shall determine whether to

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pursue a license to such Third Party intellectual property for use hereunder, and (ii) if the JSC determines to pursue such a license, then Sutro shall be the Party that negotiates and enters into such license (if and when executed, a “Initial Plan Component In-License”), and shall do so in consultation with Astellas taking into consideration Astellas’s reasonable comments. For each Initial Plan Component In-License, once executed, [*].

(e) Other Third Party IP. Subject to Sections 2.3(b)-2.3(d), during the Term, if either Party determines that a license to additional Third Party Patent Rights is necessary or reasonably useful to Research, Develop, Manufacture or Commercialize any Licensed Compound or Licensed Product anywhere in the Territory, it shall promptly notify the other Party via the JSC and, unless otherwise agreed to by the Parties in writing, Astellas shall be the Party that negotiates and executes such Third Party license and shall do so in consultation with Sutro taking into consideration Sutro’s reasonable comments (if and when executed, an “Other In-License”). As between the Parties, [*].

(f) CFE IP. [*].

2.4 Retained Rights. Subject to the terms and conditions set forth herein, including Section 2.6, Sutro retains the exclusive right to practice, license and otherwise exploit the Sutro Technology in the Territory outside the scope of the license granted under Section 2.1(a), including with respect to products other than the Licensed Products. Subject to the terms and conditions set forth herein, Astellas retains the exclusive right to practice, license and otherwise exploit the Astellas Technology in the Territory outside the scope of the licenses granted under Section 2.1(b).

2.5 No Implied Licenses; Negative Covenants. Except as expressly set forth herein, neither Party shall acquire any right, license or other interest, by implication or otherwise, under any Know-How, Trademarks, Patent Rights or other intellectual property of the other Party, pursuant to this Agreement. Astellas shall not, and shall not permit any of its Affiliates to, practice or otherwise exploit any Sutro Technology in the Territory outside the scope of the licenses granted under Section 2.1(a). Sutro shall not, and shall not permit any of its Affiliates to, practice or otherwise exploit any Astellas Technology outside the scope of the license granted in Section 2.1(b).

2.6 Non-Compete.

(a) Competing Products. On a Program Target-by-Program Target basis, during the period beginning on the Effective Date and ending upon the earlier of the termination or expiration of this Agreement with respect to such Program Target, Sutro will not, and will ensure that its Affiliates do not (i) either alone or with a Third Party, make, have made, use, sell, offer for sale, import or otherwise Research, Develop, Manufacture, Commercialize or exploit any Competing Product or (ii) license, authorize, appoint, advise, assist or otherwise enable any Third Party to perform any of the activities in foregoing clause (i). Notwithstanding the foregoing, if[*] .

(b) Exception for Change of Control. Within [*]following the closing date of such transaction Sutro (or its successor) shall provide Astellas with written notice of any Change of Control of Sutro or acquisition by Sutro that involves an Acquiring Person COC Program or

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Acquired COC Program. Notwithstanding Section 2.6(a), if Sutro or any of its Affiliates (i) undergoes a Change of Control and, on the date of the closing of such Change of Control, the Acquiring Person has a product or program that, upon the closing of such Change of Control, would be in violation of Section 2.6(a) with respect to a Competing Product (“Acquiring Person COC Program”), or (ii) acquires a Third Party by merger, purchase of assets, stock acquisition or otherwise, and on the date of the closing of such transaction, such Third Party has a product or program that, upon the closing of such transaction, would be in violation of Section 2.6(a) (“Acquired COC Program”), then Sutro or its Affiliate, as applicable, will not be in breach of Section 2.6(a) as a result of such transaction or the continuation of such Acquiring Person COC Program or Acquired COC Program, as applicable, if (A) the Acquiring Person COC Program or Acquired COC Program is promptly Segregated (and remains Segregated) by such Acquiring Person or Sutro or Sutro Affiliate, as applicable and (B) in the case of an Acquired COC Program, Sutro either (1) divests its rights to such Acquired COC Program within [*]of the closing of such transaction or (2) terminates such Acquired COC Program and ceases any activities under such Acquired COC Program in each case within [*]of the closing of the such transaction (subject to ethical concerns and requirements under Applicable Law); and provides written notice to Astellas within [*]after the closing of such transaction whether Sutro is electing (1) or (2). Notwithstanding the foregoing, Sutro or its Affiliate, as applicable, will not be in breach of Section 2.6(a) in the event of failure to comply with the foregoing clause (A) as long as (i) such failure is and remains not material and (ii) upon becoming aware of such failure, Sutro or its Affiliates immediately notify Astellas in writing of such failure to comply and take all steps reasonably required to promptly cure such failure.

2.7 Confirmatory Patent License. Sutro shall, if requested to do so by Astellas, promptly enter into confirmatory license agreements in a form consistent with this Agreement and reasonably requested by Astellas for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as Astellas considers appropriate.

Article 3
GOVERNANCE

3.1 Alliance Manager. Within [*]following the Effective Date, each Party shall appoint one or two individuals to act as the Alliance Managers for such Party (each, an “Alliance Manager”). Each Alliance Manager shall thereafter be permitted to attend meetings of the JSC or any of its subcommittees as a nonvoting observer. The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated under this Agreement and shall help facilitate all such activities hereunder.

3.2 Joint Steering Committee.

(a) Composition. Within [*] after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) composed of up to three (3) senior representatives from each Party to oversee the Research and Manufacture of Licensed Compounds and Licensed Products and the Development and Commercialization of Cost Share Option Products and Cost Share Products in the United States, as more particularly described in this Section 3.2. The JSC may change its size from time to time on mutual agreement of the Parties; provided, that the JSC shall consist at all times of an equal number of representatives of each Party. Each Party may

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replace any of its JSC representatives with a qualified employee of such Party at any time upon written notice to the other Party. The JSC may invite non-members to participate in the discussions and meetings of the JSC; provided, that such participants shall have no voting authority at the JSC and shall be bound by the confidentiality obligations no less stringent than those provided in this Agreement. The JSC will be led by a chairperson appointed by [*]. The role of the chairperson shall be to convene and preside at meetings of such JSC. The chairperson shall have no additional powers or rights beyond those held by the other JSC representatives. Each Party’s representatives on the JSC, and any replacement for any such representative, shall be bound by confidentiality and non-use obligations consistent with the terms of this Agreement.

(b) Specific Responsibilities of the JSC. The JSC shall have the following responsibilities:

(i) develop and approve the Research Plan and Research Budget for the second Program Target and third Program Target;

(ii) review, discuss and approve updates or amendments to each Research Plan and Research Budget;

(iii) oversee the conduct and performance of each Program during the Research Term;

(iv) for each Program, discuss the progress of the Research Plan and any interim Results;

(v) determine whether or not to use any Third Party intellectual property in the conduct of a Research Plan;

(vi) discuss whether or not a particular iADC is a DC Compound;

(vii) discuss whether to select DC Compounds for further Development and Commercialization;

(viii) discuss the progress of Development of each Cost Share Option Product and Cost Share Product;

(ix) discuss and decide whether or not a Cost Share Option Product and Cost Share Product may be Developed as part of a Combination Product in the United States;

(x) [*];

(xi) for each Licensed Product for which Astellas is planning to conduct a Pivotal Study, discuss the anticipated initial Cost Share Development Plan and Cost Share Development Budget for such Licensed Product;

(xii) oversee the co-promotion (including Promotion compliance) of each CoPro Product in the United States, if any;

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(xiii) review and approve each update to a Cost Share Development Plan and Cost Share Development Budget;

(xiv) review and approve each Cost Share Commercialization Plan and Cost Share Commercialization Budget, and any update thereto;

(xv) discuss timing and coordination of each Manufacturing Technology Transfer and clinical supply manufacturing for each Licensed Product;

(xvi) [*];

(xvii) establish and oversee subcommittees;

(xviii) resolve all matters that are in dispute as escalated to the JSC by a subcommittee; and

(xix) perform such other functions as expressly set forth in this Agreement or as otherwise agreed by the Parties in writing.

(c) Subcommittees. The JSC may, from time to time, establish subcommittees as it deems necessary to further the purposes of this Agreement, including, if Sutro exercises its Cost Share Option, (i) a joint development subcommittee and joint commercialization subcommittee to oversee, respectively, the conduct of the Development and Commercialization activities for the Cost Share Products in the United States, (ii) a joint manufacturing committee to coordinate matters related to the Manufacture of Licensed Compounds and Licensed Products, (iii) a joint finance committee to coordinate matters related to reporting Development Costs, Commercialization Costs, Other Expenses and Cost Share Product Revenues or (iv) a joint co-promotion subcommittee to coordinate the co-Promotion of any CoPro Product. Each such subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each subcommittee may change its size from time to time on mutual agreement of the Parties; provided, that the subcommittee shall consist at all times of an equal number of representatives of each Party. Each Party may replace any of its subcommittee representatives with a qualified employee of such Party at any time upon written notice to the other Party. The subcommittee may invite non-members to participate in the discussions and meetings of the subcommittee; provided, that such participants shall have no voting authority at the JSC and shall be bound by the confidentiality obligations no less stringent than those provided in this Agreement. Each subcommittee will be led by a chairperson where the Parties will alternate in appointing the chairperson, the first chairperson will be appointed by [*]and each chairperson will remain in place [*]. The role of the chairperson shall be to convene and preside at meetings of such subcommittee. The chairperson shall have no additional powers or rights beyond those held by the other subcommittee representatives. Each Party’s representatives on the subcommittee, and any replacement for any such representative, shall be bound by confidentiality and non-use and invention assignment obligations consistent with the terms of this Agreement.

(d) Meetings. The JSC shall each meet once per Fiscal Quarter during the Research Term, or more or less often as may be mutually agreed, and any subcommittee, once

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established, shall meet as often as directed by the JSC. The JSC or any of its subcommittees (each, a “Committee”) may conduct such meetings by telephone, videoconference, internet meeting or in person, as determined by their members for each meeting. A quorum of a Committee shall exist whenever there is present at a meeting at least one representative appointed by each Party. The chairperson of each Committee shall be responsible for calling meetings on reasonable prior notice. Each Party shall use reasonable efforts to make all proposals for agenda items and to provide all appropriate information with respect to such proposed items reasonably in advance (at least [*]if reasonably practicable) of the applicable meeting. The Alliance Managers shall work with the chairperson to prepare and circulate agendas. Each Party may call special meetings of the JSC or any of its subcommittees with [*]’ prior written notice, or a shorter time period in exigent circumstances, to resolve particular matters requested by such Party that are within the purview of the JSC or the subcommittee, as applicable. Each Party may invite a reasonable number of participants, in addition to its representatives, to attend Committee meetings in a nonvoting capacity; provided that if either Party desires to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice of not less than [*]to the other Party and such Third Party shall only be allowed to attend if the other Party consents. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations and invention assignment obligations consistent with the terms of this Agreement. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings. The Parties shall alternate responsibility for keeping minutes of each Committee meeting that record in writing all decisions made, action items assigned or completed and other appropriate matters. The responsible Party’s Alliance Manager(s) shall send meeting minutes to all members of the Committee, as applicable, promptly after a meeting for review. Each member shall have [*] from receipt in which to comment on and to approve the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify either Party’s Alliance Manager(s) that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member.

3.3 Working Groups. From time to time each Committee may establish and delegate duties to working groups (each a “Working Group”) on an “as-needed” basis to oversee particular projects or activities, which delegations shall be reflected in the minutes of the meetings of the applicable Committee. Such Working Groups may be established on an ad hoc basis for purposes of a specific project, for the life of the applicable Licensed Product or on such other basis as the establishing Committee may determine, and shall be constituted and shall operate as the establishing Committee may determine, provided that each Working Group and its activities shall be subject to the oversight, review and approval of, and, shall report to, the Committee that established such Working Group. In no event shall the authority of any Working Group exceed that of the Committee that established it, as specified in this Article 3. For clarity, the Working Groups shall be a forum for discussion and shall be able to make recommendations to the Committees, but shall have no decision-making authority.

3.4 Decision-Making Generally. Each Committee shall endeavor to make decisions by consensus, with the representatives of each Party having, collectively, one (1) vote on behalf of that Party (which vote shall, with respect to the JSC, be exercised by the respective JSC Co-Chairs). Deadlocks in the case of subcommittees and Working Groups shall be referred to the JSC for final disposition. If the JSC cannot reach consensus on a matter before it [*] (each a

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“Deadlocked Matter”), then either Party may refer such Deadlocked Matter to the Executive Officers for discussion and attempted resolution. If the Executive Officers are unable to resolve such Deadlocked Matter within [*]after referral thereof by the JSC, then [*] will have the tie-breaking vote with respect to any unresolved Deadlocked Matter, except that (a) [*] may not exercise its tie-breaking vote to (i) [*], (ii) [*], (iii) [*]or (iv) [*].

3.5 Authority. Each Committee shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. No Committee shall have the authority to: (a) modify or amend the terms and conditions of the Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of the Agreement; or (c) decide any issue on which it has decision making authority in a manner that would conflict with the express terms and conditions of the Agreement.

3.6 Discontinuation of Committee. Each Committee shall continue to exist until the first to occur of (a) the Parties mutually agreeing in writing to disband the such Committee or (b) there are no activities ongoing under any Research Plan, Sutro’s Cost Share Options have all expired, and there are no Cost Share Products under this Agreement; provided, however, that[*]. In addition, if there are no activities ongoing under a Research Plan and Sutro’s Cost Share Option has expired with respect to a given Licensed Product without being exercised, then the Committee’s shall no longer have any authority with respect to such Licensed Product; provided, however, that[*]. Once a Committee ceases to exist or to have authority with respect to a given Licensed Product, any requirement of Sutro to provide information or other materials to such Committee shall be deemed a requirement to provide such information or other materials to Astellas and Astellas shall have the right to solely decide all matters that are subject to the review or approval by such Committee hereunder.

Article 4
RESEARCH

4.1 Programs; Program Targets.

(a) Collaboration; Program Targets.

(i) The Parties intend to collaborate on research with respect to three (3) Program Targets with the goal of identifying iADCs Directed To such Program Target for further Development and Commercialization as Licensed Compounds and Licensed Products as set forth herein. Subject to this Section 4.1, Astellas shall have the right to nominate Targets as Program Targets until three (3) Targets have been designated as Program Targets. The first Program Target has been mutually agreed upon by the Parties as of the Effective Date and is listed on Schedule 1.186. Subject to the remainder of this Section 4.1(a) and Section 4.1(d), Astellas has the right to nominate the second Program Target on or before the date that is [*]the Effective Date (“Second Program Target Nomination Period”), and the third Program Target on or before the date that [*]the Effective Date (“Third Program Target Nomination Period”).

(ii) If Astellas desires to nominate a Target as a Program Target, it shall provide written notice thereof to the Gatekeeper. Within [*] after receipt of Astellas’s nomination of such a Target as a Program Target, the Gatekeeper will notify Astellas and Sutro in writing if

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such nominated Target is Available or Unavailable, provided that if such nominated Target is Unavailable then the Gatekeeper shall not notify Sutro of the identity of such Target. Within [*]after receipt of the identity of such Target, Sutro shall provide Astellas with written notice either (A) [*] or (B) [*]. If foregoing clause (B) applies, Sutro shall promptly respond to any reasonable questions Astellas may have with respect to such notice. If such a Target nominated by Astellas as a Program Target is Available and either foregoing clause (A) applies or Astellas, in its sole discretion, provides written notice that it wishes to proceed with such Target despite foregoing clause (B) applying, then such Target shall be designated a Program Target as of the date of the Gatekeeper’s notice (or Astellas’s written notice if foregoing clause (B) applies) and Schedule 1.186 shall be deemed automatically amended to include such Target as a Program Target. If a Target nominated by Astellas is Unavailable or foregoing clause (B) applies and Astellas does not provide written notice that it wishes to proceed with such Target, then such Target shall not be designated a Program Target and Astellas shall have the right to nominate another Target as a Program Target.

(iii) The JSC may extend the Second Program Target Nomination Period or Third Program Target Nomination Period for [*]; provided that if the un-extended Second Program Target Nomination Period or Third Program Target Nomination Period has expired prior to nomination and identification of a second or third Program Target, respectively, as a result of one or more Targets being Unavailable, such Second Program Target Nomination Period or Third Program Target Nomination Period shall automatically be extended for [*].

(b) Gatekeeper. No later than [*] following the Effective Date, Sutro will engage an independent Third Party gatekeeper mutually agreed to by the Parties (the “Gatekeeper”), who will maintain the list of Unavailable Targets. The Parties shall cause the Gatekeeper to, prior to receiving any information from either Party in connection with this Agreement, enter into an agreement containing confidentiality and non-use obligations mutually acceptable to the Parties. Promptly after executing such confidentiality agreement, Sutro will provide the Gatekeeper with a list of Unavailable Targets. Sutro will promptly (and in any event, within [*]) notify the Gatekeeper of any changes in the list of Unavailable Targets until all Program Targets have been successfully nominated. All costs in connection with the Gatekeeper will be borne by Sutro.

(c) Target Becomes Available. If Astellas nominated a Target that the Gatekeeper indicated was Unavailable and such Target has become Available, then, for so long as Astellas retains the right to include a second or third Program Target under this Agreement, the Gatekeeper shall provide written notice to Astellas [*]of becoming aware that such Target has become Available and Astellas shall have the right, in its sole discretion, to designate such Target as the second or third Program Target, as applicable.

(d) Limitation on Unavailable Targets. During the period commencing on the Effective Date and ending on [*] thereof, Sutro shall [*] (i) specifically identifies the included Oncology Targets or has a mechanism for specifically identifying the specific Oncology Targets at a later date and (ii) requires that the Third Party use commercially reasonable efforts to [*]such Oncology Target; provided, that if Sutro enters into an agreement with a Third Party that grants rights [*], such Oncology Targets will only become Unavailable upon being selected and specified pursuant to such agreement.

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(e) Antitrust Events. If any Antitrust Events are initiated by any Governmental Authority or are required in connection with the addition of a Target as Program Target, then (i) Sutro shall reasonably cooperate with Astellas in connection with any such Antitrust Events and (ii) Astellas shall have the right to select an alternative Target as the second or third Program Target, as applicable, and the foregoing process in this Section 4.1 shall again apply; provided that in no event shall Astellas have less than [*] after the occurrence of the Antitrust Events to designate an alternative Target (regardless of whether the Second Program Target Nomination Period or Third Program Target Nomination Period, as applicable, has expired).

4.2 Research Plans. Each Program will be conducted during the relevant Research Term pursuant to a written plan (each such plan, a “Research Plan”) detailing: (a) the activities to be undertaken by Sutro for the discovery, research and preclinical development (i.e., development prior to the conduct of IND-Enabling Toxicology Studies, which shall be the responsibly of Astellas) of iADCs Directed To the relevant Program Target, (b) the timeframes in which such activities are expected to be completed, (c) criteria for an iADC Directed To the Program Target to meet in order to be considered a suitable candidate for further Development as a therapeutic product (each such criteria, the “Development Criteria”), which criteria shall include freedom to operate from an intellectual property perspective as well as technical requirements, and (d) for each Fiscal Year during the Research Term, a budget for Sutro to conduct the activities under the plan during such Fiscal Year (each such budget, a “Research Budget”). The Research Plan (including Research Budget) for the first Program Target is attached hereto as Schedule 4.2. Promptly following the Program Target Nomination Date for the second Program Target and third Program Target, respectively, the JSC shall prepare and approve a Research Plan (including Research Budget) for such Program Target.

4.3 Amendments to Research Plans. Either Party shall have the right to propose amendments to a Research Plan, provided that any such amendments shall be subject to review and approval by the JSC. Once approved by the JSC, each amended Research Plan shall become effective and supersede the previous Research Plan as of the date of such approval or at such other time as decided by the JSC. Without limiting the JSC’s rights to review and approve any amendments to a Research Plan, and subject to the terms and conditions of this Agreement, Sutro shall have the right, without seeking JSC approval, to make operational decisions with respect to the performance of any activity assigned to under a Research Plan; provided that such activity is conducted in accordance with the Research Plan, this Agreement and Applicable Law.

4.4 Research Term Extension. On a Program-by-Program basis, Astellas shall have the right, in its sole discretion, to extend the Research Term for such Program by [*], exercisable by written notice to Sutro at [*]prior to the expiration of the then-current Research Term.

4.5 Research Costs. For each Program, Astellas shall reimburse Sutro for all of Sutro’s Research Costs incurred in the conduct of the relevant Research Plan in accordance with the Research Budget. With respect to each Research Plan, within [*] after the end of each Fiscal Quarter during the applicable Research Term, Sutro shall send a report to Astellas detailing Sutro’s Research Costs incurred under such Research Plan for such Fiscal Quarter and an invoice for such Research Costs. Astellas may reasonably request additional documentation supporting Sutro’s Research Costs as described in such reports (e.g., out-of-pocket cost breakdowns and general

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allocation of FTEs) within [*] from receipt of Sutro’s report and invoice, and Sutro shall provide such documentation as reasonably requested. Astellas shall pay all undisputed invoiced amounts within [*] after receipt of any such invoice and related supporting documentation from Sutro; provided that, in no event shall Astellas be obligated to reimburse amounts in excess of the applicable Research Budget.

4.6 Diligence. On a Program-by-Program basis, during the applicable Research Term, Sutro shall conduct (itself or through its Affiliates) each Research Plan in accordance with such Research Plan and this Agreement and shall [*] do so in accordance with the timeline set forth in such Research Plan. Sutro shall conduct each Research Plan in a good scientific manner, in accordance with GLP, GMP and GCP, as applicable, and in compliance with Applicable Laws.

4.7 Records; Reports; Audits. Sutro shall maintain complete and accurate records of the activities it conducts under a Research Plan in good scientific manner and appropriate for regulatory and patent purposes (“Research Records”), Sutro shall maintain the Research Records for [*] after the termination of this Agreement, or for such longer period as may be required by Applicable Law and, thereafter, shall provide written notice to Astellas and, at Astellas’s request, access to such Research Records prior to discarding. Sutro shall keep Astellas, via the JSC, reasonably informed as to the progress of its and its Affiliates’ research activities for each Program. Without limiting the foregoing, on a Program-by-Program basis, Sutro shall provide Astellas, via the JSC, with regular reports (but in any event no less than [*] per [*]) of the data and results (“Results”) generated by it (or on its behalf) in conducting activities under the relevant Research Plan. With respect to a given Program, during the relevant Research Term, Astellas shall have the right to audit the Research Records for such Program to ensure compliance with this Agreement on reasonable prior written notice to Sutro and no more than once per Fiscal Year absent cause. All Collaboration Know-How (including Results) generated by a Party or its Affiliates (or on its or their behalf) during the conduct of a Program shall be owned in accordance with Section 13.1, provided that on a Program-by-Program basis, Sutro shall have a non-exclusive, royalty-free, fully-paid up, perpetual license to use the Program Specific Know-How for such Program for its and its Affiliates’ internal preclinical research purposes only, subject to the terms and conditions of this Agreement, including Section 2.6. The foregoing license shall not be sublicenseable (other than, subject to Section 2.2(b), to service providers engaged by Sutro or its Affiliates in connection with the exercise of such license) or assignable (other than in connection with a permitted assignment of this Agreement in accordance with Section 15.1(a)) to any Third Party.

4.8 Achievement of Development Criteria. In addition to its reporting obligations under Section 4.7, on a Program-by-Program basis, during the Research Term for such Program, Sutro shall promptly provide written notice to Astellas, via the JSC, of any iADC Directed To the applicable Program Target that is generated by or on behalf of Sutro or its Affiliates during the conduct of the Research Plan (each a “Collaboration Compound”), together with (a) [*], (b) a summary of [*], and (c) [*]. Sutro shall promptly respond to any reasonable questions Astellas may have with respect to such Compound Notice. Within [*]after delivery of a Compound Notice, the JSC shall meet and discuss whether or not the Collaboration Compound meets the relevant Development Criteria; provided that Astellas [*] (each such [*], a “DC Compound”).

4.9 Additional Review; Failure to Generate DC Compounds.

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(a) On a Program-by-Program basis, beginning [*] prior to the expiration of the Research Term, the Parties will meet to review all Collaboration Compounds that have not been nominated by Astellas as DC Compounds prior to such meeting in accordance with Section 4.8 (for clarity, if the Research Term for a Program is extended pursuant to Section 4.4, the time period for reviewing all Collaboration Compounds shall begin [*] prior to the expiration of such extended Research Term.). Astellas may request reasonable information and clarifications within [*]after such meeting, and Sutro will respond to such requests in good faith within [*] after such request. Astellas may nominate any or all such Collaboration Compounds as a DC Compounds by providing written notice thereof to Sutro after receipt of Sutro’s response, but in no event after the end of the Research Term unless Sutro has failed to provide the foregoing information and clarifications requested by Astellas with respect to such Collaboration Compound, in which case the time during which Astellas may nominate such Collaboration Compound shall be extended to [*]after Astellas’s receipt of such information and clarifications.

(b) On a Program-by-Program basis, unless Astellas has nominated at least one (1) DC Compound for such Program as set forth in Section 4.8 or this Section 4.9, this Agreement shall be deemed terminated with respect to such Program and Program Target, and Section 14.10 shall apply with respect to such Program and Program Target (and, for clarity, Section 2.6 shall cease to apply with respect to such Program Target).

Article 5
LICENSED PRODUCT DEVELOPMENT AND COMMERCIALIZATION

5.1 Transfer. On a Program-by-Program basis, within [*]and [*]following Astellas’s request from time-to-time during the Term, Sutro shall, to the extent not already provided to Astellas hereunder, transfer to Astellas the (a) Program Specific Know-How and (b) existing Sutro Know-How pertaining to the Licensed Compound(s) for such Program that is necessary or reasonably useful for the Development, Manufacturing and Commercialization of such Licensed Compound (for clarity, excluding any CFE Know-How, which transfer is governed by Section 7.4) (each such transfer a “Program Transfer”). In addition, Sutro shall provide Astellas with technical and scientific assistance as reasonably requested by Astellas in connection with such Program Transfer. Astellas [*].

5.2 Responsibility. Subject to the terms and conditions of this Agreement, including Article 6 and Article 7, on a Program-by-Program basis, following the completion of the relevant Program Transfer, as between the Parties, Astellas shall have the sole right, at its sole cost and expense, to Develop, Manufacture and Commercialize all Licensed Compounds and Licensed Products Directed To the applicable Program Target the Field in the Territory, including that Astellas shall have the sole right to obtain and maintain Regulatory Approval of any Licensed Product in the Territory and shall own and be responsible for all Regulatory Materials in connection therewith. Sutro shall be responsible for any required Regulatory Approvals specific to the CFE Technology.

5.3 Development.

(a) Programs. On a Program-by-Program basis, as between the Parties, Astellas shall have the sole right to conduct all Development of Licensed Compounds and Licensed

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Products Directed To the Program Target for such Program; provided that, if such Licensed Product is a Cost Share Product, such Development shall be consistent with a Cost Share Development Plan.

(b) Diligence; Abandonment.

(i) On a Program-by-Program basis, following designation of an iADC as a DC Compound for such Program, Astellas shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for at least [*] Licensed Product Directed To the Program Target for such Program in at least [*] Major Markets.

(ii) On a Program-by-Program basis, if, after the Research Term for a Program and prior to the First Commercial Sale of any Licensed Product Directed to the Program Target for such Program, Astellas has not engaged in any material Development for any Licensed Compounds or Licensed Products Directed To such Program Target for a period of [*], Astellas shall promptly notify Sutro thereof, in which case this Agreement shall be deemed terminated under Section 14.2 with respect to such Program with immediate effect upon Sutro’s receipt of such notice (and, for clarity, Section 2.6 shall cease to apply with respect to such Program Target). Notwithstanding the foregoing, [*](A) during any force majeure event, (B) to the extent Development activities are not undertaken during any governmental regulatory review periods or delays necessary to address regulatory matters; (C) to the extent Development activities are not undertaken to comply with any change in Applicable Laws or (D) to the extent Astellas reasonably determines that additional time is required to investigate, respond to or resolve any patient safety issue. In each case of clauses (A) – (D), Astellas shall notify Sutro in writing of the existence of the tolling event and shall provide reasonable updates regarding the tolling event. For clarity, the termination under this Section 5.3(b)(ii) shall not apply with respect to a Program prior to the expiration of the Research Term for such Program or after the First Commercial Sale of any Licensed Product Directed to the Program Target for such Program.

(c) Development Report. No less than [*], Astellas shall provide Sutro with a report summarizing Astellas’s Development of Licensed Compounds and Licensed Products that are not Cost Share Products under each Program.

5.4 Sutro Obligations; Right of Reference.

(a) Reasonable Assistance. Upon Astellas’s reasonable request, Sutro shall provide reasonable and timely access to, use of and support for any then-existing regulatory and technical documents Controlled by Sutro and relating to any Licensed Compound or Licensed Product (or Component thereof or CFE Technology used in connection therewith) to assist Astellas with its submission of an IND or other Regulatory Material for such Licensed Compound or Licensed Product. Astellas shall reimburse Sutro for the Internal Costs and External Costs incurred by Sutro in providing assistance pursuant to this Section 5.4 with respect to Licensed Products (excluding, for clarity, assistance related to CFE Technology) within [*]of a Astellas’s receipt of an undisputed invoice from Sutro.

(b) Right of Reference. Sutro hereby grants to Astellas a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Applicable

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Laws recognized outside of the United States) to, and a right to copy, access, and otherwise use, all information and data in any Regulatory Material or Regulatory Approval Controlled by Sutro or its Affiliates during the Term, solely for Astellas’s use in the Development and Commercialization of Licensed Products during the Term in accordance with this Agreement. Any Confidential Information of Sutro contained in any such Regulatory Materials or Regulatory Approvals shall be subject to the terms of Article 9. If requested by Astellas, Sutro shall provide a signed statement to this effect in accordance with 21 C.F.R. § 314.50(g)(3) (or any successor rule or analogous Applicable Laws outside of the United States) to give effect to the intent of this Section 5.4(a). Notwithstanding the foregoing, if Astellas requires access to any technical information that is part of the proprietary and confidential CFE Know-How (including CMC information associated with the CFE Technology), or if Astellas receives any Regulatory Authority inquiries regarding the CFE Know-How, then Astellas will promptly notify Sutro and Sutro shall, as specified by a Regulatory Authority or if not specified, in Sutro’s discretion, (i) provide such information via a Right of Reference to a drug master file (or its equivalent in the applicable country or region in the Territory) filed by Sutro in the applicable country or region in the Territory or (ii) provide or cause to be provided such information directly to the appropriate Regulatory Authority, in each case without disclosure to, or access by, Astellas or any of its Affiliates or Sublicensees of any such CFE Know-How.

(c) CFE Related Communications with Regulatory Authorities. [*] shall be responsible for communications with Regulatory Authorities specific to the CFE Technology and shall respond to any requests or inquiries from Regulatory Authorities related thereto within the timeframe required for response. [*]shall notify [*]within [*], or such shorter time as is necessary to comply with the reporting requirements of any applicable Regulatory Authority or under Applicable Laws, of notification of any action by, or other information that it receives (directly or indirectly) from, any Regulatory Authority related to the CFE Technology to the extent such information: (i) [*]. [*]shall also promptly provide [*] with a copy of all correspondence received from a Regulatory Authority specifically regarding the matters referred to above. [*] shall consider in good faith any comments from Astellas prior to responding to the applicable Regulatory Authority.

(d) Notification of Threatened Action; Remedial Actions. Astellas shall promptly notify Sutro of any threatened or pending action, inspection or communication by any Regulatory Authority specifically regarding the safety or efficacy claims of any Licensed Compound or Licensed Product. Without limiting the foregoing, Astellas shall promptly notify Sutro if it obtains information indicating that any Licensed Product may be subject to any recall or corrective action taken by virtue of Applicable Law.

5.5 Commercialization.

(a) Diligence. Astellas shall use Commercially Reasonable Efforts to Commercialize a Licensed Product in at least [*] in the Territory following receipt of Regulatory Approval for such Licensed Product in such country. Astellas shall conduct all such Commercialization in compliance with Applicable Laws.

(b) Commercialization Reports. Beginning [*] prior to the expected First Commercial Sale of a Licensed Product anywhere in the Territory, and [*] thereafter, Astellas shall

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provide Sutro a report summarizing its Commercialization of Licensed Products that are not Cost Share Products in the Territory.

(c) Patent Marking. Astellas may, as it deems appropriate, mark Licensed Products in accordance with the applicable patent marking laws.

5.6 Trademarks. As between the Parties, Astellas will solely own all right, title and interest in and to any Trademarks adopted for use with the Licensed Products in the Field in the Territory, and will be responsible for the registration, filing, maintenance and enforcement thereof.

Article 6
COST SHARE PRODUCTS

6.1 Sutro Cost Share Option. On a Licensed Product-by-Licensed Product basis, Sutro shall have, and Astellas hereby grants to Sutro as of the Effective Date, the exclusive option (exercisable in Sutro’s sole discretion) to (a) [*] (the “Cost Share Option”), and (b) [*] (the “CoPro Option,” together with the Cost Share Option the “Options”), [*].

6.2 Option Notice. On a Licensed Product-by-Licensed Product basis, at least [*]prior to the anticipated date of Initiation of the first Pivotal Study for such Licensed Product (as such date of Initiation is set forth in the draft Cost Share Development Plan provided pursuant to this Section 6.2 or otherwise determined by the JSC, each an “Anticipated Pivotal Study Date”), Astellas shall provide to Sutro, to the extent not already in Sutro’s possession (a) all material clinical data to be included in the clinical study report (CSR) for all Clinical Trials conducted prior to initiation of the first Pivotal Study in the form then available, (b) all material preclinical data as well as all material data related to Development work conducted on such Licensed Product, (c) documentation of all substantive interactions with Regulatory Authorities as well as Regulatory Materials (e.g. the IND) for such Licensed Product, and (d) a U.S. development plan describing the overall plan for the Development of Licensed Compounds and Licensed Products in the United States, including all Clinical Trials intended to support Regulatory Approval from the FDA for such Licensed Product that would be Initiated following Sutro’s exercise of a Cost Share Option (if it were to do so), and related budget detailing the fully burdened cost for conducting such Clinical Trials and other Development activities (including for (i) Global Trials and (ii) global activities or activities outside the United States (other than Global Trials) that are reasonably allocable to Development in the United States), including a regulatory strategy for obtaining marketing approval from the FDA for the Licensed Product (each a “Cost Share Development Plan” and each corresponding budget, the “Cost Share Development Budget”). The Parties shall in good faith discuss such initial Cost Share Development Plan and Cost Share Development Budget through the JSC and the Parties shall discuss and, prior to the Option Effective Date, agree in writing (and outside the purview of JSC discussions) upon [*]. If the Parties cannot reach agreement on such FTE Rates, then the dispute shall be resolved in accordance with Section 15.4(c). Sutro may, in its sole discretion, exercise the Cost Share Option and, in connection with the exercise of such Cost Share Option, exercise the CoPro Option, for such Licensed Product, provided that in each case it must do so by notifying Astellas in writing of such option exercise at least [*]before the Anticipated Pivotal Study Date for the applicable Licensed Product (the date of such notice the “Option Effective Date”). For clarity, (A) the CoPro Option for a Licensed Product cannot be exercised unless the Cost Share Option has been exercised for such Licensed

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Product and (B) if Sutro has not exercised its Cost Share Option by written notice [*]before the Anticipated Pivotal Study Date for a Licensed Product, such Cost Share Option (and the corresponding CoPro Option) shall terminate.

6.3 Cost Share Products; Cost Sharing. On a Cost Share Option-by-Cost Share Option basis, in the event that Sutro timely exercises such Cost Share Option, then as of the Option Effective Date, the following shall apply (the following collectively the “Cost Share” or “Cost Sharing”):

(a) such Licensed Product shall also be considered a Cost Share Product, and the terms and conditions herein pertaining to Cost Share Products shall apply to such Licensed Product;

(b) subject to the terms and conditions herein, with respect to such Cost Share Product in or for the United States only (including, for clarity, Global Trials and global activities or activities outside the United States (other than Global Trials) that are reasonably allocable to the United States), the Parties shall:

(i) share all Development Costs, Commercialization Costs and Other Expenses, in each case, for such Cost Share Product, on the basis of [*]to Astellas and [*]to Sutro, which shall be paid as set forth in Section 8.6(b); and

(ii) share all Cost Share Product Revenues, in each case, for such Cost Share Product, on the basis of [*]to Astellas and [*]to Sutro, which shall be paid as set forth in Section 8.6; and

(c) Astellas[*].

6.4 Shared Development Costs.

(a) Sharing. On a Cost Share Product-by-Cost Share Product basis, the Parties shall share all Development Costs for such Cost Share Product [*]in accordance with Section 8.6.

(b) Updates; Amendments. Each Cost Share Development Plan (together with the corresponding Cost Share Development Budget) shall be updated annually for the upcoming Fiscal Year, which update shall be subject to JSC review and approval. Once approved by the JSC, each updated Cost Share Development Plan shall become effective and supersede the previous Cost Share Development Plan.

(c) Rights and Responsibilities. Unless otherwise agreed by the Parties in writing, Astellas shall be the sponsor of all Clinical Trials in the Cost Share Development Plan and, as between the Parties, shall have the sole right to conduct all activities under the Cost Share Development Plan (subject to Sutro’s Manufacturing obligations in Article 7). Astellas shall use Commercially Reasonable Efforts to conduct such activities in a good scientific manner, in accordance with GLP, GMP and GCP, as applicable, and in compliance with Applicable Laws. Astellas shall be responsible for obtaining all necessary approvals and clearances, including institutional review board (IRB) approvals, and other Regulatory Approvals and customs

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clearances necessary for the conduct of such Clinical Trial, and Astellas shall ensure that all such approvals and clearances are obtained prior to initiating performance of the applicable Clinical Trial. Astellas shall be responsible for selecting the sites and principal investigators for such Clinical Trials and entering into clinical trial agreements in connection therewith. Such clinical trial agreements shall require the Clinical Trial sites to comply with all Applicable Laws and will contain provisions in accordance with industry standards, including those relating to confidentiality, data and results, intellectual property and publications. Astellas shall prepare and obtain the patient informed consent forms for such Clinical Trials, which shall comply with Applicable Law.

(d) Permitted Development Overage. If the aggregate Development Costs in a Calendar Year exceed the estimated aggregate costs and expenses therefor as set forth in the Cost Share Development Budget by up to [*] (the “Permitted Development Overage”), then such costs and expenses, to the extent such costs and expenses are within the Permitted Development Overage, shall be included as Development Costs. Unless otherwise mutually agreed upon in writing by the Parties, [*].

6.5 Cost Share Product Development Reports. Unless already included in a report provided to Sutro under Section 5.3(b), at each JSC meeting, Astellas shall provide the JSC with a summary of the progress and results of Development activities for each Cost Share Product in the United States, including, as applicable (a) patient enrollment and the ongoing status of all Clinical Trials included in any Cost Share Development Plan, and (b) the status of each pending and proposed Regulatory Material submission and Regulatory Approval for each Cost Share Product in the United States.

6.6 Shared Commercialization Costs; Co-Promotion.

(a) Sharing. On a Cost Share Product-by-Cost Share Product basis, the Parties shall share all Commercialization Costs for such Cost Share Product [*]in accordance with Section 8.6.

(b) Commercialization Plan. No later than [*]prior to the anticipated First Commercial Sale of such Cost Share Product in the United States, Astellas shall prepare in good faith a commercially reasonable written plan and budget for the activities to be undertaken to Commercialize such Cost Share Product in the United States (including global activities or activities outside the United States that are reasonably allocable to Commercialization in the United States), which plan and budget shall be subject to review and approval by the JSC (each such plan and budget, as approved by the JSC, the “Cost Share Commercialization Plan” and “Cost Share Commercialization Budget”).

(c) Co-Promotion Plan. In addition, in the event that Sutro has exercised a CoPro Option for such Cost Share Product, no later than [*]prior to the anticipated First Commercial Sale of such CoPro Product in the United States, Astellas shall prepare in good faith a commercially reasonable written plan and budget defining the Parties’ responsibilities with respect to the Promotion of such Cost Share Product in the United States, which plan and budget shall be subject to review and approval by the JSC (each a “Co-Promotion Plan”), which initial Co-Promotion Plan, once mutually agreed upon by the Parties, shall be appended to the Cost Share

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Commercialization Plan and shall thereafter form a part of such Cost Share Commercialization Plan. The Co-Promotion Plan shall include a plan setting forth (i) [*], (ii) [*], (iii) [*], (iv) [*], (v) [*]and (vi) [*]. In addition, [*].

(d) Updates and Amendments. Each Cost Share Commercialization Plan (together with the corresponding Cost Share Commercialization Budget) shall be updated annually for the upcoming Fiscal Year, which update shall be subject to JSC review and approval. Once approved by the JSC, each updated Cost Share Commercialization Plan shall become effective and supersede the previous Cost Share Commercialization Plan.

(e) Responsibilities; Diligence. Unless otherwise agreed by the Parties in writing, and subject to any Co-Promotion Plan, Astellas shall, as between the Parties, have the sole right to conduct all activities under a Cost Share Commercialization Plan. Astellas shall conduct all activities assigned to it under a Cost Share Commercialization Plan in compliance with such Cost Share Commercialization Plan, this Agreement and Applicable Laws. Unless otherwise set forth in a Co-Promotion Plan, Astellas shall be solely responsible for obtaining all Regulatory Approvals and customs clearances necessary for the conduct of Commercialization of a Cost Share Product in the United States, and Astellas shall ensure that all such approvals and clearances are obtained prior to Commercialization thereof. Each Party shall use Commercially Reasonable Efforts to perform, or cause to be performed, the Promotion activities assigned to it in a Co-Promotion Plan and shall do so in compliance with such Co-Promotion Plan, this Agreement and Applicable Laws.

(f) Co-Promotion Compliance. All activities conducted by Field Teams in the United States pursuant to a Co-Promotion Plan shall be undertaken in accordance with all Applicable Laws and the terms of this Agreement (including Section 11.4). Each Party agrees to make available to the other Party such information regarding its Field Teams and their Promotion activities in or for the United States as may be provided in the Co-Promotion Plan or otherwise reasonably required in order for each Party to monitor compliance with this Agreement, the Co-Promotion Plan and Applicable Law.

(g) Permitted Commercialization Overage. All costs and expenses for Commercialization activities (for clarity, [*]) for [*] in a manner consistent with the applicable Cost Share Commercialization Plan.

6.7 Communications with Regulatory Authorities.

(a) Regulatory Meetings. Astellas shall provide Sutro with reasonable advance notice of all substantive meetings with the FDA pertaining to a Cost Share Product, or with as much advance notice as practicable under the circumstances. Upon Sutro’s request, Astellas shall keep Sutro informed in the preparation and strategy for such substantive meeting and of any discussions and actions relating to the outcome thereof. Sutro shall have the right to attend (including attending in person as applicable), at Sutro’s cost and expense (unless such attendance is requested by Astellas, in which case Astellas shall reimburse Sutro for the Internal Costs and External Costs incurred by Sutro in connection with such attendance), all such meetings if Sutro’s attendance is required by the applicable Regulatory Authority, and otherwise, if such meeting specifically relates to the Sutro Technology, and Sutro’s attendance is permitted by Applicable

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Laws and by the applicable Regulatory Authorities, provided that such attendance shall be limited to [*] representatives of Sutro.

(b) Regulatory Filings. Astellas shall provide Sutro with a copy of all MAA submissions to be submitted to the FDA for a Cost Share Product for Sutro’s review and comment sufficiently in advance of submission thereof, and Astellas shall reasonably consider incorporating any reasonable comments received from Sutro into such Regulatory Materials. In addition, Astellas shall provide Sutro with written notice of each of the following events with regard to a Cost Share Product in the United States promptly following the occurrence thereof (i) the submission of any MAA for a Cost Share Product to the FDA, and (ii) receipt of or denial of Regulatory Approval from the FDA for a Cost Share Product (or material inquiries from the FDA related to the Regulatory Approval process); provided that in all cases Astellas shall inform Sutro of any such event under (i) or (ii) prior to any public disclosure of such event.

6.8 Pharmacovigilance and Adverse Event Reporting. The Parties shall cooperate with regard to the reporting and handling of safety information involving the Cost Share Products in accordance with Applicable Laws, regulatory requirements, and regulations on pharmacovigilance and clinical safety. At such time as the Parties deem appropriate and to comply with Applicable Law, the Parties shall agree upon pharmacovigilance activities to be conducted by each Party in connection with the Cost Share Products.

6.9 Cost Share Commercialization Reports. At each JSC meeting, (a) Sutro shall provide the JSC a summary of the progress and results of Promotion activities for all CoPro Products, (b) Astellas shall provide the JSC a summary of the progress and results of Commercialization activities for any Cost Share Product, including providing to the JSC a summary of sales forecasts, sales performance reports, and other metrics for Commercializing such Cost Share Product in the United States, as reasonably requested by the JSC.

6.10 Cost Share Product Materials; Cost Share Trademarks.

(a) Cost Share Product Materials. With respect to each Cost Share Product, unless otherwise agreed to by the Parties, Astellas shall create and develop all Cost Share Product Materials to be used in the Promotion of such Cost Share Product in the United States. In the case of Cost Share Product Materials for CoPro Products, Astellas shall provide such Cost Share Product Materials to Sutro for review, and, if received within [*] thereafter, Astellas shall reasonably consider incorporating any reasonable comments received from Sutro into such Cost Share Product Materials. All such Cost Share Product Materials for CoPro Products shall be in accordance with the relevant approved labeling and Regulatory Approval, and in compliance with all Applicable Laws. As between the Parties, Astellas shall own all rights, title, and interests in and to such Cost Share Product Materials, excluding any Sutro Trademarks. For clarity, [*].

(b) Cost Share Product Trademarks. With respect to each Cost Share Product, Astellas shall develop and, as between the Parties, shall own all rights, title, and interests in and to any Trademarks for the Cost Share Product in the United States (each a “Cost Share Product Marks”), including all such Trademark registrations and applications therefor and all goodwill associated therewith, but expressly excluding Sutro Trademarks. To the extent Sutro acquires any rights, title, or interests in or to any such Cost Share Product Mark (including any Trademark

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registration or application therefore or goodwill associated with any such Cost Share Product Mark), Sutro shall, and hereby does, assign the same to Astellas. Astellas reserves all rights, title or interests in and to Astellas Trademarks, and all goodwill developed by virtue of the use of Astellas Trademarks inures to the benefit of Astellas, regardless of which Party uses Astellas Trademarks in the United States, and Sutro reserves all rights, title or interests in and to Sutro Trademarks, and all goodwill developed by virtue of the use of Sutro Trademarks inures to the benefit of Sutro, regardless of which Party uses Sutro Trademarks in the United States. For clarity, as between the Parties, Astellas shall also own any other Trademarks (other than Sutro Trademarks) used for the Licensed Products and to the extent Sutro acquires any rights, title, or interests in or to any such Trademark (including any Trademark registration or application therefore or goodwill associated with any such Trademark), Sutro shall, and hereby does, assign the same to Astellas.

(c) Registration, Maintenance, and Enforcement. As between the Parties, Astellas shall have the sole right to register, maintain, and enforce the Astellas Trademarks, the Cost Share Product Marks and any other Trademarks used for the Licensed Products during the Term, provided that, Sutro shall have the sole right to register, maintain, and enforce Sutro Trademarks regardless of where they are used. All costs of such registration, maintenance, and enforcement efforts for, as well as the costs incurred in creating, the Cost Share Product Marks shall be shared by the Parties equally (50:50) as Other Expenses to the extent such costs relate to registration, maintenance, and enforcement in the United States of the Cost Share Product Marks (or their creation) used in connection with the Commercialization of the relevant Cost Share Product in the United States (the “Trademark Costs”).

6.11 Copyright License. Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a non-exclusive license, with the right to grant sublicenses through multiple tiers (subject, to the other Party’s prior written consent), to use such Party’s copyrights solely to perform Promotion activities with respect to the CoPro Products in the United States in accordance with the applicable Co-Promotion Plan and this Agreement.

Article 7
MANUFACTURING

7.1 Non-GLP Research Material. For each Licensed Compound, Sutro shall Manufacture (itself or through one or more CMOs) and supply to Astellas quantities of such Licensed Compound as Astellas may require in connection with the performance of preclinical activities for such Licensed Compound (“Preclinical Supplies”). Sutro shall invoice Astellas for such Preclinical Supplies at a price equal to Sutro’s Manufacturing Cost (provided that such Manufacturing Cost shall be calculated without [*], and Astellas shall pay such invoiced amounts within [*]of receipt thereof. Sutro shall Manufacture all Licensed Compounds delivered by it pursuant to this Section 7.1 pursuant to the specifications set forth in the applicable Research Plan or as otherwise agreed by the Parties.

7.2 GLP and Clinical Supply.

(a) Without limiting Section 7.2(b), Sutro shall use Commercially Reasonable Efforts to Manufacture (itself or though one or more CMOs) and supply quantities of Licensed

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Compounds or Licensed Products meeting the applicable specifications to Astellas as Astellas (and its Affiliates and Sublicensees) may reasonably require in connection with the conduct of IND-Enabling Toxicology Studies and Clinical Trials that are not Pivotal Studies (which clinical supply may be, at Astellas’s request, on a transitional basis until Astellas commences manufacturing following completion of the applicable Manufacturing Technology Transfer pursuant to Section 7.4) at a transfer price equal to Sutro’s Manufacturing Cost. Such supply shall be GMP; provided that, at Astellas request, such supply may be GLP that is Manufactured and tested with controls adequate for use for IND-Enabling Toxicology Studies. Beginning [*]after the Effective Date, the Parties shall commence good faith negotiations of a written agreement on commercially reasonable terms setting forth additional terms and conditions of such supply (the “Clinical Supply Agreement”) and shall enter into the Clinical Supply Agreement [*]. At Astellas’s request, at the same time, the Parties shall negotiate in good faith and enter into a quality agreement in connection with such supply. Such Clinical Supply Agreement shall provide for separate statements of work for each Licensed Product, which shall be entered into sufficiently before Astellas needs supply of such Licensed Product.

(b) If Sutro is unable to supply Licensed Compounds or Licensed Products to Astellas as required under the Clinical Supply Agreement (or prior to the execution thereof, as required by Astellas pursuant to Section 7.2(a)) (a “Clinical Supply Shortage”), then, unless the Parties otherwise agree in writing, for so long as such Clinical Supply Shortage endures, Sutro shall allocate its available Components, CFE, CFE Reagents and other raw materials used in the Manufacture of such Licensed Compounds and Licensed Products between (i) the Manufacture of such Licensed Compounds and Licensed Products for Astellas on the one hand, and (ii) other uses by Sutro and its Affiliates, on the other hand, in the same proportion as is anticipated to be used based on the first [*]of the applicable forecast most recently submitted by Astellas to Sutro. By way of example, if the Clinical Supply Shortage is due to a shortage of specific Components used in a Licensed Compound, and such Components were to be allocated at a ratio of [*]during such Clinical Supply Shortage.

(c) If, in Astellas’s reasonable judgment, Astellas concludes that [*], Astellas shall be free to Manufacture or have Manufactured such Licensed Products and, in such case, Sutro shall effect the technology transfer in Section 7.4 to Astellas or its designated manufacturer(s) in order to permit Astellas, its Affiliates or Astellas CMO(s) to Manufacture Astellas’s requirements of such Licensed Products (from the CFE and CFE Reagents to be supplied by Sutro). For clarity, each Licensed Product may receive a separate technology transfer under this Section 7.2(c). Astellas [*].

7.3 Commercial Supply. Subject to Section 7.5, as between the Parties, Astellas shall have the sole right, by itself or through one or more CMOs, to Manufacture and supply GMP quantities of Licensed Products for the conduct of Pivotal Studies and Commercialization of Licensed Products by Astellas, its Affiliates and its and their Sublicensees in the Field in the Territory.

7.4 Manufacturing Technology Transfer.

(a) On a Licensed Product-by-Licensed Product basis, at such time as determined by the JSC, Sutro shall provide to Astellas (i) [*](ii) [*](iii) [*](the foregoing (i), (ii) and (iii), the

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“Manufacturing Technology”), (iv)[*]. If the Parties have a dispute as to whether Sutro has failed to address and correct such issues, then the Parties shall engage an independent Third Party with sufficient quality expertise or regulatory expertise, as applicable, that shall make such determination [*]. For the avoidance of doubt, such independent Third Party determination shall not [*]. On a Licensed Product-by-Licensed Product basis, at such time as determined by the JSC or upon Astellas’s earlier request, the Parties shall negotiate in good faith and enter into a manufacturing technology transfer agreement [*] (each a “Manufacturing Technology Transfer Agreement”). For clarity, the Manufacturing Technology is included in the rights licensed to Astellas in Section 2.1(a). Notwithstanding anything to the contrary, the Manufacturing Technology Transfer shall not include any right to access, receive or use any CFE Technology other than the CFE and CFE Reagent supplied by Sutro and as otherwise provided in Section 7.5.

(b) Without limiting the foregoing, at Astellas request with respect to each Licensed Product, Sutro shall provide to Astellas (within [*]after such request) a facility fit documentation package sufficient for Astellas to determine whether it desires to Manufacture or to have an Affiliate or CMO Manufacture such Licensed Product.

7.5 CFE Supply.

(a) Without limiting Section 7.5(e), Sutro shall [*]Manufacture (itself or though one or more CMOs) and supply all quantities of CFE and CFE Reagents meeting the applicable specifications as Astellas, its Affiliates, Sublicensees and Astellas CMO(s) may require for the Manufacture of Licensed Compounds and Licensed Products for Development and Commercialization, at [*]. In connection with each Manufacturing Technology Transfer, Sutro shall (i) provide details of the specifications the CFE is required to meet, including details of how such specifications are determined, (ii) provide the information required to determine quality assurance acceptance testing, and (iii) provide such other technical assistance and support necessary or reasonably useful for Astellas, its Affiliates or Astellas CMO(s) to use the CFE and CFE Reagents for the Manufacture of the Licensed Product. In connection with [*], the Parties shall negotiate in good faith and enter into an agreement on commercially reasonable terms setting forth additional terms for such supply and the details of additional support Sutro shall supply in connection with Astellas’s Manufacturing of Licensed Products, (the “CFE Supply Agreement”). At Astellas’s request, at the same time, the Parties shall negotiate in good faith and enter into a quality agreement in connection with such supply. Such CFE Supply Agreement shall provide for separate statements of work for each Licensed Product, which shall be entered into at the time of the negotiation of the Manufacturing Technology Transfer Agreement for such Licensed Product as set forth in Section 7.4.

(b) The CFE Supply Agreement will contemplate appropriate mechanisms for ensuring continued supply of CFE and CFE Reagents to Astellas, its Affiliates and Sublicensees, including by maintaining safety stock. If Sutro fails to supply any CFE or CFE Reagents ordered by Astellas or [*], the JSC will discuss and agree upon a plan for correcting such actual or anticipated failure. Upon mutual agreement on such plan, Sutro shall implement such plan to the extent feasible, and if not feasible, Sutro will discuss in good faith with Astellas and agree upon alternative options for correcting such failure.

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(c) In addition, (i) if Sutro [*] (A) [*], or (B) [*], (ii) [*], (iii) [*], (iv[*], or (v) if Sutro [*], (each of (i) through (v), a “Supply Failure”), then upon Astellas’s written request made within [*]of a Supply Failure, Sutro will transfer to [*]one or more CMOs engaged by Astellas or its Affiliates, the CFE Know-How necessary to Manufacture the CFE and CFE Reagents independently of Sutro and its Affiliates (the “CFE Technology Transfer”), which Manufacture of CFE and CFE Reagents shall be to support ongoing supply to Astellas, its Affiliates and Sublicensees for use in Manufacturing Licensed Compounds and Licensed Products. The CFE Technology Transfer shall be conducted [*]. Notwithstanding the foregoing, prior to any CFE Technology Transfer to a CMO, such CMO must agree to commercially reasonable safeguards to maintain the confidentiality of such CFE Know-How under an agreement between Sutro and such CMO, taking into account the trade secret status of the CFE Know-How.

(d) If Astellas determines that a second or additional source for the supply of CFE needs to be established by Sutro which is separate and in addition to Sutro’s existing source(s), then, upon Astellas’s written request at any time after Astellas has committed to conducting a [*] for any Licensed Product, Sutro shall conduct a CFE Technology Transfer to a CMO selected by Astellas and reasonably acceptable to Sutro ([*]), which may, at Astellas’s option, be solely dedicated to Astellas. Sutro shall [*]; provided in the event that (i) [*] or (ii) [*], Astellas [*], provided that in each case (A) [*], and (B) [*]. Notwithstanding anything to the contrary, in no event shall Astellas have access to any CFE Know-How in connection with the CFE Technology Transfer described in this Section 7.5(d) directly or through any such CMO.

(e) If Sutro is unable to supply CFE to Astellas as required under the CFE Supply Agreement (or prior to the execution thereof, as required by Astellas pursuant to Section 7.5(a)) (“CFE Shortage”), then, unless the Parties otherwise agree in writing, for so long as such CFE Shortage endures, Sutro shall allocate its available CFE between (i) [*], and (ii) [*]. By way of example, [*].

7.6 Audit Rights and Corrective Actions. Unless otherwise approved by Astellas, all GMP Licensed Compound supplied by Sutro shall be Manufactured at the GMP Facility, which Sutro has identified as being GMP compliant and all CFE and CFE Reagents shall be Manufactured at the CFE Facility. Sutro shall ensure that Astellas has the right, at Astellas request during the Term, to audit the GMP Facility, the CFE Facility, and the facilities of all contract manufacturers of Sutro involved in performing GMP activities related to the supply of Licensed Products to Astellas. If Astellas becomes aware of any issues with such GMP Facility, CFE Facility or contract manufacturers, it may provide a report to Sutro identifying such issues. Within [*]after receipt of such a report from Astellas, Sutro shall deliver to Astellas for review and approval of a corrective action plan for addressing such issues. Sutro shall revise such plan as reasonably requested by Astellas. Upon approval of the corrective action plan by Astellas, approval not to be unreasonably withheld, Sutro shall implement such corrective action plan and address and correct such issues prior to Manufacture of GMP Licensed Product, CFE or CFE Reagents, as applicable, for Astellas. Subsequent audits shall be addressed in the manner specified in the Clinical Supply Agreement, CFE Supply Agreement or associated quality agreements. As part of Astellas’s audit of any of Sutro’s facility, Astellas may, among other things, conduct a general quality management systems assessment and audit Sutro’s supplier qualification procedures, risk assessments, audit reports or supplier questionnaires and associated corrective

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actions and environmental health and safety assessments. Notwithstanding anything to the contrary, in no event shall Astellas have access to any CFE Know-How in connection with the activities described in this Section 7.6 and Section 7.7.

7.7 Sutro Contractors. Sutro shall cause its Affiliates and any and all CMOs, (sub)contractors and other Third Parties involved in the Manufacturing of CFE, CFE Reagents, Licensed Compound or Licensed Product or other materials used to Manufacture the foregoing to [*], provided that (a) to the extent Sutro has the ability to allow Astellas to directly conduct any such audit pursuant to Section 7.6 under the applicable Third Party-agreement, then Sutro shall allow Astellas to conduct such audit and (b) Sutro shall otherwise conduct such audit on behalf of Astellas, in each case under (a) and (b) in accordance with the terms of the applicable agreement.

Article 8
PAYMENTS

8.1 Upfront Fee. As partial consideration for the rights and licenses granted to Astellas by Sutro under this Agreement, Astellas shall pay to Sutro a one-time, non-refundable and non-creditable upfront payment of ninety million Dollars ($90,000,000) (the “Upfront Payment”). Astellas shall pay the Upfront Payment within [*]following receipt by Astellas of an invoice from Sutro therefor after the Effective Date.

8.2 IND-Enabling Toxicology Study Milestone. In further consideration for the rights and licenses granted to Astellas by Sutro under this Agreement, on a Licensed Compound-by-Licensed Compound basis, following the initiation by Astellas, its Affiliates or its or their Sublicensees of a first IND-Enabling Toxicology Study for such Licensed Compound, Astellas shall pay to Sutro a one-time, non-refundable and non-creditable milestone payment of [*] (the “GLP Tox Milestone Payment”). Astellas shall pay each GLP Tox Milestone Payment within [*]following receipt by Astellas of an undisputed invoice from Sutro therefor. Each of the foregoing milestone payments in this Section 8.2 shall be payable a maximum of one (1) time with respect to each Licensed Compound regardless of the number of times it is achieved by such Licensed Compound.

8.3 Development Milestones for Licensed Products. In further consideration for the rights and licenses granted to Astellas by Sutro under this Agreement, on a Licensed Product-by-Licensed Product basis, following the first achievement by Astellas, its Affiliates or its or their Sublicensees of each Development Milestone Event set forth in the table below by a Licensed Product, Astellas shall make the corresponding one-time, non-refundable, non-creditable Development Milestone Payment to Sutro in accordance with Section 8.7(a).

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Milestone Number	Development Milestone Event (per Licensed Product)	Development Milestone Payment (Dollars)
1.	[*]	[*]
2.	[*]	[*]
3.	[*]	[*]
4.	[*]	[*]
5.	[*]	[*]
6.	[*]	[*]
7.	[*]	[*]
8.	[*]	[*]
9.	[*]	[*]
10.	[*]	[*]

*[*]

** [*]

8.4 Sales Milestones for Licensed Products. In further consideration for the rights and licenses granted to Astellas by Sutro under this Agreement, on a Licensed Product-by-Licensed Product basis, following the first achievement by Astellas, its Affiliates or its or their Sublicensees of each Sales Milestone Event set forth in the table below by such Licensed Product, Astellas shall make the corresponding one-time, non-refundable (subject to Section 8.8), non-creditable Sales Milestone Payment to Sutro in accordance with Section 8.7(b).

Sales Milestone Event (per Licensed Product)	Sales Milestone Payment (Dollars)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

*[*].

8.5 Royalty Payments for Licensed Products.

(a) Royalty Rates. In further consideration for the rights and licenses granted to Astellas by Sutro under this Agreement, on a Licensed Product-by-Licensed Product basis, during the Royalty Term for such Licensed Product, Astellas shall make quarterly non-refundable (subject to Section 8.8), non-creditable royalty payments to Sutro on the aggregate Net Sales of such Licensed Product in the Territory in a given Fiscal Year, calculated by multiplying the applicable royalty rate set forth below by such Net Sales. The applicable royalty rates set forth in the table below will apply only to that portion of the Net Sales during a given Fiscal Year that falls within

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the indicated range. All royalty payments, and associated reports, shall be made in accordance with Section 8.7(c).

Aggregate Annual Net Sales of a Licensed Product in the Territory	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

*[*]

(b) Royalty Reductions.

(i) No Valid Claim. On a Licensed Product-by-Licensed Product and country-by-country basis, the royalties payable on the Net Sales of such Licensed Product in such country shall be [*]of the amounts otherwise payable to Sutro under Section 8.5(a) for such Licensed Product in which [*] or [*].

(ii) Biosimilar Products. On a Licensed Product-by-Licensed Product and country-by-country basis, if in a particular Fiscal Quarter during the Royalty Term for such Licensed Product one or more Third Parties is or are selling a Biosimilar in such country and the Net Sales of the Licensed Product in such country during such Fiscal Quarter are less [*]of the average quarterly Net Sales of such Licensed Product in such country over the four (4) Fiscal Quarters immediately prior to the Fiscal Quarter during which the first such Biosimilar was sold in such country, then the royalties payable on the Net Sales of such Licensed Product in such country shall be reduced by [*]of the amounts otherwise payable to Sutro under Section 8.5(a) during such Calendar Quarter.

(iii) Third Party In-License Payments. On a Licensed Product-by-Licensed Product and country-by-country basis, if Astellas or its Affiliates has an Astellas Existing In-License or Astellas, its Affiliate or Sublicensee enters into an Other In-License, in each case that includes a license to Third Party Patent Rights in such country that Cover the Licensed Product (including its use or Manufacture), then during the Royalty Term for such Licensed Product, Astellas shall have the right to credit [*]of the royalties payable under such Other In-License with respect units of such Licensed Product sold in such country against amounts payable to Sutro under this Section 8.5 with respect to the same units of Licensed Product during the same period; provided that any such reduction shall not reduce by more than [*]the royalties that would otherwise be payable in a given Fiscal Quarter under Section 8.5 and if, as a result of the foregoing restriction, any such amounts cannot be credited in a given Fiscal Quarter, then Astellas shall be entitled to carry forward such right to credit to future Fiscal Quarters.

(iv) Royalty Floor. The reductions of Sections 8.5(b)(i), 8.5(b)(ii) and 8.5(b)(iii) are cumulative, provided that in no event will the royalties in any given Calendar Quarter during the applicable Royalty Term for a Licensed Product in a country be reduced, as a result of the reductions set forth in Sections 8.5(b)(i), 8.5(b)(ii) and 8.5(b)(iii) (collectively), by more than [*]of the rate that otherwise would have been payable in accordance with Section 8.5(a) in such

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Calendar Quarter for such Licensed Product in such country. Credits for reductions not exhausted in any Calendar Quarter may be carried into future Calendar Quarters.

8.6 Sharing of Costs and Revenues for Cost Share Products.

(a) Generally.

(i) With respect to each Cost Sharing, notwithstanding the financial definitions herein, the Parties acknowledge and agree that no single item of cost or expense, and no revenue, shall be included or deducted more than one time in the calculation of Development Costs, Commercialization Costs, Other Expenses, or Cost Share Product Net Sales, if inclusion therein would result in a duplication or double-counting of the same cost or expense or the same revenue.

(ii) Within [*]after the first Option Effective Date, each Party shall designate by written notice to the other Party one or more financial managers with responsibility for coordinating the Cost Sharing (the “Financial Managers”). Each Party may replace its Financial Managers at any time upon written notice to the other Party.

(b) Calculation and Payment of Shared Costs and Revenues. During the Term, for each Cost Share Product following Option Effective Date therefor, the following shall apply:

(i) Within [*]after the end of each Fiscal Quarter, each Party shall provide to the other Party and the Financial Managers, as applicable, a consolidated report (each, a “Cost Report”) containing (A) [*] and (B) [*]. To the extent that any such Development Costs, Other Expenses or Commercialization Costs reported pursuant to this Section 8.6(b)(i) were estimated, the relevant Party shall provide actual cost information with the next Fiscal Quarter’s quarterly Cost Report, as applicable, and the provisions of Section 8.6(b)(iii) shall apply to properly allocate between the Parties any amount by which such actual costs exceeded or were less than the estimated costs. For clarity, Development Costs, Other Expenses and Commercialization Costs for each Fiscal Quarter may include accruals/estimates, and those accruals/estimates will be trued up to actual costs each Fiscal Quarter as part of the cost reporting for the following Fiscal Quarter.

(ii) Within [*]after the end of each Fiscal Quarter, Astellas shall provide to Sutro and the Financial Managers, in a format to be mutually agreed by the Financial Managers, a detailed statement of its (and each of its Affiliate’s) Cost Share Product Revenues with respect to the applicable Cost Share Product in the United States (including the calculation thereof, including a breakdown of Cost Share Product Revenues (and the calculation thereof)), as well as details of any adjustments to be made to the amounts submitted in the previous Fiscal Quarter (each, a “Revenue Report”). The Revenue Report shall be in a format to be agreed upon by the Financial Managers.

(iii) Within [*]after the end of each Fiscal Quarter, the Financial Managers shall provide to Astellas, Sutro and the JSC a written report (each, a “Reconciliation Report”) setting forth, in a format to be mutually agreed by the Financial Managers (A) [*], (B) [*], and (C) [*]. Within [*]after receipt of each Reconciliation Report (during which period the

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Parties may review such report and shall notify each other if any issues are identified), the Party who will receive payment shall issue to the other Party an invoice for the agreed amount of net payment. Within [*]after receipt of such invoice, the Party receiving such invoice shall make payment for any such net payment due to the other Party from such Party in accordance with this Article 8; provided that if a Party disputes an amount provided in such Reconciliation Report, then such disputed amount shall be reviewed by the JSC (provided, however, that in the event that the JSC is unable to resolve the issue, then notwithstanding Section 3.4, either Party shall have the right to have an independent auditor examine the applicable records in order to resolve such issue pursuant to Section 8.8, which determination shall be binding on the Parties absent manifest error), and any net payment owed with respect to the undisputed amounts shall be paid within such [*]period (and the disputed amount, if determined to be owed, shall be paid within [*]of resolution of the dispute).

(iv) All costs and expenses and revenues pursuant to this Section 8.6 shall be recorded and reported consistent with Accounting Principles, consistently applied, and shall be reported in Dollars (with currency conversions as set forth in Section 8.7(d)).

(v) The Parties acknowledge and agree that the Manufacturing Costs and FTE Rate(s) used in determining any Development Costs or Commercialization Costs represent fair market value for the provision of the applicable services for which such amounts are paid and represent arms’-length negotiated amounts. The FTE Rate(s) used in determining any Development Costs or Commercialization Costs shall be reviewed annually by the Parties and may be adjusted by mutual written agreement of the Parties to the extent the Parties mutually determine that an adjustment is necessary to comply with the arm’s-length standard under Applicable Law.

(vi) Notwithstanding anything to the contrary set forth herein, (A) when calculating the Parties’ Commercialization Costs, Development Costs and Other Expenses, any amount of, or in respect of, recoverable VAT incurred by each Party (or its Affiliates) in respect of any item of expenditure or cost that forms a component of such calculations shall be excluded and (B) when calculating Cost Share Product Net Sales, any amount of, or in respect of, VAT in respect of any item of revenue that forms a component of such calculations shall be excluded.

(vii) Each Party shall consider in good faith other reasonable procedures proposed by the other Party for sharing applicable financial information hereunder in order to permit each Party to close its books periodically in a timely manner.

8.7 Payment Terms.

(a) Development Milestone Payments. Astellas shall provide Sutro with written notice of the achievement of each Development Milestone Event by Astellas, its Affiliate or its or their Sublicensee within [*]of such achievement. Following receipt of such notification, Sutro shall invoice Astellas for the amount of the applicable Development Milestone Payment, and Astellas shall make the corresponding Development Milestone Payment within [*]after receipt of such invoice.

(b) Sales Milestone Payments. Astellas shall provide Sutro with written notice of the achievement of each Sales Milestone Event by Astellas, its Affiliate or its or their

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Sublicensee within [*]after the end of the Fiscal Year during which such Sales Milestone Event was achieved. Following receipt of such notification, Sutro shall invoice Astellas for the amount of the applicable Sales Milestone Payment(s), and Astellas shall make the corresponding Sales Milestone Payment(s) within [*]after receipt of such invoice.

(c) Royalty Reports and Payments. Within [*]following the end of each Fiscal Quarter, following the First Commercial Sale of a Licensed Product, Astellas will furnish to Sutro a written report for the Fiscal Quarter showing the Net Sales of the Licensed Product sold by Astellas, its Affiliates and its or their Sublicensees in the Territory during such Fiscal Quarter and the royalties payable under this Agreement for such Fiscal Quarter. Such written report will include the gross sales of such Licensed Product on a country-by-country basis, the deductions taken from such gross sales to arrive at Net Sales of such Licensed Product for the applicable Fiscal Quarter, a calculation of any applicable reductions under Section 8.5(b), and the calculation of the amount of royalty payment due on such Net Sales. Further, each such royalty report shall indicate gross sales and Net Sales in each country’s currency, the applicable royalty rate, the royalties payable for each country in such country’s currency, the applicable exchange rate to convert from each country’s currency to U.S. Dollars, and the royalties payable in U.S. Dollars. The royalties payable set forth therein shall be due and payable on the date such report is due. Astellas may true up to actual Net Sales each Fiscal Quarter as part of the Net Sales reporting for the following Fiscal Quarter if it identifies any variances from previously reported amounts. Notwithstanding the foregoing, the reporting under this Section 8.7(c) need not include any Cost Share Products in the United States.

(d) Payment Currency; Exchange Rate; Offset. All payments to be made under this Agreement shall be made in Dollars. Payments to a Party shall be made by electronic wire transfer of immediately available funds to the account of the other Party, as designated in writing to the paying Party. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made using a rate of exchange at the average actual foreign currency exchange rate for the month in which the expense is incurred or sale made according to the exchange rates utilized by the applicable Party in its own internal accounting system, consistently applied. Each Party shall have the right to offset any payment that is owed by the other Party but not paid against any payments owed by such Party, if any, under this Agreement.

(e) Late Payments. Any undisputed payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (i) the prime rate as published by The Wall Street Journal or any successor thereto on the first day of each Fiscal Quarter in which such payments are overdue or (ii) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent (provided that if the payment is disputed, such interest shall be calculated from the time that the dispute is resolved), compounded monthly.

8.8 Records and Audit Rights. Each Party shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of each Party, as the case may be, for at least [*](or such longer period as required by applicable Law) following

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the end of the Fiscal Year to which they pertain. Each Party (the “Audited Party”) shall make such account and records available, on reasonable notice sent by the other Party (the “Auditing Party”), for inspection during normal business hours, with not less than [*]’ advance written notice, by an independent certified public accounting firm nominated by such and reasonably acceptable for the Audited Party, for the purpose of verifying the accuracy of any statement or report given by the Audited Party and to verify the accuracy of the payments due hereunder for any Fiscal Year. Such auditor shall advise the Parties simultaneously promptly upon its completion of its audit whether or not the payments due hereunder have been accurately recorded, calculated, and reported, and, if not, the amount of such discrepancy. Except in the case of willful misconduct or fraud, a Party’s financial records with respect to a given period of time shall only be subject to one (1) audit per Fiscal Year. The Auditing Party’s right to perform an audit pertaining to any Fiscal Year shall expire [*]after the end of such Fiscal Year and no given period may be audited more than one (1) time. The auditor shall be required to keep confidential all information learned during any such inspection, and to disclose to the Auditing Party only such details as may be necessary to report the accuracy of the Audited Party’s statement or report. The Auditing Party shall be responsible for the auditor’s costs, unless the auditor certifies that an overpayment to, or an underpayment by, the Audited Party that resulted from a discrepancy in a report that the Audited Party provided to the Auditing Party during the applicable audit period, which underpayment or overpayment was in favor of the Auditing Party by more than the greater of (i) [*]of the amount set forth in such report or (ii) $[*], in which case the Audited Party shall bear the full cost of such audit. If such accounting firm correctly identifies a discrepancy made during such period, any unpaid amounts or overpaid amounts that are discovered shall be paid/refunded promptly but in any event within [*]of the date of delivery of such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The Auditing Party shall treat all financial information subject to review under this Section 8.8 in accordance with the confidentiality and non-use provisions of Article 9, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the Audited Party obligating it to retain all such information in confidence pursuant to such confidentiality agreement. Upon the expiration of [*]following the end of any Fiscal Year, royalty calculations and joint Development Cost sharing calculations with respect to such Fiscal Year shall be binding and conclusive upon both parties. Unless an audit is ongoing with respect to such period, the Parties shall be released from any liability or accountability with respect to said calculations for such Fiscal Year.

8.9 Taxes.

(a) VAT. Any consideration due under this Agreement is exclusive of VAT. If any VAT will be chargeable on any of the transactions contemplated under this Agreement and is payable to the respective tax authority by the Party making the supply or providing the service for VAT purposes, upon receipt of a valid invoice in accordance with the applicable VAT law from the supplying or service providing Party, the other Party shall pay such VAT in addition to the consideration otherwise due.

(b) Withholding Taxes. Any Party (the “Paying Party”) required to make a payment pursuant to this Agreement to the other Party (the “Payee”) shall be entitled to deduct or withhold from the amount payable the tax for which the Paying Party is liable to deduct or withhold under any provisions of applicable tax law. If any Paying Party determines that applicable tax

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laws require withholding of any taxes, such Paying Party shall immediately notify the Payee in writing of the potential for withholding of taxes and cooperate with such Payee in good faith before undertaking any such withholding of taxes so as to reduce or eliminate any potential obligation for such withholding of taxes to the greatest extent possible, including with respect to obtaining the benefit of any present or future treaty against double taxation or refund or reduction in such taxes. Without limiting the foregoing, each Paying Party shall make any such required withholding payments in a timely manner and shall subtract the amount thereof from the payments made to Payee. Such Paying Party shall promptly (as available) submit to the Payee appropriate proof of payment of the taxes as well as the official receipts within [*]. Notwithstanding the foregoing, if any Paying Party assigns this Agreement or changes its domicile, and, as a result, any additional taxes are required to be withheld with respect to payments made to Payee, such Paying Party shall be responsible for all such additional withholding taxes and shall pay the Payee such increased amounts as are necessary to ensure that such Payee receives the same amount (after any required deduction and withholding of taxes, including with respect to any additional amounts payable under this sentence) as it would have received had no such assignment or change in domicile been made.

(c) Tax Cooperation. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

8.10 Inventor Compensation. Each Party shall be solely responsible for any remuneration that may be due such Party’s inventors under any applicable inventor remuneration laws.

Article 9
CONFIDENTIALITY

9.1 Confidential Information. For purposes of this Agreement, “Confidential Information” of a Party means all proprietary or confidential Know-How or other scientific, marketing, financial or commercial information and materials, whether or not patentable and in any form (written, oral, photographic, electronic, magnetic or otherwise), including information or materials of Third Parties, that one Party or any of its Affiliates discloses or otherwise makes available to the other Party or its Affiliates pursuant to this Agreement. The terms and conditions of this Agreement shall be the Confidential Information of both Parties. With respect to any Collaboration Know-How, (a) the Program Specific Know-How shall be the Confidential Information of Astellas, (b) all Joint Collaboration Know-How shall be the Confidential Information of both Parties, (c) all Astellas Collaboration Know-How shall be the Confidential Information of Astellas, and (d) all Sutro Collaboration Know-How and CFE Collaboration Know-How shall be the Confidential Information of Sutro.

9.2 Duty of Confidence; Exceptions. Each Party agrees that, during the Term and for a period [*]thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (including for the exercise of the rights and licenses granted to such Party hereunder, but it being understood that this parenthetical itself shall not create or imply any rights or licenses not expressly granted under

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this Agreement) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the other Party. The foregoing confidentiality and non-use obligations shall not apply to any portion of the disclosing Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was in the lawful knowledge and possession of the receiving Party prior to the time it was disclosed to the receiving Party, or was otherwise developed independently by or for the receiving Party without use of or reference to the disclosing Party’s Confidential Information;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who, to the knowledge of the receiving Party, had no obligation to the disclosing Party not to disclose such information to others.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

9.3 Authorized Disclosures. Notwithstanding Section 9.2, a Party may disclose Confidential Information of the other Party if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting, maintaining or listing Patent Rights in accordance with Article 13;

(b) in the case of disclosure by Astellas, filing, prosecuting, or maintaining Regulatory Materials and Regulatory Approvals for the Licensed Products or otherwise made to Regulatory Authorities as permitted by this Agreement;

(c) prosecuting or defending litigation as contemplated herein;

(d) in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed to comply with Applicable Law or a valid order of a court of competent jurisdiction or other Governmental Authority of competent jurisdiction (including by reason of filing with securities regulators, but subject to Section 10.2(b));

(e) solely with respect to disclosure of (i) the existence and terms of this Agreement, and (ii) subject to Astellas’s prior consent, not to be unreasonably withheld, a summary of the status of the Research, Development and Commercialization activities with respect

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to Licensed Compounds and Licensed Products, which summary may include the number of DC Compounds for each Program (but shall not include any data generated under the Research Plan that is specific to such DC Compounds), in each case of (i) and (ii) to actual or potential acquirors, investment bankers, investors, lenders, or other similar sources of financing solely for the purpose of evaluating or carrying out an actual or potential investment, or acquisition, in each case under a written agreement containing obligations of confidentiality and non-use at least as stringent as those herein; provided that the receiving Party will be liable for any breaches of its obligations of confidentiality and non-use hereunder by any of its actual or potential acquirors, investment bankers, investors, lenders, or other financial partners; and

(f) to its and its Affiliates’ employees, consultants, advisors (including accountants and attorneys), contractors, agents, and bona fide potential or actual (sub)licensees, in each case on a need-to-know basis to exercise its rights or perform its obligations in accordance with the terms of this Agreement, and in each case under a written agreement containing obligations of confidentiality and non-use at least as stringent as those herein (or without such agreement for recipients that are financial or legal advisors under a professional code of conduct giving rise to an obligation of confidentiality and non-use at least as restrictive as those set forth in this Agreement), provided that the receiving Party will be liable for any breaches of its obligations of confidentiality and non-use hereunder by any Persons.

Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.3(c) and (d), it will, except where impracticable, promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations, and, if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense. In any such event, each Party agrees to take all reasonable action to minimize disclosure of the other Party’s Confidential Information. Any information disclosed pursuant to this Section 9.3 shall remain, subject to Section 9.2, the Confidential Information of the disclosing Party and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 9.

Article 10
PUBLICATIONS & PUBLICITY

10.1 Publications. Sutro shall have [*]. If Astellas desires to include any Confidential Information of Sutro in any publication or presentation with respect to the Programs, Licensed Compounds or Licensed Products or their testing, Astellas shall provide Sutro with a copy of any such proposed publication or presentation at [*] prior to submission for publication so as to provide Sutro with an opportunity to recommend any changes it reasonably believes are necessary to protect the Confidential Information of Sutro. The incorporation of such recommended changes shall not be unreasonably refused; and if Sutro notifies Astellas in writing (“Publishing Notice”), within such [*] after receipt of the copy of the proposed publication or presentation, that such publication or presentation in its reasonable judgment (a) contains an invention, solely or jointly conceived or reduced to practice by Sutro, for which Sutro reasonably desires to obtain patent protection and has the right to do so under Section 13.2 or (b) could be expected to have a material

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adverse effect on the commercial value of any Confidential Information of Sutro, Astellas shall delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than [*]from the date of the Publishing Notice. For clarity, Astellas is able to make publications and presentations related to the Programs, Licensed Compounds or Licensed Products or their testing or other activities in connection with this Agreement without any required consent of Sutro if such publications and presentations do not contain Sutro’s Confidential Information.

10.2 Publicity.

(a) Press Releases. The Parties have mutually approved a joint press release attached hereto as Schedule 10.2 with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press release. Each Party agrees not to issue any other press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), except as provided herein. Notwithstanding the foregoing, any disclosure that is required by Applicable Laws (including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) or the rules of any Securities Regulator or the securities regulations of any other jurisdiction, shall be in accordance with Sections 9.3 and 10.2(b), as applicable, and each Party agrees to provide to the other Party a copy of any public announcement covered by this Section 10.2(a) as soon as reasonably practicable under the circumstances.

(b) Securities Filings. The Parties hereby acknowledge and agree that either Party may be required by Applicable Laws to submit a copy of this Agreement to the US Securities and Exchange Commission or its foreign equivalent (each, a “Securities Regulator”). If a Party is required by Applicable Laws to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator, such Party agrees to consult and coordinate with the other Party with respect to such disclosure and shall prepare and submit a redacted copy of and any confidential treatment request for this Agreement, if applicable, in coordination and consultation with the other Party. Notwithstanding the foregoing, if a Party is required by Applicable Laws to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator and such Party has (i) promptly notified the other Party in writing of such requirement and any respective timing constraints, (ii) provided copies of the proposed disclosure or filing to the other Party reasonably in advance, but in any event at least [*]in advance with respect to a disclosure of a description of this Agreement and [*]in advance with respect to a filing of a copy of this Agreement and associated confidential treatment request, if any, of such filing or other disclosure and (iii) given the other Party a reasonable time under the circumstances to comment upon the scope of the proposed disclosure and related confidential treatment request, then such Party will have the right to make such disclosure or filing and the related confidential treatment request at the time and in the manner reasonably determined by its counsel to be required by Applicable Laws or the applicable Securities Regulator. If a Party seeks to make a disclosure or filing as set forth in this Section 10.2(b) and the other Party provides comments within the respective time periods or constraints specified herein, the Party seeking to make such disclosure or filing will reasonably consider such comments and use good faith efforts

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to incorporate such comments in the disclosure or filing; provided that prior to making any such filing of this Agreement, the Parties shall reasonably cooperate and use good faith efforts to agree on a redacted form of this Agreement to be so filed.

(c) Re-Publication. Notwithstanding anything to the contrary in this Article 10, the contents of any press release or other publication that has been reviewed and approved by a reviewing Party in accordance with this Article 10 may be re-released by such reviewing Party without a requirement for re-approval.

10.3 Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. Notwithstanding the foregoing, either Party may make any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

Article 11
REPRESENTATIONS, WARRANTIES, AND COVENANTS

11.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a) such Party is duly organized, validly existing and in good standing under the Applicable Law of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and such authorization, execution and delivery does not violate such Party’s charter documents, bylaws or other organizational documents;

(c) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to: (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; or (ii) laws governing specific performance, injunctive relief and other equitable remedies; and

(d) the execution, delivery and performance of this Agreement by such Party does not breach or conflict, in any material respect, with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which such Party (or any of its Affiliates) is a party or by which such Party (or any of its Affiliates) is bound, nor violate any Applicable Law of any Governmental Authority having jurisdiction over such Party (or any of its Affiliates), including

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any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Authority.

11.2 Sutro Representations and Warranties. Sutro represents and warrants to Astellas, as of the Effective Date, that:

(a) (i) Sutro has the right under the Sutro Technology to grant the license in Section 2.1(a) and the other rights and licenses purported to be granted hereunder to Astellas, (ii) Sutro has not granted any license or other right under the Sutro Technology that is inconsistent with such rights and licenses; (iii) except for the agreement set forth in Schedule 11.2(a), all Sutro Technology is free and clear of any liens, charges and encumbrances and Sutro has sufficient legal or beneficial title, ownership or license thereunder to grant such rights and licenses; (iv) no rights or licenses are required under the Sutro Technology for Astellas to Develop, Commercialize or Manufacture the Licensed Compounds and the Licensed Products as contemplated herein other than those granted in Section 2.1(a); and (v) except for the sublicense granted under the Stanford Agreement, no intellectual property under any Sutro Existing In-License is necessary or useful for the Research, Development, Manufacturing or Commercialization of Licensed Compounds or Licensed Products;

(b) (i) Sutro is the sole and exclusive owner of the entire right, title and interest in the Sutro Patents listed on Part A of Schedule 1.232 and the sole and exclusive (subject to Sections 3.3 and 3.4 of the Stanford Agreement) licensee of the Sutro Patents listed on Part B of Schedule 1.232, in each case, except for the agreement set forth in Schedule 11.2(a), free and clear of any liens, charges and encumbrances, and (ii) the Sutro Patents listed on Part A of Schedule 1.232, and the claims included in any such Sutro Patent, as applicable, are (A) subsisting, in good standing, (to Sutro’s knowledge) valid, and in full force and effect, (B) being diligently prosecuted in the respective patent offices in accordance with Applicable Laws, and (C) have been filed and maintained properly and correctly. All Patent Rights on Schedule 1.232 that are CFE Patents are identified as such. All Patent Rights listed on Part B of Schedule 1.232 are in-licensed under the Stanford Agreement;

(c) Sutro has an IND filing for a product made using CFE in the United States, and, to Sutro’s knowledge, has disclosed to Astellas all material information, including all material correspondences to or from any Regulatory Authority regarding such CFE, that would impact the use thereof in the Development, Manufacture or Commercialization of iADCs, the Licensed Compounds or the Licensed Products pursuant to this Agreement;

(d) All applicable fees due to patent authorities with respect to the filing and prosecution of the Sutro Patents listed on Part A of Schedule 1.232 existing as of the Effective Date have been paid on or before the due date for payment (as such due date may be extended in accordance with Applicable Law or patent authority rules and regulations);

(e) Sutro has not entered into any agreements, either oral or written, with any Third Party relating to the Research, Development, Commercialization or Manufacture of iADCs Directed To the first Program Target;

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(f) Sutro has not received any written notice from any Third Party asserting or alleging that the use of the Sutro Technology as contemplated under this Agreement infringes or misappropriates the intellectual property rights of any Third Party and to Sutro’s knowledge, the use of the Sutro Technology as contemplated under this Agreement, including with respect to the conduct of the Programs under the Research Plan and the Research, Development, Commercialization and Manufacture of such Licensed Compounds and Licensed Products, does not infringe or misappropriate the intellectual property rights of any Third Party in the Territory;

(g) The Sutro Technology was not obtained in violation of any contractual or fiduciary obligation owed by Sutro or its employees or agents to any Third Party or through the misappropriation of intellectual property rights (including any trade secrets) from any Third Party;

(h) To Sutro’s knowledge, there is no actual or threatened infringement or misappropriation of the Sutro Technology in the Territory by any Person that would conflict with the rights granted to Astellas under this Agreement or for which Astellas has potential enforcement rights pursuant to Section 13.3;

(i) There is no action, suit, inquiry, investigation or other proceeding pending or ongoing by any Third Party that challenges or threatens the validity or enforceability of any of the Sutro Technology in the Territory;

(j) There is no pending or, to its knowledge, threatened, litigation or arbitration which alleges that Sutro’s activities with respect to the Sutro Know-How has infringed or misappropriated any intellectual property rights of any Third Party;

(k) To Sutro’s knowledge, the Sutro Technology does not require a license or other authorization for export to the Territory under any Export Controls and Economic Sanctions Laws, and Sutro agrees that if such a license or other authorization is required anytime during the Term, Sutro shall use Commercially Reasonable Efforts to obtain such license or authorization;

(l) Sutro has not granted any license or any option for a license under the Sutro Technology to any Third Party to develop, make, use or sell in the Field any Licensed Compound or Licensed Product in any country in the Territory;

(m) Other than the Stanford Agreement, there is no agreement between Sutro or its Affiliates with any other Third Party pursuant to which Sutro or any of its Affiliates obtains any license to any Sutro Technology and no Third Party In-License Agreement to which Sutro or its Affiliates is a party exists as of the Effective Date. The licenses and rights granted to Sutro under the Stanford Agreement solely relate to CFE (and the use of CFE to manufacture products) and the intellectual property thereunder does not otherwise Cover any Components, Licensed Compounds or Licensed Products (except for the use of CFE in manufacturing thereof). Except in the event of a Supply Failure as contemplated by Section 7.5(c), Astellas does not require any rights or licenses under the Stanford Agreement to Develop, Manufacture (provided that Astellas acquires CFE needed for Manufacture from Sutro) or Commercialize Licensed Compounds or Licensed Products. Neither Sutro nor any of its Affiliates is in breach of the Stanford Agreement;

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(n) No person, other than former or current employees, consultants and contractors of Sutro who are obligated in writing to assign his/her inventions to Sutro, is an inventor of any of the inventions claimed in the Sutro Patents listed on Part A of Schedule 1.232 filed or issued as of the Effective Date, except for those Third Party inventors of those inventions that fall within the Sutro Technology Controlled by Sutro and as to which Sutro has obtained an assignment as of the Effective Date. All inventors of any inventions included within the Sutro Patents listed on Part A of Schedule 1.232 that are existing as of the Effective Date have assigned or have a contractual obligation to assign or license their entire right, title and interest in, to and under such inventions and the corresponding Patent Rights to Sutro. No present or former employee or consultant of Sutro owns or has any proprietary, financial or other interest, direct or indirect, in the Sutro Technology (other than any interest as a shareholder) that has not been assigned to Sutro. To Sutro’s knowledge, there are no claims that have been asserted in writing challenging the inventorship of the Sutro Patents listed on Part A of Schedule 1.232;

(o) The inventions claimed or covered by the Sutro Patents listed on Part A of Schedule 1.232 (i) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof or any other government or agency thereof, (ii) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f), and (iii) are not otherwise subject to the provisions of the Bayh-Dole Act;

(p) To Sutro’s knowledge, there have been no material adverse events with respect to the safety and efficacy of the CFE or the CFE Reagents;

(q) Neither Sutro nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of the CFE or the CFE Reagents, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of the CFE or the CFE Reagents, or committed an act, made a statement, or failed to make a statement with respect to the Development of the CFE or the CFE Reagents that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Territory; and

(r) To Sutro’s knowledge, all information and data provided by or on behalf of Sutro to Astellas on or before the Effective Date in contemplation of this Agreement or the transactions contemplated hereby was provided in good faith and is true and accurate and complete[*], and Sutro, to its knowledge, has not failed to disclose (or cause to be disclosed) any material information or data that could reasonably be expected to cause the information and data that has been disclosed to be misleading[*].

For purposes of the above representations and Section 2.6(a), the phrase “to Sutro’s knowledge” means that the employee(s) of Sutro with responsibility for the matter have conducted a reasonable inquiry regarding such matter.

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11.3 Covenants.

(a) Compliance with Applicable Laws. Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its Affiliates and its and its Affiliates’ employees and contractors to comply, with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes in good faith may violate, any Applicable Laws.

(b) Employees, Consultants and Contractors. Each Party covenants that it and its Affiliates shall obtain from each of its and their respective employees, consultants and contractors, in each case who may or do conceive, discover, invent or create any of such Party’s Collaboration Know-How, written agreements containing obligations of confidentiality and non-use and an assignment to such Party or its applicable Affiliates of all of such Person’s rights to such Collaboration Know-How such that no such employee, contractor or consultant shall retain any rights thereto that would prevent or conflict with the other Party’s rights of ownership, license or use thereof or thereto, as the case may be, contemplated under this Agreement.

(c) Debarment. Each Party represents, warrants and covenants to the other Party that neither it nor its officers, employees, agents, consultants or any other person used by such Party in the performance of the respective Development activities under this Agreement is: (i) debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act; (ii) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (iii) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party shall not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates the services of any such person. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or (sub)licensees, which directly or indirectly relate to activities contemplated under this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(d) Misappropriation of Intellectual Property Rights. Sutro shall ensure that neither it, nor its Affiliates, and shall [*]ensure that neither its nor their sublicensees or Subcontractors, in each case misappropriate the Know-How of any Third Parties in, or for the creation of, the DC Compounds.

(e) No License or Option Grant. Sutro covenants that during the Term it shall not grant, except in accordance with the express terms and conditions of this Agreement, any license or any option for a license under the Sutro Technology to any Third Party to develop, make, use or sell in the Field any Licensed Compound or Licensed Product in any country in the Territory.

(f) No Encumbrances. During the Term, neither Sutro nor any of its Affiliates shall encumber the licenses or other rights granted to Astellas hereunder (including Sutro’s supply

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obligations) including by not (i) committing any acts or permitting the occurrence of any omissions that would cause the breach or termination of any Sutro Existing In-License Agreement, Initial Plan Component In-License or any in-license related to the CFE Technology, or (ii) amending or otherwise modifying or permitting to be amended or modified, any such in-license in a manner that encumbers or diminishes the rights granted to Astellas hereunder. Sutro shall promptly notify Astellas of any alleged, threatened, or actual breach of, or any termination of, any such in-license and of its potential impact on Astellas hereunder. If the Stanford Agreement is terminated for any reason, (A) all rights and licenses that were sublicensed to Astellas by Sutro under the Stanford Agreement shall survive as a direct license to Astellas, and, if requested by Astellas, Sutro shall provide reasonable support to Astellas in connection with negotiation of a separate agreement with Stanford University to include such direct license and (B) Sutro shall be responsible for any costs and expenses (including upfront, royalties and milestones) incurred by Astellas or its Affiliates in connection such a direct license (in each case solely to the extent the financial terms under such direct license are consistent with the financial terms under the Stanford Agreement in existence immediately prior to such termination) and shall reimburse Astellas within [*]of invoicing therefor.

11.4 Compliance.

(a) Data Privacy. Each Party shall: (i) comply with all applicable data protection and privacy laws, rules and regulations (including, to the extent applicable, the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act (HIPAA) and the General Data Protection Regulation (Regulation (EU) 2016/679) (GDPR), as any of the foregoing may be amended from time to time) (“Data Protection Laws”) with respect to the collection, use, transfer, storage, destruction, aggregation or other use of subject health information or other Personal Data (as defined in the applicable Data Protection Laws, collectively, “Personal Data”) in connection with its activities under or in connection with this Agreement, including the Development and Commercialization of any Licensed Product hereunder, (ii) implement appropriate and reasonable security processes and controls in connection with its activities under or in connection with this Agreement so as to protect the security and privacy of Personal Data in accordance with Data Protection Laws, and (iii) take such steps as necessary to comply with Data Protection Laws to permit such Party to disclose Personal Data to the other Party and to permit the other Party to use and disclose such Personal Data for its own purposes in accordance with this Agreement.

(b) Sunshine Act. Each Party acknowledges that, under the provisions of Section 1128G of the Social Security Act, 42 U.S.C. § 1320a-7h and other similar provisions of Applicable Law, such Party may be required to disclose certain payments and other transfers of value provided to health care professionals and institutions, including payments, reimbursements, materials or equipment made or provided under or in connection with this Agreement or the development plans. Each Party will provide the other Party with all reasonable information in its Control related to the activities hereunder necessary for the other Party to comply with such Applicable Laws in the form reasonably requested by the requesting Party and at such times as the requesting Party may reasonably request to satisfy its obligations.

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(c) Statements to Regulatory Authorities. Neither Party shall, with respect to any Development or Commercialization activities conducted hereunder, commit an act, make a statement or fail to act or make a statement, that would be or create an untrue statement of material fact or fraudulent statement to any Regulatory Authority with respect to the exploitation of Licensed Products.

(d) Violations; Exclusions Lists. With respect to the activities contemplated under this Agreement, during the Term, neither Party will engage, directly or indirectly, in any transactions, or otherwise deal with, except to the extent permissible under applicable United States law or other Applicable Law, any country or Person targeted by United States or other relevant economic sanctions Applicable Law, including any Person designated on the Specially Designated Nationals List. In addition, each Party agrees that it will not use (and will cause its Affiliates and Third Party contractors not to use) any Person (including any employee, officer, director or Third Party contractor) who is (or has been) on the Exclusions Lists, or who is (or has been) in Violation, in the performance of any activities hereunder. Each Party certifies to the other Party that, as of the Effective Date, it has screened itself, and its officers and directors (and its Affiliates and Third Party contractors (acting in connection with this Agreement) and their respective officers and directors) against the Exclusions Lists and that it has informed the other Party in writing whether it, or any of its officers or directors (or any of its Affiliates or any of their respective officers and directors) has been in Violation. After the Effective Date, each Party will notify the other Party in writing immediately if any such Violation occurs or comes to its attention. For purposes of this Section 11.4(d), “Violation” means that a Party or any of its officers or directors or any other personnel of such Party (or other permitted agents of such Party performing activities hereunder, including any of such Party’s Affiliates, sublicensees or Third Party contractors and their respective officers and directors) has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. § 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (http://www.epls.gov); or (c) listed by any U.S. federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs, including under 21 U.S.C. § 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (a), (b) and (c), collectively, the “Exclusions Lists”).

(e) Anti-Corruption. Each Party will:

(i) in connection with its activities under or in connection with this Agreement strictly comply with the OECD Anti-Bribery Convention on combating bribery of foreign public officials in international business transactions, the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010 and any other equivalent Applicable Laws in the Territory for the prevention of fraud, corruption, racketeering, money laundering and terrorism, in each case as may be amended from time to time (such Applicable Law, the “Anti-Corruption Laws”), including such Party’s own internal policies in connection therewith. Each Party shall require any Affiliates, contractors, subcontractors, distributors or other persons or

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entities that provide services to such Party in connection with this Agreement to comply with such Party’s obligations under this Section;

(ii) not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a Public Official or any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(iii) no later than [*]following the end of each Fiscal Year, verify in writing that to the best of its knowledge, there have been no violations of Anti-Corruption Laws in the performance of this Agreement or shall provide details of any exception to the foregoing; and

(iv) maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section 11.4(e) and upon request of the other Party, up to once per year and upon reasonable advance notice, shall provide the other Party or its representative with access to such records for purposes of verifying compliance with the provisions of this Section 11.4(e).

For purposes of this Section 11.4(e), “Public Official” means (A) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (B) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (C) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (D) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

(f) Compliance Program. In connection with this Agreement, each Party has implemented and agrees to maintain and enforce a compliance and ethics program designed to prevent and detect violations of Applicable Law, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. § 201 et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.) and anti-corruption Applicable Law, throughout its operations (including subsidiaries) and the operations of its contractors and subcontractors that have responsibility for products, payments or services provided under this Agreement. Each Party agrees to comply with the other Party’s internal code of conduct for such program. The Alliance Managers will facilitate discussions and the sharing of information and experiences between the Parties respective compliance and ethics organizations.

11.5 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN

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THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT SUCH PARTY SHALL BE SUCCESSFUL IN OBTAINING ANY PATENTS OR THAT ANY PATENTS SHALL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE RESEARCH CONDUCTED HEREUNDER, OR ANY LICENSED COMPOUNDS OR LICENSED PRODUCTS, SHALL BE SUCCESSFUL, IN WHOLE OR IN PART.

Article 12
INDEMNIFICATION

12.1 Indemnity.

(a) By Sutro. Subject to Section 12.1(c) and Section 12.2, Sutro shall defend, indemnify and hold harmless Astellas and its Affiliates, and their respective directors, officers, employees and agents (each, a “Astellas Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Astellas Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (i) the gross negligence or willful misconduct of Sutro, its Affiliates or its or their sublicensees or Subcontractors in connection with its activities under this Agreement; (ii) the breach of this Agreement by Sutro, its Affiliates, or its or their sublicensees or Subcontractors or the breach of the representations, warranties and covenants made hereunder by Sutro, (iii) the performance of any Co-Promotion activities with respect to a CoPro Product by or on behalf of Sutro or its Affiliates or sublicensees; (iv) the Research, Development, Commercialization, Manufacture, or other exploitation of CFE, CFE Reagents, Components, Licensed Products or the Licensed Compounds, including performance of activities pursuant to a Research Plan by Sutro, its Affiliates, or (sub)licensees or on its or their behalf (provided that this sub-clause (iv) shall not be construed to address the infringement of the Patent Rights or other intellectual property rights of any Third Party), (v) the research license granted to Sutro under Section 4.7, (vi) the use, making, having made, selling, having sold, offering for sale, importing, exporting, Research, Development, Manufacture or Commercialization of Reversion Products by Sutro, its Affiliates or its or their (sub)licensees or on its or their behalf, or (vii) the infringement of the Patent Rights or other intellectual property rights of any Third Party that is (A) in-licensed under a Sutro Existing In-License Agreement (unless another cost sharing arrangement is agreed to pursuant to Section 2.3(b)) or (B) Covers or is directed to CFE or CFE Reagents, in each case (A) and (B), by the Research, Development, Manufacture, Commercialization or other exploitation of any Licensed Products or Licensed Compounds by Astellas, its Affiliates or its or their Sublicensees or on its or their behalf in accordance with this Agreement; except, in each case (i) through (v), to the extent such Losses result from (x) matters subject to clause (i) or (ii) of Section 12.1(b), or (y) any violation of Applicable Law by an Astellas Indemnitee.

(b) By Astellas. Subject to Section 12.1(c) and Section 12.2, Astellas shall defend, indemnify and hold harmless Sutro, its Affiliates, and their respective directors, officers, employees and agents (each, an “Sutro Indemnitee”) from and against any and all Losses to which

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any Sutro Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of: (i) the gross negligence or willful misconduct of Astellas, its Affiliates, Sublicensees or Subcontractors in connection with its activities under this Agreement; (ii) the breach of this Agreement by Astellas, its Affiliates, Sublicensees or Subcontractors or the breach of the representations, warranties and covenants made hereunder by Astellas, or (iii) the Development, Manufacture or Commercialization of Licensed Compounds and Licensed Products by Astellas, its Affiliates or its or their Sublicensees or on its or their behalf; except, in each case, to the extent such Losses result from (x) a matter for which Losses are shared pursuant to Section 12.2, (y) matters subject to Section 12.1(a), or (z) any violation of Applicable Law by a Sutro Indemnitee.

(c) Procedure. A Party that intends to claim indemnification under this Section 12.1 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall only relieve the Indemnitor of its indemnification obligations under this Section 12.1 if and to the extent the Indemnitor is actually and materially prejudiced thereby. The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (i) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (ii) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Section 12.1.

12.2 Cost Share Product Losses in the United States. On a Cost Share Product-by-Cost Share Product basis, and without limiting the obligation of the relevant indemnitor to indemnify the indemnitee in accordance with Section 12.1 above except with respect to responsibility for costs in connection therewith, all Losses arising from any Third Party Claim to the extent directly attributable or reasonably allocable to the Development, Manufacture or Commercialization of such Cost Share Product in the United States, including fees and disbursements to counsel, incurred by either Party in connection with the defense of any such Third Party Claim in accordance with Section 12.1(c), shall be shared equally (50:50) by the Parties as an Other Expense in accordance with Article 6; provided that such Other Expenses shall not include Losses of a Party or its Affiliate to the extent such Losses are (a) due to infringement of Patent Rights or other intellectual property rights for which Sutro has an indemnification obligation pursuant to Section 12.1(a), (b) caused by a material breach of this Agreement by such Party or Affiliate; or (c) caused by the gross negligence or willful misconduct of such Party or its Affiliate.

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12.3 Limitation of Liability. EXCEPT (A) FOR FRAUD, (B) FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER Article 9, (C) FOR SUTRO’S BREACH OF SECTION 2.6 OR 4.1(d), AND (D) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO FOR ANY LOSSES FROM THIRD PARTY CLAIMS UNDER THIS ARTICLE 12, NEITHER PARTY NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, OR FOR ANY LOSS OF PROFITS OR REVENUE (AND, FOR CLARITY, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO RECOVER FOR ANY LOST PROFIT OR LOST REVENUE DAMAGES WHETHER SUCH DAMAGES ARE CLAIMED AS DIRECT OR INDIRECT DAMAGES), ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

12.4 Insurance.

(a) During the Term of this Agreement and [*]after termination, each Party shall obtain and maintain, at its own expense, the following insurance coverage purchased from a company or companies rated A- or better by AM Best and licensed to do business in the jurisdiction(s) in which the work is performed:

(i) Commercial General Liability insurance written on an occurrence form that provides coverage for liabilities arising out of premises, operations, independent contractors, products, completed operations, personal & advertising injury, and liability assumed under an insured contract with limits of at least [*]per occurrence, [*]general aggregate, and [*] products aggregate. The policy shall be endorsed to waive subrogation in favor of the other Party.

(ii) Workers’ Compensation insurance that satisfies all state statutory requirements and limits in which the work is performed. The policy shall contain Employer’s Liability coverage with limits of at least $1,000,000 per person per accident. The policy shall be endorsed to waive subrogation in favor of the other Party.

(iii) Commercial Automobile Liability insurance if the use of motor vehicles is required hereunder, with limits of at least [*] combined single limit per occurrence covering owned, hired, and non-owned vehicles.

(b) An Umbrella/Excess Liability policy may be used to meet the minimum liability requirements provided that the coverage is written on a follow-form basis.

(c) Each Party shall name the other Party and its directors, officers, employees, agents, and representatives as additional insured on the Commercial General Liability, Automobile Liability, and Umbrella/Excess Liability policies. The required insurance coverages shall be written on a primary/non-contributory basis to any other insurance.

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(d) Each Party shall furnish other Party with a current certificate of insurance evidencing the coverage listed above upon request. Each Party agrees to provide the other Party with [*] notice of cancellation or material changes to such insurance.

(e) If either Party subcontracts any work associated with this Agreement, such Party agrees to require that any subcontractor maintain such types of normal and customary liability insurance in amounts adequate to cover its obligations.

Article 13
INTELLECTUAL PROPERTY MATTERS

13.1 Ownership of Intellectual Property.

(a) Inventorship; Ownership. Inventorship of Collaboration Know-How shall be determined by application of U.S. patent law pertaining to inventorship, and ownership of Collaboration Know-How shall be determined based on inventorship, except that (i) Astellas shall own [*], and (ii) Sutro shall own [*]. [*].

(b) Exploitation of Joint Collaboration Know-How and Joint Collaboration Patents. The Parties will each own an equal, undivided interest in any and all Joint Collaboration Know-How and Joint Collaboration Patents. Each Party shall have the right to use and exercise its ownership rights in and to any and all Joint Collaboration Know-How and Joint Collaboration Patents, including the right to license and sublicense or otherwise exploit or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, in each case subject to the terms and conditions of this Agreement, including Article 9 and the license grants in Section 2.1.

(c) Assignment. Each Party shall (and shall cause its Affiliates to), and hereby does, for no additional consideration (and the rights and obligations of the Parties as set forth in this Agreement is deemed sufficient consideration), assign all rights worldwide to the Collaboration Know-How and Collaboration Patents to the other Party as necessary to effectuate the ownership thereof as set forth in Section 13.1(a). For clarity, Sutro shall assign to Astellas all of its right, title and interest in and to any Program Specific Patents.

13.2 Patent Prosecution and Maintenance.

(a) Sutro Prosecution and Maintenance.

(i) As between the Parties, Sutro shall have the sole right and discretion to Prosecute and Maintain the (A) [*]and (B) [*]. Subject to the remainder of this Section 13.2(a), Sutro shall have the first right (but not the obligation) to control the Prosecution and Maintenance [*]. Sutro shall [*]. In addition, Sutro shall [*].

(ii) If a Sutro Patent owned by Sutro or its Affiliates or, to the extent Sutro has right to do so, any other Sutro Patent [*] (A) includes [*] or (B) includes [*].

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(iii) If Sutro intends to allow any [*] to lapse or become abandoned, it will notify and consult with Astellas with respect to such decision or intention at least [*]prior to the date upon which the subject matter of such Patent Right will become unpatentable or such Patent Right will lapse or become abandoned (or such other reasonable time under the circumstances if Sutro became aware of such matters with less than [*]remaining prior to such deadline), and, if after such consultation between the Parties, Sutro still intends not to Prosecute and Maintain such Patent Right, Astellas shall have the right (but not the obligation) to assume the Prosecution and Maintenance of such Patent Right in Sutro’s name and at Astellas’s cost, subject to the foregoing information sharing obligation and review and comment rights applied mutatis mutandis.

(iv) Notwithstanding this Section 13.2(a), if at any time during Term, a [*] includes [*]. Within [*]of receipt of a written notice from Astellas identifying the [*], at Astellas’s request, Sutro shall [*]. Astellas shall reimburse Sutro for any Third Party expenses incurred in furtherance of this Section 13.2(a)(iv).

(b) Astellas Prosecution and Maintenance.

(i) As between the Parties, Astellas shall have the sole right and discretion to Prosecute and Maintain [*]. Subject to the remainder of this Section 13.2(b), Astellas shall have the first right to control the Prosecution and Maintenance of the [*]. Astellas shall keep Sutro reasonably informed of the status of the filing of any such [*] and shall promptly provide Sutro with all material correspondence received from any patent authority in connection therewith. In addition, Astellas shall provide Sutro with drafts of all proposed material filings and correspondence to any patent authority with respect to the [*] for Sutro’s review with reasonable time for Sutro to provide comments prior to the submission of such proposed filings and correspondences, and Astellas shall consider Sutro’s reasonable comments in good faith.

(ii) If Astellas intends to allow any [*] to lapse or become abandoned, or to not file an application for any [*], it will notify and consult with Sutro with respect to such decision or intention at least [*]prior to the date upon which the subject matter of such Patent Right will become unpatentable or such Patent Right will lapse or become abandoned (or such other reasonable time under the circumstances if Astellas became aware of such matters with less than [*]remaining prior to such deadline), and, if after such consultation between the Parties, Astellas still intends not to Prosecute and Maintain such Patent Right, Sutro shall have the right (but not the obligation) to assume the Prosecution and Maintenance of such [*], at Sutro’s cost, subject to the foregoing information sharing obligation and review and comment rights applied mutatis mutandis.

(c) Cooperation. Each Party shall cooperate fully with the other Party in the Prosecution and Maintenance of Patent Rights under this Section 13.2 at its own cost, including by: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, to enable the other Party to apply for and to Prosecute and Maintain the applicable Patent Rights in any country as permitted by this Section 13.2 and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the Prosecution and Maintenance of any such Patent Rights.

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13.3 Enforcement.

(a) Notice. Each Party shall notify the other within [*]of becoming aware of any alleged or threatened infringement by a Third Party of any [*] which infringement adversely affects or is expected to adversely affect the Development, Manufacture or Commercialization of a Licensed Compound or Licensed Product in the Field in the Territory, and any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any Astellas Patent, Sutro Patent or Joint Collaboration Patents (each a “Third Party Infringement”).

(b) Astellas First Right. Astellas shall have the first right, but not the obligation, to bring and control any legal action to enforce the [*] against any Third Party Infringement (such legal action an “Enforcement Action”) in the Territory at its own expense as it reasonably determines appropriate. Astellas shall keep Sutro reasonably informed as to the status of such Enforcement Action and shall consider in good faith the comments of Sutro and the interests of Sutro in such Enforcement Action. If Astellas or its designee fails to abate such Third Party Infringement in the Territory or to file an Enforcement Action to abate such Third Party Infringement in the Territory within [*]after receiving or giving notice pursuant to Section 13.3(a) or if Astellas decides to discontinue the prosecution of any such Enforcement Action without abating such Third Party Infringement, then Sutro shall have the right, but not the obligation, to enforce[*].

(c) Astellas Sole Right. Astellas shall have the sole right, but not the obligation, to bring and control an Enforcement Action to enforce [*].

(d) Sutro Sole Right. Sutro shall have the sole right, but not the obligation, to bring and control an Enforcement Action to enforce [*].

(e) Cost Share Product Enforcement Action. All Internal Costs and External Costs incurred by the Parties in connection with any Enforcement Action brought by a Party under Section 13.3(b), Section 13.3(c) or Section 13.8 in the United States with respect to a Cost Share Product shall be considered “Shared Patent Enforcement Costs” that shall be shared [*]between the Parties as an Other Expense.

(f) Recoveries.

(i) Any recoveries resulting from Enforcement Action brought in the United States for a Cost Share Product, whether by settlement or judgment, shall be allocated as follows: (A) first, [*]and (B) [*].

(ii) Subject to Section 13.3(f)(i), any recoveries resulting from an Enforcement Action, whether by settlement or judgment, shall be first applied against payment of each Party’s costs and expenses in connection therewith; provided that if amounts recovered are insufficient to reimburse all such costs and expenses incurred by both Parties, then such recovered amounts shall be shared pro rata in proportion to the relative amount of such costs and expenses incurred by each Party. Any remaining recovery shall be allocated as follows: (A) [*]and (B) [*]

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(g) Cooperation. At the request and expense of the Party bringing an Enforcement Action under this Section 13.3, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws or necessary for standing purposes to pursue such action. In connection with any such Enforcement Action, the Party bringing the action shall not enter into any settlement (i) imposing any obligation or liability on the other Party, or (ii) admitting the invalidity or non-infringement of, or otherwise impairing the other Party’s rights in, the applicable Patent Rights without the prior written consent of the other Party not to be unreasonably withheld.

13.4 Infringement of Third Party Rights.

(a) Notice. If any Licensed Compound or Licensed Product becomes the subject of a Third Party’s claim or assertion of infringement of any Patent Rights or other intellectual property rights in any country that are owned or controlled by such Third Party, such Party shall promptly notify the other Party in writing within [*]after receipt of such claim or assertion and such notice shall include a copy of any summons or complaint (or the equivalent thereof), including, if applicable, a certified translation into English, received regarding the foregoing. Thereafter, in the case of Cost Share Products, the Parties shall and, in the case of other Licensed Compounds and Licensed Products, at Astellas’s request the Parties shall, promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “joint defense agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. The Parties shall assert and not waive the joint defense privilege, attorney work-product doctrine, attorney client privileges or any other privileges or protections that may apply with respect to any communications between the Parties in connection with the defense of such claim or assertion.

(b) Defense. Subject to Sections 12.1(a), 12.1(b) and 13.3, and unless otherwise agreed in the joint defense agreement, (i) Astellas shall have the first right, but not the obligation, to defend any Third Party claim or assertion that a Licensed Compound or Licensed Product infringes any Patent Rights or other intellectual property rights that are owned or controlled by such Third Party and (ii) each Party shall have the right to defend any other Third Party claim brought against it, in each case as it reasonably determines appropriate and at its expense (provided that such costs expenses may be offset as set forth in subject to Section 8.5(b)(iii) and, in the case of expenses allocable to Cost Share Products in the United States, will be shared equally as Other Expenses). Neither Party shall enter into any settlement of any Third Party claim that materially adversely affects the other Party’s rights or interests under this Agreement or imposes any obligation or liability on the other Party, provided that in the event any settlement of a Third Party claim involves obtaining a license with respect to such Third Party’s Patent Rights, then Section 2.3(e) shall govern with respect to negotiating and executing such Third Party license.

13.5 Third Party Technologies. Each Party’s rights and obligations under this Article 13 with respect to the ownership, Prosecution and Maintenance and enforcement of any Patent Rights and other intellectual property, in each case that are licensed by such Party from a Third Party, shall be subject to the rights of such Third Party.

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13.6 Patent Term Extensions. Each Party shall cooperate in good faith with the other to avoid any loss of any rights that may otherwise be available under the US Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of the member states of the European Union and other similar measures in any other country or jurisdiction with respect to patent term extensions, adjustments or restorations (any such right, a “Patent Term Extension”) in connection with the Licensed Products. Astellas shall have the right and be responsible, at its cost (except that, [*]), for seeking and obtaining any Patent Term Extensions for the Sutro Program Specific Component Patents and Astellas Patents, including Program Specific Patents and Joint Collaboration Patents, in connection with the Licensed Products in the Territory. Sutro shall not seek or obtain any Patent Term Extensions in connection with the Licensed Products in the Territory unless it has received Astellas’s prior written approval. Sutro shall cooperate with Astellas to the extent necessary to effectuate the intent of this Section 13.6 including, promptly upon Astellas’s request, providing Astellas with assistance necessary to obtain a Patent Term Extension.

13.7 Purple Book Listings. Astellas shall be responsible, at its sole cost, for determining which Sutro Program Specific Component Patents, Astellas Patents and Joint Collaboration Patents to list in the FDA’s “Purple Book” or any equivalent thereto in any other country in the world with respect to the Licensed Products, and for listing any such Patent Rights. At Astellas’s request, Sutro shall reasonably cooperate with Astellas (at Astellas’s cost) with respect to listing in the Purple Book or any equivalent thereto a Sutro Patent that is not a Joint Collaboration Patent, provided that notwithstanding anything herein to the contrary, Sutro shall have the final decision-making authority as to whether or not such Sutro Patent may be listed.

13.8 Notice Under Biologics Price Competition and Innovation Act. Notwithstanding anything to the contrary in Section 13.3, each Party shall immediately give written notice to the other Party of any BLA for a Biosimilar of which they become aware filed pursuant to 21 U.S. CFR § 351(k) (or any amendment or successor statute thereto) or corresponding Applicable Laws in other countries anywhere in the world (each a “Biosimilar Action”) referencing a Licensed Product or claiming that any Program Specific Patent, Joint Collaboration Patent, or Sutro Patent Covering any Licensed Product, or the manufacture or use of each of the foregoing, are invalid or unenforceable, or that infringement will not arise from the manufacture, use or sale of a product by a Third Party. Promptly after a Party receives notice under this Section 13.8, the Parties shall meet and decide upon a strategy and actions for responding to such Biosimilar Action, provided that Astellas shall have the first right (but not the obligation) to control any such response, at its sole expense subject to Section 13.3(e).

Article 14
TERM AND TERMINATION

14.1 Term.

(a) This Agreement shall be effective as of the Effective Date, and shall continue, unless terminated earlier as set forth herein, in effect as follows (the “Term”):

(i) on a Program-by-Program basis for the duration of the applicable Research Term and thereafter as follows;

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(ii) subject to Section 14.1(a)(iii), with respect to Licensed Products (that are not Cost Share Products in the United States), on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the Royalty Term for such Licensed Product and such country; and

(iii) with respect to each Cost Share Product in the United States, until the date on which the Parties have mutually agreed to permanently abandon the further Development and Commercialization of such Cost Share Product under this Agreement.

(b) On a country-by-country and Licensed Product-by-Licensed Product basis, upon the expiration of the applicable Royalty Term for such Licensed Product and such country, the license granted to Astellas under Section 2.1 in such country shall become fully paid-up, royalty-free, perpetual and irrevocable for use with such Licensed Product.

14.2 Termination by Astellas for Convenience. Astellas may terminate this Agreement in its entirety, or on a Program-by-Program, Licensed Product-by-Licensed Product or country-by-country basis, at any time upon thirty (30) days’ prior written notice to Sutro.

14.3 Termination by Astellas for Safety. Astellas may terminate this Agreement on a Program-by-Program, basis, immediately upon written notice to Sutro if Astellas in good faith believes that it is not advisable for Astellas to continue to Develop or Commercialize the Licensed Compounds or Licensed Products as a result of a perceived serious safety issue.

14.4 Termination by Mutual Agreement. The Parties shall have the right to terminate this Agreement in its entirety (or in part) upon mutual written agreement. In such case, the Parties shall agree in writing on the effects of such termination (including the costs of transition or wind-down of activities), and the provisions of Section 14.10 shall not apply unless otherwise mutually agreed to by the Parties.

14.5 Termination for Material Breach. If either Party materially breaches this Agreement at any time, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in such event, unless (a) the breaching Party disputes that it has committed a material breach or (b) such material breach is cured within [*](or, with respect to any breach of any payment obligation, [*]) after the date of receipt of such written notice (provided that if such cure cannot be fully achieved within such [*]cure period, then such cure period will be extended for so long thereafter as the breaching Party is using Commercially Reasonable Efforts to cure), then, subject to the remainder of this Section 14.5, the non-breaching Party shall have the right to terminate this Agreement in its entirety with immediate effect by giving written notice of such termination to the breaching Party. Notwithstanding the foregoing:

(a) If the allegedly breaching Party disputes in good faith the existence, materiality or cure of the applicable material breach and provides written notice of such dispute to the other Party within [*]after receipt of notice of the applicable material breach or notice of termination, as applicable, then the matter will be addressed under the dispute resolution provisions in Section 15.4(b) and the termination will not become effective unless and until it has been finally determined under Section 15.4(b) that the allegedly breaching Party is in material breach of any of its obligations under this Agreement and has failed to cure the same (which cure period shall

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commence following such final determination). During the pendency of such a dispute, all of the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

(b) If the material breach by a Party is limited to one or more Licensed Products or countries, and the non‑breaching Party would otherwise have the right to terminate this Agreement in its entirety pursuant to the foregoing provisions of this Section 14.5, then such Party shall only have the right to terminate with respect to the Licensed Product(s) or country(ies) to which the breach is limited.

(c) The Parties agree that termination pursuant to this Section 14.5 is a remedy to be invoked only if the breach cannot be adequately remedied through a combination of specific performance and the payment of money damages.

14.6 Termination for Patent Challenge. If Astellas or any of its Affiliates directly takes any action, or knowingly provides financial or other assistance (including direct legal or technical advice) to any Third Party for the intended purpose of challenging in a court or administrative proceeding any claim in any Sutro Patent as being invalid, unenforceable or otherwise not patentable (“Patent Challenge”), then Sutro, at its discretion, may give notice to Astellas that Sutro will terminate the Agreement unless such Patent Challenge is withdrawn, abandoned or terminated (as appropriate) within [*]from the date of such notice. If Astellas or its Affiliate (as the case may be) does not withdraw, abandon or terminate (as appropriate) such Patent Challenge within such thirty (30) day period then, subject to the remainder of this Section 14.6, Sutro may terminate this Agreement. In the event that Sutro notifies Astellas in writing that any Sublicensee has initiated a Patent Challenge, then Astellas shall terminate such Sublicensee’s Sublicense in its entirety, unless such action by such Sublicensee is withdrawn within [*]after Sutro’s notice to Astellas thereof. This Section 14.6 does not apply to, and Sutro has no right to terminate due to, any Patent Challenge is a defense to any claim, suit, proceeding or cause of action brought against Astellas, its Affiliates or Sublicensees or otherwise in connection with an assertion of a cross-claim or a counter-claim or to respond to a court request or order or administrative law, request or order.

14.7 Termination for Insolvency.

(a) Right to Terminate. Each Party shall have the right to terminate this Agreement effective immediately upon delivery of written notice to the other Party in the event the other Party that (i) is generally unable to pay its debts when due, (ii) has a case commenced by or against it under the Bankruptcy Code, (iii) files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings, (iv) assigns all or a substantial portion of its assets for the benefit of creditors, or (v) has a receiver or custodian appointed for its business; provided, however, that in the event of any involuntary case under the Bankruptcy Code, such Party shall not be entitled to terminate this Agreement pursuant to this Section 14.7(a) if the case is dismissed within [*]after the commencement thereof.

(b) Rights in Bankruptcy. For purposes of Section 365(n) of the US Bankruptcy Code (the “Bankruptcy Code”) and any similar Applicable Laws in any other jurisdiction, all rights and licenses granted under or pursuant to this Agreement by Sutro and Astellas are, and shall

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otherwise be deemed to be, for purposes of the Bankruptcy Code or any comparable provision of any Applicable Laws in any other jurisdiction, rights to “intellectual property” (as defined in Section 101(35A) of the Bankruptcy Code) or any comparable provision of any Applicable Laws in any other jurisdiction. The Parties agree that each Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any comparable provision of any Applicable Laws in any other jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or any comparable provision of any Applicable Laws in any other jurisdiction, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, shall be promptly delivered to such other Party (i) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefor, unless such Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i), following the rejection of this Agreement by such Party upon written request therefor by such other Party. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, including for purposes of the Bankruptcy Code or any comparable provision of any Applicable Laws in any other jurisdiction: (A) the right of access to any intellectual property (including all embodiments thereof) of the licensor, or any Third Party with whom the licensor contracts to perform an obligation of such licensor under this Agreement which is necessary for the Development, Manufacture or Commercialization of the Licensed Product; (B) the right to contract directly with any Third Party described in (A) to complete the contracted work and (C) the right to cure any default under any such agreement with a Third Party and set off the costs thereof against amounts payable to such licensor under this Agreement. The provisions of this Section 14.7(b) shall be (x) without prejudice to any rights a Party may have arising under any applicable insolvency statute or other Applicable Laws and (y) effective only to the extent permitted by Applicable Law.

14.8 Full Force and Effect During Notice Period. This Agreement shall remain in full force and effect during any applicable termination notice period (“Termination Notice Period”), and each Party shall continue to perform all of its obligations under this Agreement then in effect in accordance with the terms and conditions of this Agreement and shall be entitled to receive any payment, that is accrued during the Termination Notice Period in accordance with this Agreement even if the due date of such payment may come after the effective date of the termination.

14.9 Astellas Rights in Lieu of Termination.

(a) [*].

(b) If Astellas has the right to terminate this Agreement under Section 14.5 (in whole or in part) for breach of Sections 2.6 or 4.1(d), then, subject to Section 14.5(a), Astellas may (in its discretion), in lieu of terminating this Agreement (in whole or in part), provide written notice to Sutro selecting any or all of the following to apply:

(i) [*];

(ii) [*];

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(iii) [*]; and

(iv) [*].

(c) If Astellas has the right to terminate this Agreement under Section 14.7 or for any failure by Sutro to pay its Cost Share (solely with respect to Development Costs), then Astellas may (in its discretion), in lieu of terminating this Agreement, provide written notice to Sutro selecting any or all of the following to apply:

(i) [*];

(ii) [*]; and

(iii) [*].

(d) If Astellas provides a written notice under this Section 14.9, those of the foregoing which have been selected shall automatically be effective upon the date of such notice.

14.10 Effect of Termination.

(a) Subject to Section 14.11, in the case of termination of this Agreement for any reason:

(i) Licenses. Except as otherwise provided herein, the licenses and all other rights granted by a Party to the other Party pursuant to this Agreement shall terminate, and all licenses and sublicenses granted hereunder by a Party or its Affiliates shall also terminate; provided that, the licenses and rights granted to Astellas hereunder shall survive as needed for Astellas (and its Affiliates and Sublicensees) to finish, transition or otherwise wind-down, as applicable, Clinical Trials and other activities for the terminated Licensed Compounds and Licensed Products.

(ii) Sublicense Survival. Any Sublicense granted by Astellas or its Affiliate to a Third Party under this Agreement shall survive the termination of this Agreement, provided that such Sublicensee is not then in default or breach of its Sublicense, agrees in writing to comply with the Sublicense (and, without limiting the foregoing, to pay to Sutro the amounts due to Sutro hereunder, solely to the extent related to the Sublicense and reasonably allocable to the rights licensed thereunder), and provided further that in the case where such termination is by Sutro pursuant to Section 14.5 or Section 14.6, such Sublicensee did not cause such termination.

(iii) Wind Down and Transition. Subject to Section 14.10(b), Astellas shall be responsible for the wind-down of Astellas’s, its Affiliates’ and its Sublicensees’ Development, Manufacturing and Commercialization of the Licensed Compounds and Licensed Products. Without limiting the foregoing, in the event of the early termination of a Program during the Research Term for such Program, Astellas shall continue to support the Research Costs for such Program for a period of [*] following the date of the notice of termination. Astellas, its Affiliates and Sublicensees shall be entitled to continue to sell any existing inventory of Licensed Compounds and Licensed Products that have launched as of the applicable effective date of

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termination, in accordance with the terms and conditions of this Agreement, for a period [*], and any such Licensed Compounds and Licensed Products sold or disposed of during this period shall be subject to the same royalties or Cost Share, as applicable, as would have applied had this Agreement otherwise remained in full force and effect.

(iv) Return of Confidential Information. At the disclosing Party’s election, the receiving Party shall return or destroy all tangible materials to the extent comprising or containing any Confidential Information of the disclosing Party that are in receiving Party’s or its Affiliates’ possession or control and provide written certification of such destruction, provided that (A) the receiving Party shall not be obligated to return or destroy any such Confidential Information necessary to exercise any continuing rights, (B) the receiving Party may retain one copy of such Confidential Information for its archives solely to monitor compliance with its obligations herein, and (C) the receiving Party shall not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

(b) Licensed Product Reversion. In the event of termination of this Agreement in its entirety with respect to a Program pursuant to Section 4.9(b), by Sutro pursuant to Section 14.5, Section 14.6 or Section 14.7, or by Astellas pursuant to Section 14.2, then on a Reversion Product-by-Reversion Product basis:

(i) Astellas shall grant, and does hereby grant to Sutro, a sublicensable through multiple tiers, royalty-bearing, exclusive (even as to Astellas and its Affiliates) license under the Program Specific Know-How and Program Specific Patents to use, make, have made, sell, have sold, offer for sale, import, export, Research, Develop, Manufacture and Commercialize the applicable Reversion Product(s) in the Field in the Territory. In consideration for the foregoing license and the funding and performance of activities by or on behalf of Astellas under this Agreement, Sutro shall [*], in each case until the later of (A) [*] and (B) [*]. For purposes of this Section 14.10(b)(i), the definition of “Net Sales,” and Sections 8.5(b) (provided that no deduction shall apply for payments under the Stanford Agreement), 8.7(c), 8.7(d), 8.7(e), 8.8, and 8.9 shall apply mutatis mutandis to the calculation, payment, recording, and auditing of Sutro’s obligations with each reference to Astellas being considered a reference to Sutro and vice versa and each reference a Sublicensee of Astellas being considered a licensee or sublicensee of Sutro or its Affiliates. At Astellas’s request, the Parties shall negotiate in good faith and, within [*], enter into a license agreement including the foregoing license and such other commercially reasonable terms typically found in such agreements.

(ii) Upon the written request of Sutro, for a period of [*]the Parties shall negotiate in good faith the terms and conditions of a written transition agreement for purposes of effectuating the transition of Reversion Product(s) to Sutro (the “Transition Agreement”), it being understood that in the event the Parties are unable to execute such agreement within such [*], at the request of either Party such good faith negotiations shall continue for an additional [*]. The Transition Agreement shall include the following terms:

(A) [*].

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(B) [*].

(iii) If, at the time of such termination, Astellas, its Affiliates or its or their Sublicensees are conducting any Clinical Trials for the Reversion Product(s), then the Parties shall determine, on a Clinical Trial-by-Clinical Trial basis, to effectuate one of the following: (A) [*], (B) [*], or (C) [*].

(iv) [*].

(v) [*].

(vi) [*].

(vii) [*].

14.11 Consequences of Termination in Part. Upon any termination of this Agreement in part, then Section 14.10 shall apply accordingly, but solely with view to the terminated Program(s), Licensed Product(s) or country(ies).

14.12 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Article 1 (solely with respect to defined terms that are used in surviving provisions), Section 2.2(d) (solely with respect to Third Party continuing obligations), Section 2.2(e) (solely with respect to Affiliate continuing obligations), Section 4.7, Sections 8.1-8.7 (solely with respect to payment obligations accruing prior to expiration or termination), Section 8.7(d), Section 8.8, Section 8.9, Section 8.10, Article 9, Section 10.2, Section 11.5, Article 12 (however, with respect to Section 12.4, only for the period set forth in 12.1(a)), Section 13.1, Section 14.1(b) (in the event of expiration, but not termination), Section 14.10 (in the event of termination, but not expiration), Section 14.11 (in the event of termination in part), this Section 14.12, Section 14.13 and Article 15 (excluding, however, Section 15.1(b)(ii)) shall survive the expiration or termination of this Agreement. If any Enforcement Actions are pending as of the date of expiration or termination of this Agreement, the Parties shall negotiate in good faith how best to address such Enforcement Action(s).

14.13 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as expressly agreed to otherwise herein.

Article 15
MISCELLANEOUS

15.1 Assignment; Change of Control.

(a) Assignment. This Agreement may not be assigned or otherwise transferred, in whole or in part, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other

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Party; provided, however, that (i) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder, in whole or in part (including on a Licensed Product-by-Licensed Product basis, Cost Share Product-by-Cost Share Product basis, or country-by-country basis), to any of its Affiliates; provided that the assigning Party shall continue to remain fully responsible for the actions or inactions of such Affiliate in the case of such Affiliate’s breach of this Agreement, (ii) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder, to its successor in interest in connection with (A) a Change of Control (or similar transaction) or (B) a sale of all or substantially all of its assets related to this Agreement. Written notice of any permitted assignment of this Agreement shall be promptly provided to the non-assigning Party and any permitted assignee shall assume all rights and obligations of its assignor under this Agreement. Any attempted assignment not in accordance with this Section 15.1 shall be void.

(b) Change of Control.

(i) Whether or not this Agreement is assigned pursuant to Section 15.1(a), the Parties agree as follows: the rights to Patent Rights, Know-How or other intellectual property rights of any successor-in-interest of a Party as a result of a Change of Control of such Party or any Person that becomes an Affiliate of a Party through any Change of Control of such Party, that were controlled by such successor or Person (and not such Party or any of its Affiliates prior to such Change of Control) immediately prior to such Change of Control (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its other Affiliates to, or for the benefit of, such Person) or are developed or acquired by such successor or person after such Change of Control outside of the scope of this Agreement solely if the activities that led to such development or acquisition were Segregated, will not be deemed to be “Controlled” by such Party for purposes of this Agreement and will be automatically excluded from the rights licensed to, or the covenants made in favor of, the other Party under this Agreement, provided in each case except to the extent that any such Patent Rights, Know-How or other intellectual property rights (A) following such Change of Control, are actually used in the course of such Party’s or such Third Party successor-in-interest’s performance of activities under this Agreement, or (B) were licensed or sublicensed by such Third Party to such Party or its Affiliates prior to the Change of Control and were included in the licenses granted by such Party hereunder prior to the Change of Control.

(ii) Sutro (or its successor) shall provide Astellas with written notice of any Change of Control (or transaction that will be a Change of Control upon its closing) of Sutro within [*]following the signing date of the agreement(s) for such transaction (“Change of Control Notice”). Following such signing date, (A) if Sutro has not exercised the CoPro Option on or prior to such signing date, immediately upon Astellas’s written request (in its sole discretion), to be delivered to Sutro within [*]following receipt of the Change of Control Notice, all rights of Sutro to co-Promote any and all CoPro Products shall terminate, (B) if Sutro has exercised the CoPro Option for one or more Licensed Products and the signing date of such transaction is more than [*]before the anticipated First Commercial Sale of the applicable CoPro Product in the United States, then, immediately upon Astellas’s written request (in its sole discretion), to be delivered to Sutro within [*]following receipt of the Change of Control Notice, all rights of Sutro to co-Promote such CoPro Product shall terminate and (C) except as set forth above, such Change of Control shall not impact Sutro’s rights to co-Promote any and all CoPro Products.

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15.2 Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Law, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

15.3 Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws other than New York General Obligations Law §5-1401. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.4 Dispute Resolution.

(a) Early Resolution. The Parties shall negotiate in good faith and use reasonable efforts to resolve any dispute, controversy or claim arising from or related to this Agreement, including the formation, existence, validity, enforceability, performance, interpretation, breach, or termination hereof or thereof (excluding any Deadlocked Matter for which Astellas has the tie-breaking vote, a “Dispute”). Subject to Section 3.4 and Section 15.4(c), if any Dispute arises between the Parties, either Party may refer the Dispute to the Executive Officers of each Party for resolution. If, after [*]after the notice of Dispute, such Executive Officers have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute that is not an Excluded Claim shall be submitted for binding arbitration administered by the [*]pursuant to its rules in effect at the time such Dispute arises. The option to arbitrate under this Section 15.4(a) shall extend to any claims by or against the Parties and their respective Affiliates and any agents, principals, officers, directors, or employees of either of the Parties or their respective Affiliates.

(b) Arbitration. Any arbitration that the Parties decide to pursue shall be conducted by a single neutral arbitrator experienced in the business of pharmaceutical or biologicals. If the issues in dispute involve scientific, technical or commercial matters, the arbitrator chosen hereunder may engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to help resolve the dispute. The Parties shall select the arbitrator promptly following the initiation of the arbitration. If the Parties are unable or fail to agree upon the arbitrator within [*]following the initiation of arbitration, the arbitrator shall be appointed by the [*]. The arbitration shall be conducted in [*]and all proceedings and communications shall be in English. Except to the extent necessary to enforce a legal right or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration. Any arbitration findings or rulings made under this Section 15.4(b) shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction. As used in this Section 15.4, the term “Excluded Claim” means a dispute, controversy or claim that concerns (i) the validity or infringement of a patent, trademark, copyright or trade secret, or (ii) any antitrust,

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anti-monopoly or competition Applicable Laws or regulation, whether or not statutory. Any action concerning Excluded Claims identified in the foregoing clauses (i) or (ii) may be brought in any court having jurisdiction.

(c) [*].

(d) Confidentiality. Except to the extent necessary to comply with Applicable Law, legal process, or a court order or to enforce a final settlement agreement or secure enforcement of any arbitration award, the Parties agree that the existence, terms and content of any arbitration, all information and documents disclosed in any arbitration or evidencing any arbitration results, award, judgment or settlement, or the performance thereof, and any allegations, statements and admissions made or positions taken by either Party in any arbitration, shall be treated and maintained in confidence and are not intended to be used or disclosed for any other purpose or in any other forum.

(e) Equitable Relief. Nothing in this Section 15.4 shall preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Each Party acknowledges and agrees that the restrictions and obligations set forth in Sections 2.6, 4.1(d), and 13.1 and in Article 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Sections or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Sections or Articles, the non-breaching Party shall be authorized and entitled to seek, without any requirement to post bond, from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity.

15.5 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, pandemics, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, such affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and shall keep the other Party informed of actions related thereto.

15.6 Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend its rights and obligations granted in this Agreement to one or more of its Affiliates, including, in the case of Astellas, to grant sublicenses (through multiple tiers) to its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and obligations. The Party extending the rights

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and obligations granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

15.7 Waivers and Amendments. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

15.8 Relationship of the Parties.

(a) Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Sutro and Astellas, or to constitute one as the agent of the other under Treasury Regulations Section 301.7701-1(a)(2) (or any corresponding provision under state, local or non-U.S. tax law) (an “Entity”) or otherwise. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind or commit the other.

(b) Without the prior written consent of the Parties (such consent not to be unreasonably withheld, delayed or conditioned), no Party (or successor or assignee) shall, for tax purposes, report the relationships established by this Agreement as an Entity, including either (a) making any disclosure that the relationships established by this Agreement may give rise to an Entity (whether on a U.S. Internal Revenue Service Form 8275 or otherwise) or (b) withholding any amounts from payments made to the other Party pursuant to 26 U.S. Code § 1446 (or any corresponding provision under state, local or non-U.S. tax law), unless required by a tax authority on audit or other examination.

(c) The Parties agree and acknowledge that they are acting for their own account and do not intend this Agreement to result in an Entity. Each Party is acting on its own behalf and has obtained its own legal, tax, and investment advice regarding the execution of this Agreement and the rights and obligations arising herein. The Parties shall not maintain joint bank accounts and shall not commingle funds.

15.9 Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when delivered in person, transmitted by email (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or email shown below (or to such other addresses and fax numbers as a Party may designate by notice). This Section 15.9 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Sutro: SUTRO Biopharma, Inc.

111 Oyster Point Boulevard

South San Francisco, CA 94080

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USA

Attention: General Counsel

Email: [*]

If to Astellas: Astellas Pharma Inc.

5-1, Nihonbashi-Honcho 2-chome,

Chuo-ku, Tokyo 103-8411

Japan

Attention: Senior Vice President, Business Development

With a copy to: Astellas US LLC

1 Astellas Way

Northbrook, IL 60062 USA

Attention: General Counsel

15.10 Further Assurances. Astellas and Sutro hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any ministerial action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

15.11 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

15.12 Entire Agreement. This Agreement, including all Exhibits and Schedules hereto, and each of the Clinical Supply Agreement, CFE Supply Agreement, supply agreement contemplated in Section 7.1, quality agreements contemplated in Section 7.2, and co-promotion agreement contemplated in Section 6.6(c) set forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates to the extent related to the subject matter hereof shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded to the extent related to the subject matter hereof, provided that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date. “Confidentiality Agreement” means the Confidential Disclosure Agreement between Sutro and Astellas dated August 31, 2021.

15.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or scanned copy of this Agreement that includes a Party’s signature will be deemed an original. Facsimile, PDF or other electronic execution and delivery of this Agreement by any Party shall constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

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15.14 Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and signing of this Agreement.

15.15 Construction; Interpretation.

(a) Construction. The Parties hereto acknowledge and agree that (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

(b) Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa. The word “any” shall mean “any and all” unless otherwise clearly indicated by context. The term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or” unless the context expressly provides otherwise. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein shall be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections, Exhibits or Schedules, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement. The headings of Articles and Sections of this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement in any way.

15.16 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, and each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.17 Export. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to Sutro or Astellas from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other Governmental Authority approval, without first obtaining the written consent to do so from the appropriate Governmental Authority.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

SUTRO BIOPHARMA, INC.

By: /s/ William J. Newell
Name: William J. Newell
Title: Chief Executive Officer

ASTELLAS PHARMA INC.

By: /s/ Kenji Yasukawa
Name: Kenji Yasukawa
Title: Chief Executive Officer

Schedule 11.2(a)-1

ACTIVE/113590270.14